UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant    ☒

Filed by a party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

METASOLV, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

METASOLV, INC.

5556 Tennyson Parkway

Plano, Texas 75024

Dear Stockholder:

On behalf of the board of directors of MetaSolv, Inc. (“MetaSolv”), you are cordially invited to attend a special meeting of stockholders of MetaSolv to be held on December 15, 2006 at 10:00 a.m., local time, at our headquarters, located at 5556 Tennyson Parkway, Plano, Texas 75024. At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of October 23, 2006, as amended, by and among Oracle Systems Corporation (“Parent”), Marine Acquisition Corporation, a direct wholly-owned subsidiary of Parent, and MetaSolv. Parent is a wholly-owned subsidiary of Oracle Corporation. In this proxy statement we refer to the Agreement and Plan of Merger, as amended, as the “merger agreement.” If the merger contemplated by the merger agreement is completed, MetaSolv will become an indirect wholly-owned subsidiary of Oracle Corporation and will cease to exist as a public company, and you will receive $4.10 in cash (without interest) for each share of MetaSolv common stock that you own immediately prior to the effective time of the merger. This merger consideration represents a premium of approximately 23% over the closing price of $3.32 per share of MetaSolv common stock on October 20, 2006, the last full trading day before the merger was publicly announced, and a premium of approximately 33% over the average closing price of a share of MetaSolv common stock for the 30 trading days prior to October 23, 2006.

Our board of directors has unanimously determined that the merger is advisable and in the best interests of MetaSolv and its stockholders and recommends that you vote “FOR” the adoption of the merger agreement at the special meeting.

We cannot complete the merger unless holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting vote to adopt the merger agreement. In connection with the execution of the merger agreement, our executive officers entered into stockholder agreements with Parent pursuant to which they agreed to vote all of their shares of MetaSolv common stock in favor of the adoption of the merger agreement.

Whether or not you plan to be present at the special meeting, please sign and return your proxy as soon as possible in the enclosed self-addressed envelope or submit your proxy by telephone or over the Internet so that your vote will be recorded. Your vote is very important.

We encourage you to read the accompanying proxy statement carefully because it explains the proposed merger, the documents related to the merger and other related matters. You can also obtain other information about MetaSolv from documents that we have filed with the Securities and Exchange Commission.

Very truly yours,

T. Curtis Holmes, Jr.
Chief Executive Officer, President and Director

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated November 20, 2006 and is first being mailed to stockholders on or about November 24, 2006.

METASOLV, INC.

5556 Tennyson Parkway

Plano, Texas 75024

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD DECEMBER 15, 2006

PLEASE TAKE NOTICE THAT a special meeting of the stockholders of MetaSolv, Inc. (“MetaSolv”) will be held on December 15, 2006 at 10:00 a.m., local time at our headquarters, located at 5556 Tennyson Parkway, Plano, Texas 75024. The purpose of the meeting will be:

(1) To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of October 23, 2006, by and among Oracle Systems Corporation (“Parent”), Marine Acquisition Corporation, a direct wholly-owned subsidiary of Parent, and MetaSolv (as it may be amended from time to time); and

(2) To transact any other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Only those persons who were holders of record of MetaSolv common stock at the close of business on November 20, 2006, the record date for the special meeting, will be entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. Each stockholder is entitled to one vote for each share of MetaSolv common stock held on the record date. If you own shares through a broker or other nominee and you want to have your vote counted, you must instruct your broker or nominee to vote. The affirmative vote of the holders of a majority of the outstanding shares of MetaSolv common stock entitled to vote is required to adopt the merger agreement. If you fail to return your proxy card or fail to submit your proxy by telephone or the Internet and do not attend the special meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have the same effect as a vote against the adoption of the merger agreement. Holders of MetaSolv common stock are entitled to appraisal rights under the Delaware General Corporation Law in connection with the merger if they meet certain conditions. See “The Merger—Appraisal Rights.”

The MetaSolv board of directors unanimously recommends that stockholders vote “FOR” the adoption of the merger agreement at the special meeting.

By Order of the Board of Directors,

General Counsel and Corporate Secretary Jonathan K. Hustis Executive Vice President-Legal

Plano, Texas

November 20, 2006

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. YOU MAY ALSO SUBMIT YOUR PROXY BY TELEPHONE OR OVER THE INTERNET. IF YOU HOLD YOUR SHARES THROUGH A BROKER OR OTHER NOMINEE, YOU MAY BE ABLE TO VOTE BY TELEPHONE OR OVER THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS YOUR BROKER OR NOMINEE PROVIDES. RETURNING A SIGNED PROXY WILL NOT PREVENT YOU FROM ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON, IF YOU WISH TO DO SO.

YOU SHOULD NOT SEND YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD.

i

PAGE
Directors and Officers	45
Representations and Warranties	45
Covenants; Conduct of Our Business Prior to the Merger	47
Warrants	49
Board Recommendation; No Solicitation of Alternative Proposals	50
Indemnification and Insurance	51
Employee Benefit Matters	52
Reasonable Best Efforts	52
Other Covenants	52
Conditions to Completion of the Merger	53
Termination	54
Termination Fee	55
Expenses	56
Amendment	56
SECURITY OWNERSHIP OF MANAGEMENT, DIRECTORS AND CERTAIN BENEFICIAL OWNERS	57
STOCKHOLDER PROPOSALS	59
WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION	59

ANNEXES
Annex A—Agreement and Plan of Merger, dated as of October 23, 2006, by and among Oracle Systems Corporation, Marine Acquisition Corporation and MetaSolv, Inc., as amended	A-1
Annex B—Fairness Opinion of Raymond James & Associates, Inc.	B-1
Annex C—Section 262 of the Delaware General Corporation Law	C-1

ii

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you as a MetaSolv stockholder or that you should consider before voting on the merger. To understand the merger more fully, you should carefully read this entire proxy statement and all of its annexes, including the merger agreement, which is attached as Annex A, before voting on whether to adopt the merger agreement. In this proxy statement, the terms “MetaSolv,” “Company,” “we,” “our,” “ours” and “us” refer to MetaSolv, Inc. and its subsidiaries. Each item in this summary includes a page reference directing you to a more complete description of that item in this proxy statement.

The Parties to the Merger (Page 15)

MetaSolv, Inc.

Through our wholly-owned operating subsidiaries, we design, develop, market and support a comprehensive portfolio of software solutions that automate and streamline operations support systems processes for communications service providers. MetaSolv’s capabilities include order management, inventory management, service activation and network mediation solutions that automate the order-to-activate service provisioning process for all types of traditional and next-generation services including voice, data, digital subscriber line (DSL), internet protocol virtual private networks (IP VPN), voice over IP (VoIP), internet protocol television (IPTV), and others. MetaSolv’s solutions help simplify service introduction, accelerate service delivery time, and reduce operating costs and capital expenditures. Our principal executive offices are located at 5556 Tennyson Parkway, Plano, Texas 75024 and our telephone number is (972) 403-8300.

Oracle Systems Corporation

Oracle Systems Corporation, which we refer to in this proxy statement as “Parent,” is a wholly-owned subsidiary of Oracle Corporation, the world’s largest enterprise software company. We refer to Oracle Corporation in this proxy statement as “Oracle.” Oracle develops, manufactures, markets, distributes and services databases and middleware software as well as applications software designed to help its customers manage and grow their business operations. Oracle’s goal is to offer customers scalable, reliable, secure and integrated database, middleware and applications software that provides transactional efficiencies, adapts to an organization’s unique needs, and allows better ways to access and manage information at a low total cost of ownership. Parent’s principal executive offices are located at 500 Oracle Parkway, Redwood City, California 04065 and its telephone number is (650) 506-7000.

Marine Acquisition Corporation

Marine Acquisition Corporation, which we refer to in the proxy statement as “Merger Subsidiary” is a wholly-owned subsidiary of Parent. Merger Subsidiary was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement. Merger Subsidiary’s principal executive offices are located at 500 Oracle Parkway, Redwood City, California 04065 and its telephone number is (650) 506-7000.

The Merger Agreement (Page 43 and Annex A)

Structure and Effective Time; Merger Consideration; Treatment of Stock Options, Restricted Stock Awards and Employee Stock Purchase Plan

Under the merger agreement, Merger Subsidiary will merge with and into us, Merger Subsidiary’s separate corporate existence will cease and we will continue as the surviving corporation and as a direct, wholly-owned subsidiary of Parent. As a result of the merger, our stockholders will receive $4.10 in cash (without interest) for each share of our common stock they own immediately prior to the effective time of the merger, except for stockholders that submit a written demand for appraisal prior to the vote on the adoption of the merger agreement, do not vote or otherwise submit a proxy to adopt the merger agreement and otherwise comply with the appraisal rights procedures under the Delaware General Corporation Law described in this proxy statement.

Immediately following the effective time of the merger, each outstanding option to purchase our common stock will be assumed by Parent and converted into an option to purchase common stock of Oracle in accordance with the terms and conditions of the applicable MetaSolv stock option plan and stock option agreement governing such option pursuant to a conversion formula set forth in the merger agreement.

Effective as of the effective time of the merger, each share of MetaSolv restricted stock and each MetaSolv restricted stock unit will automatically be cancelled, and each share of our common stock subject to such an award will be converted into the right to receive $4.10 in cash, without interest.

MetaSolv will take all action necessary to (a) cause the exercise of each outstanding purchase right under MetaSolv’s employee stock purchase plan no less than five business days prior to the effective time of the merger, (b) provide that no further purchase period or offering period will commence under MetaSolv’s employee stock purchase plan following the date outstanding purchase rights under the plan are exercised in accordance with clause (a) above, and (c) terminate MetaSolv’s employee stock purchase plan immediately prior to and effective as of the effective time of the merger.

No Solicitation of Alternative Proposals

We have agreed that, prior to the termination of the merger agreement in accordance with its terms, we will not directly or indirectly solicit, initiate, or knowingly take any action to facilitate or encourage any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a merger, business combination or similar transaction, have any discussions with or provide confidential information or data to any person relating to a merger, business combination or similar transaction, or enter into any letter of intent or other agreement relating to a merger, business combination or similar transaction. However, if we and our board of directors comply with the applicable provisions of the merger agreement, our board of directors is permitted to engage in discussions and negotiations with, and provide nonpublic information or data to, any person that has made a bona fide unsolicited written proposal regarding a merger, business combination or similar transaction that our board of directors reasonably believes, after considering the advice of its outside legal counsel and financial advisor, is reasonably likely to be a superior proposal.

Conditions to Completion of the Merger

Our obligations and the obligations of Parent and Merger Subsidiary to complete the merger are subject to the satisfaction or waiver of specified conditions set forth in the merger agreement.

Termination of the Merger Agreement

Each of us and Parent may terminate the merger agreement under specified circumstances set forth in the merger agreement.

Termination Fee if the Merger is Not Completed

The merger agreement requires us to pay Parent a termination fee of $8,212,500 if the merger agreement is terminated prior to the effective time of the merger under certain circumstances. In addition, we are required to pay the termination fee if the merger agreement is terminated as a result of our stockholders’ failure to approve the merger agreement at the special meeting if an acquisition proposal with respect to us has been made and we enter into a definitive agreement with respect to, recommend to our stockholders, or complete another transaction within twelve months of the termination.

The Special Meeting (Page 12)

General; Matters to be Considered

The special meeting of our stockholders will be held on December 15, 2006 at 10:00 a.m., at our headquarters, located at 5556 Tennyson Parkway, Plano, Texas 75024. At the special meeting, you will be asked to consider and vote upon the adoption of the merger agreement. You may also be asked to transact any other business as may properly come before the special meeting.

Record Date and Quorum; Required Vote

If you owned shares of our common stock at the close of business on November 20, 2006, the record date for the special meeting, you are entitled to vote at the special meeting. You have one vote for each share of our common stock owned on the record date. As of November 20, 2006, there were 52,538,581 shares of our common stock entitled to be voted. Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock at the close of business on the record date. A failure to vote your shares of our common stock, an abstention or a broker non-vote will have the same effect as a vote against the merger agreement.

You may vote by returning the enclosed proxy card or submitting your proxy by telephone or over the Internet. If you hold your shares through a broker or other nominee, you must vote in accordance with instructions your broker or nominee provides.

Revocability of Proxy

Any MetaSolv stockholder of record who executes and returns a proxy card (or submits a proxy by telephone or over the Internet) may revoke the proxy at any time before it is voted in any one of the following ways:

•	submitting written notice of revocation to our Secretary prior to the voting of the proxy, which is dated a later date than the proxy;

•	submitting a properly executed later-dated proxy; or

•	voting in person at the special meeting; however, simply attending the special meeting without voting will not revoke an earlier proxy.

If you have instructed your broker to vote your shares, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by your broker to change these instructions.

Shares Owned by our Directors and Executive Officers; Stockholder Agreements (Pages 57 and 39)

As of November 20, 2006, our directors and executive officers owned, in the aggregate, 550,434 shares of our common stock (excluding options and other rights to acquire our common stock), or approximately 1.0% of the outstanding shares of our common stock. As of the date of this proxy statement, each of our directors has advised us that he intends to vote all of his shares in favor of adoption of the merger agreement. In connection with the execution of the merger agreement, our executive officers entered into stockholder agreements with Parent pursuant to which they agreed to vote all of their shares of common stock, representing approximately 0.8% of the votes entitled to be cast, in favor of the adoption of the merger agreement. Our executive officers also agreed not to sell or transfer any of their shares of our common stock prior to the earlier to occur of the effective time of the merger or the date upon which the merger agreement is terminated in accordance with its terms.

Reasons for the Merger (Page 20)

In the course of reaching its decision to approve the merger and the merger agreement and to recommend that you adopt the merger agreement, our board of directors considered a number of factors in its deliberations. Those factors are described in this proxy statement.

Recommendation of Our Board of Directors (Page 22)

Our board of directors has unanimously approved and adopted the merger agreement and recommends that our stockholders vote in favor of the adoption of the merger agreement.

Opinion of Raymond James (Page 23 and Annex B)

In deciding to approve the merger and adopt and approve the merger agreement, our board was advised by its financial advisor, Raymond James & Associates, Inc. Raymond James delivered its oral opinion to our board of directors on October 22, 2006, which opinion was subsequently confirmed in writing by letter dated October 22, 2006, to the effect that, as of such date and based upon and subject to the various qualifications, limitations, factors and assumptions stated in the full text of Raymond James’ opinion, the consideration to be received by the holders of our common stock pursuant to the merger agreement was fair, from a financial point of view, to our stockholders.

The full text of Raymond James’ written opinion is attached to this proxy statement as Annex B and is incorporated by reference into this proxy statement. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion. Raymond James’ opinion is addressed to our board of directors and was among the many factors considered by our board of directors in deciding to approve the merger.

Delisting and Deregistration of our Common Stock (Page 30)

If the merger is completed, our common stock will be deregistered under the Securities Exchange Act of 1934 and will no longer be listed or traded on The Nasdaq Global Market.

Material United States Federal Income Tax Consequences (Page 30)

If you are a United States Holder, as defined below, of our common stock, the merger will be a taxable transaction to you. For United States federal income tax purposes, your receipt of cash in exchange for your shares generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your shares. If you are a Non-United States Holder of our common stock, the merger generally will not be a taxable transaction to you under United States federal income tax laws unless you have certain connections to the United States. See the discussion under “The Merger—Material United States Federal Income Tax Consequences.”

THE FOREGOING IS NOT TAX ADVICE AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER. TAX MATTERS ARE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND UPON THE FACTS OF YOUR PARTICULAR SITUATION. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, WE URGE YOU TO CONSULT WITH YOUR TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU, INCLUDING THE APPLICABILITY OF UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Regulatory Matters (Page 33)

The completion of the merger is subject to the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder. The completion of the merger is also subject to receipt of requisite approvals under the competition laws of Austria, Germany, Slovak Republic and Ireland or the expiration or termination of the applicable waiting periods under the competition laws of such jurisdictions. There is no assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, that it would not be successful.

Interests of Certain Persons in the Merger (Page 33)

Our executive officers and directors have interests in the merger that are different from, or in addition to, their interests as MetaSolv stockholders. These interests include:

•	stock options held by executive officers and directors will be converted into options to purchase shares of Oracle common stock;

•	shares of MetaSolv restricted stock and shares subject to MetaSolv restricted stock units will be cancelled in the merger and exchanged for a cash payment equal to $4.10 per share;

•	four of our executive officers have agreed to remain employees of the surviving corporation for a retention period of up to six months after completion of the merger and will be entitled to receive retention bonuses at the conclusion of such retention period;

•	two of our executive officers have agreed to remain employees of the surviving corporation for indefinite periods after completion of the merger and will receive retention bonuses, over a twenty-four month period, in connection with their employment arrangements; and

•	for all past and present officers and directors, continued indemnification and insurance coverage.

Amendment to the Company’s Rights Agreement (Page 40)

Immediately prior to the execution of the merger agreement, the Company and Mellon Investor Services, LLC, the rights agent under the Company’s rights agreement, entered into an amendment of the rights agreement that provides that neither the execution of the merger agreement nor the stockholder agreements nor the completion of the merger will trigger the provisions of the rights agreement.

Appraisal Rights (Page 40 and Annex C)

If you do not vote to adopt the merger agreement and you comply with the other statutory requirements of the Delaware General Corporation Law, you may elect to receive, in cash, the judicially determined fair value of your shares of our common stock in lieu of the merger consideration. The judicially determined fair value of your shares could be greater than, the same as, or less than the $4.10 per share merger consideration. The full text of Section 262 of the Delaware General Corporation Law, which addresses appraisal rights, is attached as Annex C to this proxy statement and is incorporated herein by reference.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a stockholder of MetaSolv. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement

Q.	Why am I receiving this proxy statement?

A.	You are being asked to consider and adopt the merger agreement. Under the merger agreement, we will become an indirect wholly-owned subsidiary of Oracle and holders of our common stock immediately prior to the effective time of the merger will be entitled to receive $4.10 in cash per share, without interest, for each share of our common stock they own immediately prior to the effective time of the merger. A copy of the merger agreement is attached to this proxy statement as Annex A.

Q.	What will I receive in the merger?

A.	You will receive $4.10 in cash, without interest, for each share of our common stock that you own immediately prior to the effective time of the merger. For example, if you own 100 shares of our common stock immediately prior to the effective time of the merger, you will receive $410 in cash in exchange for all of your shares of common stock. You will not own any shares in the surviving corporation.

Q.	What happens to stock options, restricted stock awards and other rights to acquire our common stock in the merger?

A.	Immediately following the effective time of the merger, each outstanding option to purchase our common stock will be assumed by Parent and converted into an option to purchase common stock of Oracle in accordance with the terms and conditions of the applicable MetaSolv stock option plan and stock option agreement governing such option pursuant to a conversion formula set forth in the merger agreement. See “The Merger Agreement – Treatment of Stock Options, Restricted Stock and Employee Stock Purchase Plan.”

Effective as of the effective time of the merger, each share of MetaSolv restricted stock and each MetaSolv restricted stock unit will automatically be cancelled, and each share of our common stock subject to such an award will be converted into the right to receive $4.10 in cash, without interest.

Each holder of an outstanding warrant to purchase shares of our common stock has agreed to surrender its warrant for cancellation at the closing of the merger in exchange for a payment equal to the difference between $4.10 and the exercise price of the warrant.

Q.	Who is eligible to vote at the special meeting?

A.	All stockholders of record at the close of business on November 20, 2006 will be eligible to vote.

Q.	What do I need to do now?

A.	We urge you to read this proxy statement carefully, including its annexes, to consider how the merger affects you. After carefully reading and considering the information contained in this proxy statement, please vote your shares of common stock as soon as possible. You may vote your shares by returning the enclosed proxy or submitting your proxy by telephone or over the Internet. In addition, if you hold your shares through a broker or other nominee, you may be able to vote by telephone or through the Internet in accordance with instructions your broker or nominee provides. Your proxy materials include detailed information on how to vote.

Q.	What happens if I do not vote?

A.	The failure to return your proxy card, submit a proxy by telephone or over the Internet or vote in person at the special meeting will have the same effect as voting against adoption of the merger agreement.

Q.	May I vote in person?

A.	Yes. You may vote in person at the special meeting, rather than signing and returning your proxy card, if you own shares in your own name. However, we encourage you to return your signed proxy card or submit your proxy by telephone or over the Internet to ensure that your shares are voted. You may also vote in person at the special meeting if your shares are held in “street name” through a broker or bank provided that you bring a legal proxy from your broker or bank and present it at the special meeting. You may also be asked to present photo identification for admittance.

Q.	How does the MetaSolv board of directors recommend that I vote?

A.	Our board of directors unanimously recommends that our stockholders vote “FOR” the adoption of the merger agreement. You should read “The Merger—Reasons for the Merger” for a discussion of the factors that our board of directors considered in deciding to recommend the adoption of the merger agreement.

Q.	What was the opinion of the Company’s financial advisor?

A.	Our board of directors received an opinion from its financial advisor, Raymond James & Associates, Inc., that, as of October 22, 2006 and based upon and subject to the various qualifications, limitations, factors and assumptions stated in the opinion, the merger consideration of $4.10 per share to be received by our stockholders pursuant to the merger agreement is fair, from a financial point of view, to our stockholders. Please read “The Merger – Opinion of Raymond James” for information about the opinion of Raymond James.

Q.	Will I have the right to have my shares appraised if I dissent from the merger?

A.	Yes, you will have appraisal rights. If you wish to exercise your appraisal rights, you must not vote in favor of the adoption of the merger agreement and you must strictly follow other requirements of Delaware law summarized in the section entitled “The Merger—Appraisal Rights” of this proxy statement. The full text of Section 262 of the Delaware General Corporate Law, which addresses appraisal rights, is attached as Annex C to this proxy statement and is incorporated herein by reference.

Q.	Where and when is the special meeting?

A.	The special meeting will take place at our headquarters, located at 5556 Tennyson Parkway, Plano, Texas 75024, on December 15, 2006 at 10:00 a.m. local time.

Q.	What vote of our stockholders is required to adopt the merger agreement?

A.	For us to complete the merger, among other closing conditions, stockholders holding at least a majority of the shares of our common stock outstanding at the close of business on the record date must vote “FOR” the adoption of the merger agreement. A failure to vote or an abstention will have the same effect as a vote against the adoption of the merger agreement.

Q.	What is a quorum?

A.

A quorum of the holders of the outstanding shares of our common stock must be present for the special meeting to be held. A quorum is present if the holders of a majority of the outstanding shares of our common stock entitled to vote are present at the meeting, either in person or represented by proxy. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instruction from the beneficial owner of the shares and no instructions are given.

Q.	How are votes counted?

A.	For the proposal relating to the adoption of the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions and broker non-votes will count for the purpose of determining whether a quorum is present but, because stockholders holding at least a majority of our common stock outstanding on the record date must vote FOR the adoption of the merger agreement, an abstention or broker non-vote has the same effect as if you vote AGAINST the adoption of the merger agreement.

Q.	Have any of our stockholders, executive officers or directors agreed to vote in favor of the adoption of the merger agreement as stockholders?

A.	As of the date of this proxy statement, all of our directors have advised us that they intend to vote “FOR” the adoption of the merger agreement as stockholders. In connection with the execution of the merger agreement, our executive officers entered into stockholder agreements with Parent pursuant to which they agreed to vote all of their shares of our common stock, representing approximately 0.8% of the votes entitled to be cast, in favor of the adoption of the merger agreement. Our executive officers also agreed not to sell or transfer any of their shares of our common stock prior to the earlier to occur of the effective time of the merger or the date upon which the merger agreement is terminated in accordance with its terms.

Q.	Is the merger expected to be taxable to me?

A.	The receipt of cash in exchange for shares of our common stock pursuant to the merger agreement will be a taxable transaction for United States federal income tax purposes. Generally, if you are a United States Holder (as defined below), you will recognize gain or loss as a result of the merger measured by the difference, if any, between the amount of cash received in exchange for shares of our common stock pursuant to the merger agreement and your adjusted tax basis in such shares. If you are a Non-United States Holder (as defined below) of our common stock, the merger generally will not be a taxable transaction to you under United States federal income tax laws unless you have certain connections to the United States.

YOU SHOULD READ “THE MERGER—MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES” FOR A MORE COMPLETE DISCUSSION OF THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. TAX MATTERS ARE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND UPON THE FACTS OF YOUR PARTICULAR SITUATION. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, WE URGE YOU TO CONSULT WITH YOUR TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU, INCLUDING THE APPLICABILITY OF UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Q.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A.	Yes, but only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker to vote your shares. If you do not instruct your broker on how to vote, your shares will not be voted, which will have the same effect as voting against the adoption of the merger agreement.

Q.	What do I do if I want to change my vote?

A.	If you want to change your vote, notify our Secretary in writing or submit a new proxy by telephone, the Internet or mail, in each case, dated after the date of the proxy being changed. Allow enough time for your notice or proxy to be delivered prior to the special meeting. You may alternatively attend the meeting and vote in person. If you have instructed a broker to vote your shares, however, you must follow the directions received from your broker to change your vote.

Q.	When is the merger expected to be completed?

A.	We are working to complete the merger as quickly as possible and we anticipate that it will be completed by the end of 2006 or early in 2007. In order to complete the merger, we must obtain stockholder approval and satisfy the other closing conditions under the merger agreement. See “The Merger Agreement—Conditions to Completion of the Merger.”

Q.	Should I send in my stock certificates now?

A.	No. After the merger is completed, you will receive written instructions for exchanging your MetaSolv stock certificates for the merger consideration. You must return your MetaSolv stock certificates as described in the instructions. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q.	When will I receive the cash consideration for my shares of MetaSolv common stock?

A.	After the effective time of the merger you will receive written instructions, including a letter of transmittal, that explain how to exchange your shares for the cash consideration paid in the merger. When you properly complete and return the required documentation described in the written instructions (including any stock certificates representing your shares), you will promptly receive from the exchange agent payment of the cash consideration for your shares.

Q.	Where can I find more information about MetaSolv?

A.	We file periodic reports and other information with the Securities and Exchange Commission (“SEC”). This information is available at the SEC’s public reference facilities and the Internet site maintained by the SEC at http://www.sec.gov. For a more detailed description of the information available, please see the section entitled “Where You Can Obtain Additional Information.”

Q.	Who will bear the costs of this solicitation?

A.	We will pay the cost of this solicitation, which will be made primarily by mail. Proxies also may be solicited in person, or by telephone, facsimile or similar means, by our directors, officers or employees without additional compensation. In addition, Mellon Investor Services LLC will provide solicitation services to us for a fee of approximately $8,500, plus reimbursement of out-of-pocket expenses. We will, upon request, reimburse stockholders who are brokers, banks or other nominees for their reasonable expenses in sending proxy materials to the beneficial owners of the shares they hold of record.

Q.	Who can help answer my questions?

A.	If you have questions about the special meeting or the merger, need assistance submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, you should contact Mellon Investor Services LLC, our proxy solicitation agent, at 1-800-814-0304. If your broker holds your shares, you should also contact your broker for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of the Company, the expected completion and timing of the merger and other information relating to the merger. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary” and “The Merger,” as well as in statements containing the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates,” “may” or other similar expressions. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on our business or operations. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise. In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

Considerations Relating to the Merger Agreement and the Merger:

•	the failure to satisfy the conditions to complete the merger, including the receipt of the required stockholder and regulatory approvals;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, which could give rise to a termination fee payable by us of $8,212,500;

•	the failure of the merger to close for any other reason, which could materially and adversely affect our business and cause our stock price to decline;

•	the outcome of legal proceedings that may be instituted against us and others in connection with the merger agreement;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	a decrease in our ability to grow revenues and minimize costs because of the diversion of management and employee attention and the unavoidable disruption to our relationships with our partners and customers;

•	significant restrictions in the merger agreement on the conduct of our business prior to completion of the merger, including requiring us to conduct our business only in the ordinary course, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger;

•	the “no solicitation” restrictions and the termination fee provisions in the merger agreement, which may discourage other companies from trying to acquire us;

•	employees choosing to terminate their employment with us during this period of uncertainty, thereby disrupting the quality of our service;

•	the inability to respond effectively to competitive pressures, industry developments and future opportunities;

Political and General Economic Conditions:

•	current political and general economic conditions or changes in such conditions;

•	the effect of war, terrorism or catastrophic events;

•	political, social, economic, or other events resulting in the short or long-term disruption in the Company’s business;

General Business Risks:

•	risks associated with entering into fixed-price contracts for software implementation;

•	dependence on subcontracted offshore product development and consulting resources;

•	reliance on strategic relationships to implement and sell our products;

•	expenses associated with expansion of our products with new functionality and to new customer markets;

•	dependence on software licensed from third parties;

•	difficulty and expense of international operations;

•	exposure to fluctuations in currency exchange rates;

•	failure to meet customer expectations or deliver error-free software;

•	risks associated with protection of proprietary technology;

Industry and Competitive Factors:

•	rapid change in the communications market;

•	consolidation in the communications industry;

•	our reliance on a limited number of customers for a significant portion of our revenues;

•	our customers’ financial weakness;

•	competitive pressures from larger, better capitalized or emerging competitors;

•	dependence on internet or broadband growth;

Employee Considerations:

•	changes in key management personnel;

•	ability to attract and retain qualified employees;

Legal and Regulatory Issues:

•	changes in communications regulations;

•	litigation that may have an adverse effect on the financial results or reputation of the Company; and

Other Factors:

•	risks, uncertainties and factors set forth in our reports and documents filed with the SEC (which reports and documents should be read in conjunction with this proxy statement; see “Where You Can Obtain Additional Information”).

THE SPECIAL MEETING

General

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held at 10:00 a.m., local time, on December 15, 2006, at our headquarters, located at 5556 Tennyson Parkway, Plano, Texas 75024.

Matters to be Considered

The purpose of the special meeting will be to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of October 23, 2006, as amended, by and among Parent, Merger Subsidiary, and us, which we refer to in this proxy statement as the “merger agreement.” We do not currently expect that any matter other than the proposal to adopt the merger agreement will be brought before the special meeting other than possible postponements or adjournments of the special meeting.

Record Date and Quorum

The holders of record of our common stock as of the close of business on November 20, 2006, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were 52,538,581 shares of our common stock outstanding.

The holders of a majority of the outstanding shares of our common stock on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Any shares of our common stock held in treasury are not considered to be outstanding for purposes of determining a quorum. Abstentions and broker non-votes will be treated as present for purposes of determining the presence of a quorum. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment or postponement thereof, unless the holder is present solely to object to the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established.

Required Vote

Each outstanding share of our common stock held of record as of the close of business on the record date entitles the holder to one vote at the special meeting. In order for your shares of our common stock to be included in the vote, you must vote your shares by submitting your proxy by telephone or over the Internet, returning the enclosed proxy card by mail, or voting in person at the special meeting. If you hold your shares through a broker or other nominee, you may receive separate voting instructions from your broker or other nominee with the proxy statement. Your broker or nominee may provide voting by telephone or over the Internet. Please contact your broker to determine how to vote. Votes cast by proxy or in person at the special meeting will be counted by the person appointed by us to act as Inspector of Election for the special meeting.

Completion of the merger requires the adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Because the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting is needed to adopt the merger agreement, the failure to vote by proxy or in person will have the same effect as a vote against the merger agreement. Abstentions and broker non-votes also will have the effect of votes against the adoption of the merger agreement. Accordingly, our board of directors urges stockholders to complete, date, sign and return the accompanying proxy card or to submit a proxy by telephone or over the Internet.

Shares Owned by Our Directors, Executive Officers and Certain Stockholders

As of the record date, our directors and executive officers owned, in the aggregate, 550,434 shares of our common stock (excluding options and other rights to acquire our common stock), or approximately 1.0% of the outstanding shares of our common stock. As of the date of this proxy statement, our directors have advised us that they intend to vote all of their shares in favor of the merger agreement as stockholders.

In addition, in connection with the execution of the merger agreement, our executive officers entered into stockholder agreements with Parent pursuant to which they agreed to vote all of their shares of common stock, representing approximately 0.8% of the votes entitled to be cast, in favor of the adoption of the merger agreement. Our executive officers also agreed not to sell or transfer any of their shares of our common stock prior to the earlier to occur of the effective time of the merger or the date upon which the merger agreement is terminated in accordance with its terms.

Proxies; Revocation

Each copy of this document mailed to our stockholders is accompanied by a form of proxy and a self-addressed envelope. You should complete and return the proxy card accompanying this document, or follow the instructions on the proxy card with regard to telephone or Internet voting, to ensure that your vote is counted at the special meeting, or at any adjournment or postponement thereof, regardless of whether you plan to attend the special meeting.

You can revoke your proxy at any time before the vote is taken at the special meeting. If you have not voted through your broker, you may revoke your proxy by:

•	submitting written notice of revocation to our Secretary prior to the voting of the proxy, which is dated a later date than the proxy;

•	submitting a properly executed later-dated proxy; or

•	voting in person at the special meeting; however, simply attending the special meeting without voting will not revoke an earlier proxy.

Written notices of revocation and other communications about revoking your proxy should be addressed to:

MetaSolv, Inc.

5556 Tennyson Parkway

Plano, Texas 75024

Attention: Jonathan K. Hustis,

Executive Vice President – Legal, General Counsel

and Corporate Secretary

If your shares are held in street name, you should follow the instructions of your broker or nominee regarding the revocation of proxies. If your broker or nominee allows you to vote by telephone or over the Internet, you may be able to change your vote by voting again by telephone or over the Internet.

All shares represented by valid proxies we receive through this solicitation which are not revoked will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” adoption of the merger agreement. If you vote your shares of our common stock by telephone or over the Internet, your shares will be voted at the special meeting as instructed.

MetaSolv Stock Certificates

PLEASE DO NOT SEND YOUR COMMON STOCK CERTIFICATES TO US NOW. AS SOON AS REASONABLY PRACTICABLE AFTER THE EFFECTIVE TIME OF THE MERGER, THE EXCHANGE

AGENT WILL MAIL A LETTER OF TRANSMITTAL TO YOU. YOU SHOULD SEND YOUR COMMON STOCK CERTIFICATES ONLY IN COMPLIANCE WITH THE INSTRUCTIONS THAT WILL BE PROVIDED IN THE LETTER OF TRANSMITTAL.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice, other than by an announcement made at the special meeting. A majority in interest of the stockholders present at the special meeting may adjourn the special meeting. Any signed proxies we receive will be voted in favor of an adjournment in these circumstances, although a proxy voted “AGAINST” the adoption of the merger agreement will not be voted in favor of an adjournment for the purpose of soliciting additional proxies. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Effect of Abstentions and Broker Non-Votes

Absent specific instructions from the beneficial owner of shares of our common stock, brokers may not vote shares with respect to the adoption of the merger agreement. Because the required vote is based upon the number of shares of our common stock outstanding rather than the number of votes cast at the special meeting, failure to vote your shares (including as a result of broker non-votes) and abstentions will have the same effect as a vote against adoption of the merger agreement.

Solicitation of Proxies

We will pay for the costs associated with printing and filing this proxy statement and soliciting proxies for the special meeting. Our officers and employees may solicit proxies by telephone or in person, but will not be paid for soliciting proxies. We also will request that persons and entities holding shares in their names, or in the names of their nominees that are beneficially owned by others, send proxy materials to and obtain proxies from those beneficial owners, and we will reimburse those holders for their reasonable expenses in performing those services. We have retained Mellon Investor Services LLC to assist in the solicitation of proxies at an anticipated cost of $8,500, plus reimbursement of out-of-pocket expenses.

THE MERGER

The following discussion contains material information pertaining to the merger. This discussion is subject and qualified in its entirety by reference to the merger agreement and the related documents attached as annexes to this proxy statement. We urge you to read the entirety of those documents as well as the discussion in this proxy statement.

The Parties to the Merger

MetaSolv, Inc.

Through our wholly-owned operating subsidiaries, we design, develop, market and support a comprehensive portfolio of software solutions that automate and streamline operations support systems processes for communications service providers. MetaSolv’s capabilities include order management, inventory management, service activation and network mediation solutions that automate the order-to-activate service provisioning process for all types of traditional and next-generation services including voice, data, digital subscriber line (DSL), internet protocol virtual private networks (IP VPN), voice over IP (VoIP), internet protocol television (IPTV), and others. MetaSolv’s solutions help simplify service introduction, accelerate service delivery time, and reduce operating costs and capital expenditures. Our principal executive offices are located at 5556 Tennyson Parkway, Plano, Texas 75024 and our telephone number is (972) 403-8300.

Oracle Systems Corporation

Parent is a wholly-owned subsidiary of Oracle, the world’s largest enterprise software company. Oracle develops, manufactures, markets, distributes and services databases and middleware software as well as applications software designed to help its customers manage and grow their business operations. Oracle’s goal is to offer customers scalable, reliable, secure and integrated database, middleware and applications software that provides transactional efficiencies, adapts to an organization’s unique needs, and allows better ways to access and manage information at a low total cost of ownership. Parent’s principal executive offices are located at 500 Oracle Parkway, Redwood City, California 04065 and its telephone number is (650) 506-7000.

Marine Acquisition Corporation

Merger Subsidiary is a wholly-owned subsidiary of Parent. Merger Subsidiary was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement. Merger Subsidiary’s principal executive offices are located at 500 Oracle Parkway, Redwood City, California 04065 and its telephone number is (650) 506-7000.

Background of the Merger

Over the past several years, MetaSolv has considered a diverse range of strategic alternatives to maximize stockholder value, including potential acquisitions by MetaSolv, equity offerings and the possible sale of MetaSolv. To assist it in evaluating its strategic alternatives, MetaSolv engaged Raymond James as its financial advisor in June 2003.

The communications industry environment in 2003 was difficult, continuing a downturn that had begun in 2000. The industry’s service provider customer base continued to decline and consolidate, resulting in a smaller number of existing and potential customers for MetaSolv. Many telecommunications service provider customers cut staffing and related costs and cut or postponed purchasing decisions. MetaSolv’s revenue declined to $80 million in 2003 from $91 million in 2002, and, despite aggressive cost reductions in 2003, MetaSolv operated at a loss for a second consecutive year. MetaSolv continued to pursue its operational strategies, increasing its percentage of revenue from tier 1 service providers, increasing its revenue from mobile service providers,

increasing its percentage of revenue from outside of the U.S., and integrating its Orchestream acquisition, which closed in February 2003.

During 2003, MetaSolv met with several potential strategic partners, primarily private equity firms considering opportunities to combine telecom OSS providers. Working with Raymond James, MetaSolv also met with potential acquisition targets in 2003. MetaSolv believed that acquisitions would be a viable means of increasing its offerings to service providers, increasing its customer base and sales reach within tier 1 service providers, and achieving greater combined revenue with reduced combined cost through synergies created through the acquisitions.

During 2004, the communications industry began a modest recovery. MetaSolv increased its revenues in each quarter of 2004 and reduced its operating loss for the year as compared to 2003. MetaSolv continued working with Raymond James throughout the year to explore strategic alternatives.

In May 2005, MetaSolv’s board discussed two potential acquisitions, and, throughout the summer of that year, the Company engaged in significant due diligence activities and price negotiations with one of the acquisition targets. Ultimately the Company and the target were unable to reach agreement on valuation and discussions ceased.

In June 2005, management began discussions regarding an acquisition (the “Potential Acquisition”) with another potential acquisition target (the “Potential Acquisition Target”). After conducting due diligence and negotiations with the Potential Acquisition Target, MetaSolv determined that, based on the cash required to complete the transaction, the risks associated with the acquisition and the lack of certainty regarding the ability to obtain the approval of MetaSolv’s stockholders that would be required to complete the acquisition, it should not move forward with the acquisition at that time.

In October 2005, MetaSolv completed a private offering of its common stock and warrants to purchase its common stock. Following completion of the offering, MetaSolv intensified its examination of its strategic alternatives and renewed discussions with the Potential Acquisition Target. Then, in January 2006, an unsolicited third party (the “First Potential Acquirer”) initiated discussions with MetaSolv and, in February 2006, made a nonbinding proposal to acquire MetaSolv in a cash tender offer for $4.25 per share. At a meeting of the board of directors of MetaSolv on February 7, 2006, the board determined to pursue concurrently both the Potential Acquisition and the sale of the Company to the First Potential Acquirer and evaluate the merits of each transaction after terms of each became more definite. In addition, the board authorized Raymond James to conduct a market check to determine whether other potential buyers might be interested in acquiring the Company. The board also appointed John E. Berndt, chairman of the board of directors, Royce Holland, board member, and T. Curtis Holmes, Jr., board member, chief executive officer and president of MetaSolv, to serve as a strategy committee to manage the examination of MetaSolv’s strategic alternatives.

Executives and attorneys of the First Potential Acquirer and MetaSolv met in February 2006, and the First Potential Acquirer subsequently indicated that it might be willing to pay “up to” $4.80 per share. Both the First Potential Acquirer’s original proposal and its subsequent offer were qualified with significant conditions, including that the First Potential Acquirer be able to finance the acquisition through third parties.

During February 2006, Raymond James conducted a market check and identified no other potential buyers that would move forward with a transaction under comparable economic terms in a similar timeframe.

In early March 2006, the First Potential Acquirer reduced its proposed purchase price to $3.75 per share. The First Potential Acquirer acknowledged that it was considering a number of potential alternative acquisitions. The First Potential Acquirer also conditioned its revised proposal on the same financing condition contained in its original proposal. MetaSolv promptly terminated discussions with the First Potential Acquirer and continued its alternative market check activities through Raymond James.

In March 2006, MetaSolv received an unsolicited inquiry from another third party (the “Second Potential Acquirer”). In April 2006, the Second Potential Acquirer submitted a nonbinding, written expression of interest to acquire MetaSolv for $3.88 to $4.37 per share in cash. The Second Potential Acquirer also requested that MetaSolv grant it exclusive negotiating rights. MetaSolv responded that it would be interested in a transaction involving a purchase price of $4.37 to $4.68 per share. In late April, the Second Potential Acquirer submitted a revised expression of interest that proposed an enterprise value of MetaSolv that MetaSolv approximated to be equal to $4.12 to $4.37 per share. MetaSolv proceeded with due diligence activities with the Second Potential Acquirer but deferred granting exclusivity.

On May 8, 2006, following a contact from Raymond James, the First Potential Acquirer submitted a revised offer to acquire MetaSolv for $4.30 per share in cash, subject to a financing condition. Shortly thereafter, the Second Potential Acquirer submitted to MetaSolv a revised cash offer of $4.17 per share in cash. At the same time, MetaSolv continued to consider whether to pursue the Potential Acquisition.

At a meeting of the board of directors held on May 21, 2006, the board examined the pending proposals from the First Potential Acquirer and the Second Potential Acquirer, further considered the Potential Acquisition and received input from management, outside counsel and MetaSolv’s financial advisor regarding the various transactions. The board preliminarily determined that, based on MetaSolv’s prior experience in negotiating with the First Potential Acquirer and the significant conditions within its indication of interest, the proposal from the Second Potential Acquirer was superior. The board also concluded that the proposal from the Second Potential Acquirer was more attractive than the opportunity presented by the Potential Acquisition. Consequently, the board determined that MetaSolv should engage in further nonexclusive negotiations with the Second Potential Acquirer on a prioritized basis while continuing discussions with the First Potential Acquirer and the Potential Acquisition Target.

Following the board meeting, MetaSolv management and representatives of the Second Potential Acquirer met, and the Second Potential Acquirer conducted preliminary due diligence activities. On May 25, 2006, the Second Potential Acquirer increased its proposed purchase price to $4.30 per share in cash. It continued due diligence and delivered a draft merger agreement to MetaSolv on June 7, 2006. On June 9, 2006, the Second Potential Acquirer informed MetaSolv that its board of directors had determined not to pursue the acquisition because the Second Potential Acquirer’s board had adopted an alternative strategic path. As a result, MetaSolv and the Second Potential Acquirer concluded their discussions immediately.

Throughout this period, MetaSolv remained in contact with the Potential Acquisition Target and in May 2006 sent a nonbinding indication of interest to the Potential Acquisition Target. In part because of the continuing activities relating to both the First Potential Acquirer and the Second Potential Acquirer, but also because the Potential Acquisition Target did not achieve projected financial results in either the fourth quarter of 2005 or the first quarter 2006, activity regarding the Potential Acquisition diminished throughout the remainder of May 2006. While contact continued on a sporadic basis, no further meaningful discussions with the Potential Acquisition Target occurred.

At a board meeting on June 30, 2006, management analyzed MetaSolv’s strategic position in its industry and its ability to maximize stockholder value in the future. The management team expressed its view that, while MetaSolv continued to have several strategic alternatives, its most viable alternative to maximize stockholder value was likely the sale of the Company. Management recommended that MetaSolv initiate a renewed effort to be sold for a specified period of time, and if a satisfactory acquisition price did not result, then to refocus on an acquisition strategy in the early fall. Following discussion, the board requested that Raymond James and management pursue a sale of the Company.

In July 2006, Raymond James contacted several companies to determine their level of interest in acquiring MetaSolv. These efforts resulted in discussions with Oracle Corporation and four other potential acquirers.

MetaSolv executed a nondisclosure agreement with Oracle in late July 2006 and with one of the other companies (the “Third Potential Acquirer”) in late August 2006. Discussions and preliminary due diligence activities proceeded with Oracle and with the Third Potential Acquirer. The Third Potential Acquirer never submitted a written indication of interest.

In late August 2006, another company (the “Fourth Potential Acquirer”) contacted Mr. Holmes to express an interest in acquiring MetaSolv. Raymond James met with the Fourth Potential Acquirer on August 31, 2006, and MetaSolv executed a nondisclosure agreement with the Fourth Potential Acquirer. The Fourth Potential Acquirer then commenced due diligence.

On September 8, 2006, the Fourth Potential Acquirer submitted a nonbinding written indication of interest to acquire MetaSolv at a valuation range of $3.83 to $4.17 per share and requested that MetaSolv grant it exclusive negotiating rights. Mr. Holmes spoke with the Fourth Potential Acquirer’s executive vice president on September 11, 2006 and encouraged the Fourth Potential Acquirer to narrow the proposed price range, increase the proposed price and defer discussions regarding exclusivity. On September 12, 2006, the Fourth Potential Acquirer’s executive vice president advised Mr. Holmes by telephone that it would retain an investment banking firm to assist in the ongoing discussions. The management teams of MetaSolv and the Fourth Potential Acquirer met on September 15 and 16, 2006.

On September 15, 2006, MetaSolv received a nonbinding letter of interest from Oracle to acquire MetaSolv for $3.75 per share.

On September 18, 2006, Mr. Holmes spoke by telephone with Oracle’s senior vice president for corporate development, Douglas Kehring, who indicated Oracle’s willingness to proceed with negotiations regarding the acquisition immediately. Mr. Holmes requested additional information about Oracle’s willingness to increase its price and proposed legal terms.

At a meeting of the MetaSolv board on September 18, 2006, Raymond James discussed the indications of interest from the Fourth Potential Acquirer and Oracle. The indication of interest from the Fourth Potential Acquirer proposed a range of $3.83 to $4.17 per share in cash, and the indication of interest submitted by Oracle proposed a price of $3.75 per share in cash. The board engaged in an extensive discussion regarding each of the indications of interest and instructed Raymond James to request that each potential buyer submit a letter of intent including a summary of legal terms that it would expect to be reflected in a definitive merger agreement.

On September 19, 2006, MetaSolv sent a letter to Oracle responding to Oracle’s September 15 letter of interest and suggesting next steps to expedite the process. The letter proposed a valuation of $4.20 per share and indicated MetaSolv’s willingness to consider exclusivity terms upon agreement on valuation and an understanding of Oracle’s principal expected legal terms in a definitive agreement. It requested an outline of such expected terms and a list of individuals from whom Oracle would seek modified employment agreements and Oracle’s proposed modifications.

On September 21, 2006 the Fourth Potential Acquirer submitted a revised indication of interest of $4.10 per share. The next day, the Fourth Potential Acquirer sent MetaSolv a proposed term sheet to accompany its September 21 indication of interest. MetaSolv provided comments to the term sheet on September 23, 2006.

On September 22, 2006, in advance of receiving a revised offer from Oracle, Mr. Holmes and Glenn A. Etherington, chief financial officer of MetaSolv, conducted a confidential conference call with Oracle to indicate that based on updated third quarter forecasts, MetaSolv’s revenue and net income for the quarter would be at the low end of the range of guidance given during MetaSolv’s second quarter earnings release conference call.

Also on September 22, 2006, Mr. Etherington provided a similar confidential update to the Fourth Potential Acquirer and its investment advisors.

On September 25, 2006, Mr. Holmes and other members of management spoke with the Fourth Potential Acquirer’s executive vice president by telephone, who informed management that the Fourth Potential Acquirer’s board would not meet to consider the transaction until October 5, 2006.

Also on September 25, 2006 Oracle submitted a revised indication of interest of $3.95 per share. MetaSolv subsequently contacted Oracle to determine whether Oracle would submit a higher offer and noted that the higher offer should be submitted prior to the MetaSolv board’s meeting scheduled the next day.

On September 26, 2006 Oracle submitted a revised indication of interest of $4.20 per share.

At the MetaSolv board meeting on September 26, 2006, Raymond James informed the board that the two bidders had submitted letters of intent with updated pricing information and contract terms. The Fourth Potential Acquirer, which had previously submitted an indication of interest proposing a price range between $3.83 and $4.17 per share, had now submitted a letter of intent with a proposed price of $4.10 per share in cash. Oracle, which had previously submitted an indication of interest with a price of $3.75 per share, had subsequently submitted a letter of intent with a proposed price of $4.20 per share in cash. The board discussed with representatives of Vinson & Elkins L.L.P., MetaSolv’s outside counsel, the contract terms contained in the letters of intent, and the board engaged in an extensive discussion regarding the differences between, and strengths and weaknesses of, each proposal, including the financial capabilities of the bidders and the certainty of completing a transaction with each bidder. The board also engaged in extensive discussions with Raymond James regarding the valuation of the Company. The board instructed Raymond James to explore with the Fourth Potential Acquirer whether it would submit a higher offer and to confirm the certainty of its ability to complete the transaction. The board authorized the executive officers to execute a letter of intent with the bidder that ultimately submitted the highest price.

After the September 26, 2006 board meeting, MetaSolv board member John W. White called the Fourth Potential Acquirer’s chairman to inquire whether it would raise its price. The Fourth Potential Acquirer refused to raise its price and effectively withdrew from the process.

Subsequently, on September 26, 2006, MetaSolv entered into a letter of intent with Oracle that granted Oracle exclusive negotiating rights. Oracle continued due diligence, and on October 3, Davis Polk & Wardwell, counsel to Oracle, submitted a draft merger agreement to MetaSolv. Over the next several weeks, counsel to the two companies negotiated the merger agreement and Oracle completed its due diligence.

On October 16, 2006, the MetaSolv board met to discuss the proposed transaction with Oracle.

On October 17, 2006, representatives of Oracle informed MetaSolv management that, based on Oracle’s due diligence, Oracle was reducing its offer to $4.00 per share. On October 17, 2006 and October 18, 2006, MetaSolv management met with Oracle personnel to address Oracle’s due diligence concerns.

On October 18, 2006, the MetaSolv board met to discuss the proposed purchase price reduction. The board considered various alternatives, including contacting the Fourth Potential Acquirer that had previously offered $4.10 per share, terminating the sale process and pursuing other strategic alternatives. After extensive discussion and input from its legal and financial advisors, the board directed management to continue negotiations with Oracle to address Oracle’s due diligence concerns and to increase the price.

On October 19, 2006, Mr. Holmes met with Charles Phillips, co-president of Oracle, to discuss the due diligence issues raised by Oracle. In connection with these discussions, Mr. Phillips agreed that Oracle would pay $4.10 per share.

On October 20, 2006, the board met again. Mr. Holmes reported on his discussions with Oracle and the revised price of $4.10 per share. The board discussed the price change and determined to proceed with negotiations with Oracle at the revised price. Also at the meeting, Vinson & Elkins reviewed the material terms of the merger agreement. The board also received an update on Oracle’s negotiations with executive officers of MetaSolv to retain the officers after closing.

Following the board meeting, MetaSolv management and Vinson & Elkins continued negotiations with Oracle and its counsel to resolve outstanding issues in the merger agreement and to complete all other documentation of the transaction. In addition, the MetaSolv executives and their counsel continued negotiations with Oracle and its counsel regarding their employment arrangements.

On October 22, 2006, the MetaSolv board met to review the final merger agreement. In addition, Raymond James made a financial presentation to the board and delivered its opinion that the consideration to be received by MetaSolv stockholders pursuant to the merger agreement was fair, from a financial point of view, to the stockholders. The board deliberated regarding the terms of the proposed transaction and then unanimously determined that the merger and the merger agreement were advisable and in the best interests of MetaSolv’s stockholders, approved the merger agreement and recommended that the MetaSolv stockholders vote in favor of the adoption of the merger agreement.

In the early morning of October 23, 2006, Oracle and MetaSolv executed and delivered the merger agreement and publicly announced the transaction.

Reasons for the Merger

In carefully considering the merger with Parent, our board of directors consulted with Raymond James regarding the financial aspects of the merger and sought and received Raymond James’ written opinion as to the fairness, as of the date of such opinion, from a financial point of view, of the merger consideration to be received by our stockholders in the merger, which opinion is described below under “—Opinion of Raymond James.” Our board of directors also consulted with representatives of Vinson & Elkins, our outside legal counsel, regarding the fiduciary duties of the members of our board of directors and the terms of the merger agreement and related agreements. Based on the fairness opinion, these consultations and the factors discussed below, our board of directors unanimously determined that the merger and the merger agreement are advisable and in the best interests of our stockholders, approved the merger agreement and recommended that our stockholders vote in favor of the adoption of the merger agreement.

In the course of reaching that determination and recommendation, our board of directors considered a number of potentially positive factors in its deliberations, including:

•	the current and historical market prices of our common stock and that the $4.10 price per share to be paid in the merger represents a premium of approximately 23% over the closing price on October 20, 2006, the last trading day before we signed the merger agreement, a premium of approximately 33% over the average closing price for the 30 trading days ended October 20, 2006, a premium of 37% over the average closing price for the 90 trading days ended October 20, 2006, a premium of 17% over the 52-week high closing price for the 12-month period ended October 20, 2006, and a premium of 61% over the 52-week low closing price for the 12-month period ended October 20, 2006;

•	the lack of significant upward movement in the Company’s stock price despite the Company’s revenue growth and return to profitability in multiple quarters;

•	the increasing competitive pressures faced by the Company, including pressures resulting from the continued consolidation of the Company’s customer base, and the board’s belief that these pressures were likely to continue to increase in light of anticipated consolidation of operations support systems providers;

•	the Company’s decision made during 2006 to increase research and development spending in order to meet the demands of MetaSolv’s consolidating customer base, which was a change in course from the limitations on research and development that had been implemented in prior years in an effort to return to profitability, and the board’s belief that this shift signaled the increasing economic difficulties MetaSolv would face as a stand-alone company;

•	the belief that the majority of the Company’s growth opportunities were outside the United States, particularly in regions where the Company currently lacks infrastructure to support its activities;

•	the possible alternatives to the sale of the Company, including continuing to operate on a stand-alone, independent basis, pursuing strategic acquisitions, engaging in a leveraged recapitalization or pursuing a leveraged growth strategy and the risks associated with such alternatives, each of which the board determined not to pursue in light of its belief that the merger was more favorable to our stockholders than any other alternative reasonably available to us and our stockholders;

•	the extensive, targeted sale process conducted by the Company, with the assistance of Raymond James;

•	that the final $4.10 per share price represented an increase of $0.35 per share over the initial price proposed by Oracle;

•	the board’s belief that we obtained the highest price per share that Oracle or any other bidder was willing to pay;

•	the board’s assessment of the low likelihood that a third party would offer a higher price than Oracle;

•	that there are no financing conditions to Oracle’s obligation to complete the merger;

•	that the merger would be subject to the approval of our stockholders;

•	that the merger consideration is all cash and will provide our stockholders certainty of value for their shares;

•	the board’s belief that a sale of the Company would provide an efficient alternative for value realization for our stockholders and eliminate the need for us to focus on short term earnings targets to maintain our valuation;

•	the Company’s inability over the past two and a half years to complete any strategic acquisitions that could contribute to the growth and stability of MetaSolv and improve stockholder value;

•	the financial advice of Raymond James, including Raymond James’ opinion, dated October 22, 2006, to the board that, as of that date, and based upon and subject to the various qualifications, limitations, factors and assumptions stated in the full text of Raymond James’ opinion, the consideration to be received by our stockholders pursuant to the merger agreement is fair, from a financial point of view, to our stockholders, as more fully described below under “—Opinion of Raymond James”;

•	the terms of the merger agreement, including without limitation:

•	the limited number and nature of the conditions to the completion of the merger and the limited risk of non-satisfaction of such conditions, including that for purposes of the merger agreement the condition regarding the accuracy of most of our representations and warranties will be deemed satisfied as long as any inaccuracies, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect with respect to us;

•	the provisions of the merger agreement that allow the board to withdraw its recommendation that our stockholders vote in favor of the adoption of the merger agreement if required to do so by its fiduciary duties under applicable law;

•	the provisions of the merger agreement that allow us to terminate the merger agreement in order to accept a superior proposal (as defined in the merger agreement), subject to certain conditions contained in the merger agreement and the payment to Parent of a termination fee of $8,212,500;

•	the conclusion of the board that the termination fee of $8,212,500, payable in the event that the merger agreement is terminated under certain circumstances, and the circumstances under which such fee is payable, were reasonable in light of the benefits of the merger and customary levels for termination fees; and

•	the availability of appraisal rights under Delaware law, which allow holders of our common stock to seek appraisal of the fair value of their shares.

Our board of directors also considered a number of potentially countervailing factors in its deliberations concerning the merger, including:

•	that the merger might not be completed in a timely manner or at all;

•	the interests of certain of our executive officers and directors in the merger (see “—Interests of Certain Persons in the Merger”);

•	that we will no longer exist as an independent, publicly traded company, and our stockholders will not participate in any of our future earnings or growth and will not benefit from any further appreciation in our value;

•	the restrictions on the conduct of our business prior to completion of the merger, including requiring us to conduct our business only in the ordinary course, subject to specific limitations or Parent’s consent, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger;

•	that the merger consideration consists of cash and will, therefore, be taxable to our stockholders for United States federal income tax purposes;

•	the restrictions on our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions and the requirement that we pay Parent a termination fee of $8,212,500 if the merger agreement is terminated under certain circumstances;

•	the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger; and

•	the possibility of management and employee disruption associated with the merger and the potential effect on our business and customer relationships.

The preceding discussion is not meant to be an exhaustive description of the information and factors considered by our board of directors but is believed to address the material information and factors considered. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, our board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In considering the factors described above, individual members of our board of directors may have given different weight to different factors. After taking into account all of the factors set forth above, as well as others, the board of directors unanimously agreed that the benefits of the merger outweigh the risks.

Recommendation of Our Board of Directors

At a meeting on October 22, 2006, our board of directors unanimously determined that the merger and the merger agreement are advisable and in the best interests of our stockholders, approved the merger agreement and recommended that our stockholders vote in favor of the adoption of the merger agreement.

Certain Financial Projections

In connection with the due diligence process during negotiations with the potential acquirers, the Company provided each potential acquirer with a set of projections for fiscal years 2006 and 2007. The projections were also provided to Raymond James for use in preparation of its fairness opinion. The projections are summarized below:

	2006	2007
Projected revenue (in millions)	$98.9	$106.9
Projected net income (in millions)	$1.8	$5.0
Projected earnings per share – diluted	$0.03	$0.09
Projected earnings before interest, taxes, depreciation and amortization, and stock compensation expense (in millions)	$8.7	$12.0

The Company makes public limited information as to future performance and does not provide specific information as to revenues or earnings beyond the upcoming quarter. The foregoing projections are included in this proxy statement only because this information was provided to the potential acquirers during negotiations and to Raymond James for use in preparation of its fairness opinion. The projections were not prepared with a view to public disclosure or compliance with the published guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The projections do not purport to present operations in accordance with generally accepted accounting principles, and our independent auditors have not examined the projections, and accordingly, assume no responsibility for them. The projections were prepared solely for internal use for the purpose of making management plans and decisions, and are subjective in many respects. Internal forecasts are subject to periodic revisions based on actual experience and the changing business environment.

The projections also reflect numerous assumptions made by management, including assumptions with respect to general business, economic, market and financial conditions and other matters including exchange rates, interest rates and utilization of tax loss carry forwards, all of which are difficult to predict, and many of which are beyond the Company’s control. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate. There will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. The inclusion of the projections in this proxy statement should not be regarded as an indication that the Company or its representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such.

We believe that the projections were prepared in good faith at the time they were made; however, you should not assume that the projections continue to be accurate or reflective of management’s current view. For example, the projections have not been updated for actual third quarter 2006 results, which were not available at the time the projections were prepared. The Company makes no representation regarding our ultimate performance compared to the information contained in the projections and does not intend to update or otherwise revise the projections to reflect circumstances occurring after the date the projections were made.

Opinion of Raymond James

Pursuant to an engagement letter dated June 26, 2003, MetaSolv retained Raymond James & Associates, Inc. (“Raymond James”) to act as its investment banking advisor to evaluate strategic alternatives for MetaSolv, including but not limited to the possible sale of all or a material portion of the assets or securities of the Company. Pursuant to the terms of the engagement letter, the Company requested that Raymond James deliver an opinion, and on October 22, 2006, Raymond James delivered its written opinion dated October 22, 2006, to the MetaSolv board of directors that, as of that date, and based upon and subject to the various qualifications, limitations, factors and assumptions stated in the full text of Raymond James’ opinion, the consideration to be received by holders of MetaSolv’s common stock pursuant to the merger agreement was fair, from a financial point of view, to the holders of MetaSolv’s common stock.

The full text of Raymond James’ written opinion, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken by Raymond James in connection with the opinion, is attached as Annex B to this proxy statement and is incorporated into this proxy statement by reference. You are urged to read Raymond James’ opinion in its entirety. The summary of Raymond James’ written opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion attached as Annex B.

Raymond James’ opinion was given to MetaSolv’s board of directors for its consideration of the proposed merger and is not a recommendation to any MetaSolv stockholder as to whether the merger is in that stockholder’s best interest or as to whether any stockholder should vote for or against the merger. Raymond James neither determined nor recommended to the MetaSolv board of directors the amount of consideration to be paid by Oracle in connection with the merger.

In connection with its review of the proposed merger and the preparation of its opinion, Raymond James, among other things:

•	reviewed the financial terms and conditions as stated in the merger agreement;

•	reviewed the audited financial statements of the Company as of and for the years ended December 31, 2003, 2004, and 2005, and the unaudited financial statements of the Company for the periods ended March 31, 2006, June 30, 2006, and September 30, 2006;

•	reviewed the Company’s annual reports filed on Form 10-K for the years ended December 31, 2003, 2004, and 2005;

•	reviewed the Company’s quarterly reports filed on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006;

•	reviewed other Company financial and operating information requested from and/or provided by the Company;

•	reviewed certain other publicly available information on the Company; and

•	discussed with members of senior management of the Company certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry.

Raymond James has assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to it by MetaSolv or any other party, and Raymond James has undertaken no duty or responsibility to verify independently any of such information. Raymond James has not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of MetaSolv. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Raymond James, Raymond James has assumed, with MetaSolv’s consent, that such forecasts and other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management, and Raymond James has relied upon each party to advise it promptly if any information previously provided became inaccurate or was required to be updated during the period of Raymond James’ review.

Raymond James has assumed, with MetaSolv’s consent, that the merger will be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger and the other transactions contemplated by the merger agreement, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on MetaSolv or the contemplated benefits of the merger in any way meaningful to Raymond James’ analysis. In rendering its opinion, Raymond James has assumed and relied on the truth and accuracy of the representations and warranties in the merger agreement.

Raymond James’ opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to it as of October 22, 2006 and any material change in such circumstances and conditions would require a reevaluation of its opinion, which Raymond James is not obligated to undertake.

Raymond James expresses no opinion as to the underlying business decision to effect the merger, the structure or tax consequences of the merger agreement or the availability or advisability of any alternatives to the merger. Raymond James did not structure the merger or negotiate the final terms of the merger. Raymond James’ opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the stockholders of MetaSolv in the merger. Raymond James expresses no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of MetaSolv’s board of directors to approve or consummate the merger.

Fairness Opinion Analyses

The following is a summary of the financial analyses Raymond James presented to the MetaSolv board of directors on October 22, 2006 in connection with the delivery of Raymond James’ fairness opinion.

This summary is provided for your convenience but is not a complete description of the analyses underlying the fairness opinion. The complete text of the fairness opinion is attached to this proxy statement as Annex B, and Raymond James urges you to read it in its entirety. Raymond James’ opinion was not based on any one analysis or any particular subset of these analyses but rather gave consideration to all of the analyses taken as a whole. No company or transaction used in the analyses described below is directly comparable to MetaSolv or the contemplated merger. The information summarized in the tables that follow should be read in conjunction with the accompanying text.

Analysis of Selected Publicly-traded Comparable Companies

Raymond James analyzed selected historical and projected financial, operating, and stock market data of MetaSolv and other publicly-traded companies that Raymond James deemed to be comparable to MetaSolv. The nine companies deemed by Raymond James to be reasonably comparable to MetaSolv were:

Company Name
Amdocs Limited
Convergys Corporation
CSG Systems International, Inc.
Evolving Systems, Inc.
InfoVista S.A. (ADR)
Intec Telecom Systems plc
MIND C.T.I. Ltd.
NetScout Systems, Inc.
OPNET Technologies, Inc.

Raymond James examined certain publicly available financial data of the nine publicly-traded comparable companies, including the ratio of enterprise value (equity value plus total debt, including preferred stock, less cash and cash equivalents) to trailing twelve month (“TTM”), most recent quarter (“MRQ”) annualized, projected calendar year 2006, and projected calendar year 2007 revenue. Raymond James also computed the ratio of enterprise value to TTM, projected calendar year 2006, and projected calendar year 2007 earnings before interest, taxes, depreciation and amortization (“EBITDA”), and the ratio of equity value to projected net income for calendar years 2006 and 2007. The projections for future revenue, EBITDA and net income were derived or obtained from estimates in publicly disseminated research reports. These estimates were not prepared solely for use in Raymond James’ opinion, and Raymond James has undertaken no duty or responsibility to verify or update these estimates. The following table summarizes the results of this analysis:

Selected Publicly Traded Comparable Companies
	Minimum	Mean	Median	Maximum
Total Enterprise Value to:
TTM Revenue	0.8x	1.8x	1.6x	3.5x
MRQ Annualized	0.8x	1.8x	1.4x	3.4x
2006E Revenue	0.7x	1.8x	1.4x	3.4x
2007E Revenue	0.7x	1.7x	1.4x	3.0x
TTM EBITDA	4.8x	9.7x	7.5x	42.6x
2006E EBITDA	4.9x	14.9x	12.9x	30.4x
2007E EBITDA	4.3x	11.8x	10.4x	29.2x
Total Equity Value to:
2006E Net Income	10.9x	20.6x	20.4x	32.2x
2007E Net Income	7.3x	18.7x	17.1x	36.2x

Raymond James then applied the ratios derived from its analysis of selected publicly-traded comparable companies to MetaSolv’s unaudited operating results for the TTM and quarterly period ended September 30, 2006, and to projected revenue, EBITDA and net income for MetaSolv for the calendar years ended 2006 and 2007 in order to determine an implied equity value per share for each of the above financial measures. The projections for future revenue, EBITDA and net income for MetaSolv were obtained from the Company. These estimates were not prepared solely for use in Raymond James’ opinion, and Raymond James has undertaken no duty or responsibility to verify or update these estimates. The following table summarizes the results of the comparable company analysis:

Implied Price Per Share of MetaSolv Common Stock
	Minimum	Mean	Median	Maximum
Total Enterprise Value to:
TTM Revenue	$2.45	$4.25	$3.84	$6.81
MRQ Annualized	$2.56	$4.16	$3.58	$6.55
2006E Revenue	$2.43	$4.19	$3.65	$6.73
2007E Revenue	$2.46	$4.40	$3.85	$6.49
TTM EBITDA	$1.76	$2.44	$2.14	$6.42
2006E EBITDA	$1.83	$3.30	$3.03	$5.29
2007E EBITDA	$2.08	$3.69	$3.41	$7.01
Total Equity Value to:
2006E Net Income	$1.12	$2.10	$2.08	$3.22
2007E Net Income	$1.32	$3.27	$3.02	$5.86

In its presentation to MetaSolv’s board of directors, Raymond James noted that the proposed transaction value of $4.10 in cash per share of MetaSolv common stock fell within the minimum / maximum range of implied values derived from all revenue statistics, all EBITDA statistics, and the 2007E net income statistic. Raymond James also noted that the proposed transaction value was above the minimum / maximum range of implied values derived from the 2006E net income statistic.

Analysis of Selected Merger and Acquisition Transactions

Raymond James compared the proposed merger with selected comparable merger and acquisition transactions. No transaction analyzed in Raymond James’ comparable transaction analysis was identical to the merger. Accordingly, this analysis necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics and in other factors that distinguish the MetaSolv/Oracle merger from the other transactions considered, because all of these factors, both individually and cumulatively, could affect the acquisition value of the target companies to which MetaSolv is being compared.

Raymond James performed an analysis of the TTM revenue and EBITDA for each of the target companies. Raymond James assessed twelve comparable merger and acquisition transactions that closed between May 2004 and September 2006. The merger and acquisition transactions considered are listed in the following table:

Acquirer	Target

Amdocs Limited	Cramer Systems Group Ltd.

Oracle Corporation	Portal Software Inc.

IBM Corporation	Micromuse Inc.

Comverse Technology	GSS Division of CSG Systems International, Inc.

Amdocs Limited	DST Innovis Subsidiary of DST Systems, Inc.

Computer Associates International, Inc.	Concord Communications, Inc.

Warburg Pincus / Providence Equity	Telcordia Technologies Division of SAIC, Inc.

Concord Communications Inc.	Aprisma Management Technologies Inc.

Vallent Corporation (fka WatchMark-Comnitel)	Metrica Division of ADC Telecommmunications

Evolving Systems, Inc.	Tertio Telecoms, Ltd.

Tektronix, Inc.	Inet Technologies, Inc.

Telcordia Technologies Division of SAIC, Inc.	Granite Systems Inc.

The following table summarizes the results of this analysis:

Selected Merger and Acquisition Transaction Multiples
	Minimum	Mean	Median	Maximum
TTM Revenue	1.0x	2.3x	1.8x	4.7x
TTM EBITDA	4.7x	14.6x	13.1x	50.7x

Raymond James then applied the market multiples derived from the analysis of selected merger and acquisition transactions to MetaSolv’s unaudited TTM revenue and EBITDA as of September 30, 2006, to determine implied equity values per share of MetaSolv’s common stock. The following table summarizes the results of this analysis:

Implied Price Per Share of MetaSolv Common Stock
	Minimum	Mean	Median	Maximum
TTM Revenue	$2.93	$5.01	$4.21	$8.54
TTM EBITDA	$1.75	$3.11	$2.91	$7.34

In its presentation to MetaSolv’s board of directors, Raymond James noted that the proposed transaction value of $4.10 in cash per share of MetaSolv common stock fell within the minimum / maximum range of implied values derived from the analysis of selected merger and acquisition transactions.

The comparable transaction analysis described above, as is typical, was based on market data for companies deemed to be similar to MetaSolv and on previous transactions deemed similar to the merger. Since no company or transaction is precisely comparable to MetaSolv or the merger, the analysis relies on data from a group of companies and transactions. If single transaction comparisons were to be used, the implied value for MetaSolv would vary significantly depending on which transaction is chosen. For this reason, the analysis presents the results for not only the highest and lowest implied values for each analysis, but also for the median and mean values for the entire group transactions analyzed.

Acquisition Premiums Analysis

Raymond James analyzed the premiums paid for merger and acquisition transactions of publicly-traded companies in the software sector announced since January 1, 2005 where the acquirer sought 100% of the target’s common stock in a cash transaction. The maximum and minimum as well as the mean and the median premiums paid over the targets’ stock prices one, five, 30, and 90 trading day(s) before the transaction announcement date were derived from the available data. Additionally, the enterprise value per share 30 days prior to transaction announcement and on the transaction announcement date were computed for each target, allowing for computation of an enterprise value premium. The minimum, mean, median, and maximum premiums paid for each of the analyses are summarized in the following table:

Acquisition Premiums
	Minimum	Mean	Median	Maximum
Equity Premiums
One Day Prior	(5%)	21%	17%	71%
Five Days Prior	1%	24%	23%	68%
30 Days Prior	4%	32%	28%	104%
90 Days Prior	0%	40%	26%	128%
Enterprise Premiums
30 Days Prior	4%	41%	36%	142%

Raymond James then applied the equity premiums derived from the analysis to MetaSolv’s common stock price prior to the announcement of the merger to determine implied equity values per share of MetaSolv’s common stock. Raymond James also applied the enterprise premium to MetaSolv’s enterprise value per share thirty trading days prior to transaction announcement to determine the implied enterprise value per share and hence the implied equity value per share. The closing sales price of MetaSolv’s common stock one, five, 30, and 90 trading day(s) prior to October 22, 2006 was $3.32, $3.43, $3.05, and $2.88 per share, respectively. The enterprise value per share thirty trading days prior to announcement was $1.97. The following table summarizes the results of this analysis:

Implied Price Per Share of MetaSolv Common Stock
	Minimum	Mean	Median	Maximum
Equity Premiums
One Day Prior	$3.08	$3.85	$3.74	$5.19
Five Days Prior	$3.37	$4.03	$4.02	$5.26
30 Days Prior	$3.11	$3.85	$3.75	$5.64
90 Days Prior	$2.83	$3.87	$3.51	$5.91
Enterprise Premiums
30 Days Prior	$3.07	$3.70	$3.62	$5.33

In its presentation to MetaSolv’s board of directors, Raymond James noted that the proposed transaction value of $4.10 in cash per share of MetaSolv common stock fell within the minimum/maximum range of implied values derived from the one-day, five-day, 30-day, and 90-day acquisition premiums analysis comparisons. Raymond James also noted that the proposed transaction value of $4.10 in cash per share of MetaSolv common stock fell within the minimum/maximum range of implied values derived from the 30-day enterprise premiums analysis comparison.

Discounted Cash Flow Analysis

Raymond James performed a discounted cash flow analysis to determine the implicit MetaSolv share price based on the Company’s projected financial results for calendar years 2007-2009. Raymond James first computed the projected unlevered free cash flow for the calendar years ended 2007, 2008, and 2009, and the projected EBITDA in 2009. The 2009 projected EBITDA was then multiplied by a terminal value multiple ranging between 9.0x and 11.0x to estimate residual value after 2009. Using discount rates derived from a weighted average cost of capital analysis, Raymond James then summed the present value of the unlevered free cash flows and the 2009 terminal value to obtain a present enterprise value. Projections for future cash flows were derived from estimates provided by the Company. These estimates were not prepared solely for use in Raymond James’ opinion, and Raymond James has undertaken no duty or responsibility to verify or update these estimates. Raymond James then calculated the implied equity value per share of MetaSolv’s common stock based on its implicit enterprise value calculated in the analysis, which is a function of the estimates, the discount rate, and the EBITDA terminal value multiple. The implied equity values are shown in the following table:

Implied Price Per Share of MetaSolv Common Stock
	Terminal Value EBITDA Multiple
Discount Rate	9.0x	9.5x	10.0x	10.5x	11.0x
14.0%	$3.59	$3.69	$3.80	$3.90	$3.99
16.0%	$3.48	$3.58	$3.68	$3.78	$3.87
18.0%	$3.38	$3.47	$3.56	$3.66	$3.75

In its presentation to MetaSolv’s board of directors, Raymond James noted that the proposed transaction value of $4.10 in cash per share of MetaSolv common stock was above the range of implied equity values derived from the discounted cash flow analysis.

Opinion of Raymond James

The summary set forth above does not purport to be a complete description of the analyses of data underlying Raymond James’ fairness opinion or its presentation to MetaSolv’s board of directors. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses set forth in its opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, so the ranges of valuations resulting from any particular analysis described above should not be taken to be Raymond James’ view of the actual value of MetaSolv.

In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond Raymond James’ control. The other principal assumptions upon which Raymond James based its analyses are set forth above under the description of each analysis. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values, or actual future results which might be achieved, all of which may be significantly more or less favorable than those suggested by such analyses. Such analyses were prepared solely as part of Raymond James’ analysis of the fairness of the consideration to be received in the merger by the common stockholders of MetaSolv from a financial point of view, and said analyses were provided to MetaSolv’s board of directors. The analyses do not purport to be appraisals or to reflect the prices at which businesses or securities might be sold. In addition, as described above, the opinion of Raymond James was one of many factors taken into consideration by MetaSolv’s board of directors in making its determination to approve the transaction. Consequently, the analyses described above should not be viewed as determinative of MetaSolv’s board of directors’ opinion with respect to the value of MetaSolv, nor should the analyses be viewed in any way as a recommendation as to how stockholders should vote or act on any manner relating to the merger.

Raymond James received a customary fee from MetaSolv upon delivery of its opinion. Raymond James has been engaged to render financial advisory services to MetaSolv in connection with the proposed merger and will also receive a fee for such services, which fee is larger than the fee for the fairness opinion and is contingent upon consummation of the merger. In the ordinary course of business, Raymond James may trade in the securities of MetaSolv and Oracle for its own account and for the accounts of its customers. Accordingly, Raymond James may at any time hold a long or short position in such securities. Raymond James has also provided financial advisory and investment services to MetaSolv in the past, including having served as a placement agent on a private placement of the Company’s securities in October 2005.

Raymond James has consented to the descriptions of its fairness opinion in this proxy statement and to the inclusion of the full text of its fairness opinion as Annex B to this proxy statement. Raymond James is a nationally recognized investment banking firm. Raymond James and its affiliates, as part of their investment banking activities, are regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. MetaSolv selected Raymond James as its financial advisor on the basis of Raymond James’ experience and expertise in mergers and acquisitions transactions.

Delisting and Deregistration of Our Common Stock

If the merger is completed, our common stock will be deregistered under the Securities Exchange Act of 1934 and will no longer be listed or traded on The Nasdaq Global Market.

Effect on the Company if the Merger is Not Completed

In the event that the merger agreement is not adopted by the Company’s stockholders or if the merger is not completed for any other reason, stockholders will not receive any payment for their shares in connection with the merger. Instead, the Company will remain an independent public company and its common stock will continue to be listed and traded on The Nasdaq Global Market. In addition, if the merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that the Company’s stockholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, competitive conditions in the communications software market and general industry, economic and market conditions. Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares. From time to time, the Company’s board of directors will evaluate and review the business operations, assets and capitalization of the Company, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to maximize stockholder value. If the merger agreement is not adopted by the Company’s stockholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Company will be completed or that the business, prospects or results of operations of the Company will not be adversely impacted. If the merger agreement is terminated under certain circumstances, the Company will be obligated to pay a termination fee of $8,212,500. See “The Merger Agreement – Termination.”

Material United States Federal Income Tax Consequences

The following is a summary of the material United States federal income tax consequences of the merger to holders of our common stock whose shares are converted into the right to receive cash in the merger. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect. This summary assumes that shares of our common stock are held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). It does not address all of the tax consequences that may be relevant to particular holders in light of their personal circumstances, or to holders that are subject to special treatment under the United States federal income tax laws, including, without limitation:

•	banks, insurance companies, mutual funds or other financial institutions;

•	broker-dealers;

•	traders;

•	certain former citizens or residents of the United States;

•	tax-exempt organizations;

•	persons who are subject to alternative minimum tax;

•	persons who hold their shares of common stock as part of an integrated investment, including as part of a “straddle” or as part of a “hedging,” “conversion” or other risk reduction transaction;

•	persons deemed to sell their shares of common stock under the constructive sale provisions of the Code;

•	controlled foreign corporations, passive foreign investment companies, or corporations subject to anti-inversion rules;

•	persons who own 5% or more of our common stock;

•	persons that are S corporations, partnerships or other pass-through entities;

•	persons that are United States Holders, as defined below, and have a functional currency other than the United States dollar;

•	persons whose common stock is “qualified small business stock” for purposes of Section 1202 of the Code; or

•	persons who acquired their shares of our common stock upon the exercise of stock options or otherwise as compensation.

In addition, this discussion does not address the United States federal income tax considerations applicable to holders of options or warrants, if any, to purchase our common stock, or any state, local or foreign tax consequences of the merger, and this summary does not address the tax consequences to holders of our common stock who exercise appraisal rights under Delaware law.

We urge each holder of our common stock to consult his or her own tax advisor regarding the United States federal income and other tax consequences of the merger to such holder.

For purposes of this discussion, a “United States Holder” means a holder that is:

•	an individual citizen or resident of the United States for United States federal income tax purposes;

•	a corporation or an entity treated as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust (a) the administration over which a United States court can exercise primary supervision and all of the substantial decisions of which one or more United States persons have the authority to control or (b) that has a valid election in place to be treated as a United States person for federal income tax purposes.

A “Non-United States Holder” is a holder (other than a partnership or other pass-through entity for United States federal income tax purposes) that is not a United States Holder.

If a holder of our common stock is an entity treated as a partnership or other pass-through entity for United States federal income tax purposes, the tax treatment of an investor in such entity will generally depend upon the status of such investor and the activities of the partnership or other entity. Partnerships or other pass-through entities holding our common stock, and investors in such partnerships or members in such other entities, should consult their tax advisors regarding the tax consequences of the merger. The discussion that follows is based upon and subject to the limitations and assumptions stated above.

United States Holders

The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a United States Holder who receives cash in exchange for shares of our common stock pursuant to the merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares of our common stock exchanged for cash pursuant to the merger. Any such gain or loss will be long-term capital gain or loss if the holding period for the shares of our common stock exchanged in the merger is more than one year as of the date of the merger. If a United States Holder acquired different blocks of our common stock at different times and different prices, such United States Holder must determine its adjusted tax basis and holding period separately with respect to each block of our common stock. Long-term capital gain of individual taxpayers is generally taxable at a maximum rate of 15%. Capital gain of corporate stockholders is generally taxable at the regular tax rates applicable to corporations. The deductibility of capital losses is subject to limitations.

Non-United States Holders

Any gain realized on the receipt of cash in the merger by a Non-United States Holder generally will not be subject to United States federal income tax unless:

•	such Non-United States Holder is an individual who is present in the United States for 183 days or more during the taxable year of the merger and certain other conditions are satisfied;

•	the gain is effectively connected with the Non-United States Holder’s conduct of a trade or business in the United States; or

•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes and the Non-United States Holder owns or has owned more than 5% of our common stock at any time during the five years preceding the merger.

A Non-United States Holder who is an individual described in the first bullet point above will be subject to a flat 30% United States federal income tax (or such lower rate as may be prescribed under an applicable United States income tax treaty) on any gain realized from the merger, which may be offset by United States source capital losses. An individual Non-United States Holder described in the second bullet point above will be subject to tax on the net gain derived from the merger under regular graduated United States federal income tax rates. If a Non-United States Holder that is a foreign corporation falls under the second bullet point above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. We believe that we are not, have not been and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

Each Non-United States Holder should consult with its own tax advisors regarding whether it will be subject to United States federal income tax as a result of the merger and whether any applicable income tax treaty may provide for rules different from those set forth above.

Backup Withholding

Backup withholding may apply (currently at a rate of 28%) to payments made in connection with the merger. Backup withholding will not apply, however, to a holder who (a) in the case of a United States Holder, furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on the substitute Form W-9 or substitute successor form, (b) in the case of a Non-United States Holder, furnishes an applicable IRS W-8 or successor form, or (c) is otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s United States federal income tax liability provided that the required information is furnished to the IRS.

THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER AND IS NOT TAX ADVICE. THEREFORE, HOLDERS OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Regulatory Matters

United States Antitrust Approvals

Transactions such as the merger are reviewed by the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) applicable to the merger, the merger may not be completed until the expiration of a 30-day waiting period following the filing of notification reports with the Department of Justice and the Federal Trade Commission by us and Oracle, unless early termination of the waiting period is granted. Once the waiting period has expired, the parties are free to consummate the transaction unless the Department of Justice or Federal Trade Commission has obtained injunctive relief. We and Oracle have filed notification reports under the HSR Act with the Antitrust Division of the Department of Justice and Federal Trade Commission, and early termination of the 30-day waiting period was granted on November 14, 2006.

In addition, at any time before or after the completion of the merger, the Antitrust Division of the Department of Justice, the Federal Trade Commission or others could take action under the antitrust laws, including seeking to prevent the merger, to rescind the merger or to conditionally approve the merger upon the divestiture by us or Oracle of substantial assets. In addition, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the merger, before or after it is completed.

Approvals under Foreign Competition Laws

We are also subject to the antitrust laws of several foreign jurisdictions, including Austria, Brazil, Germany, Ireland and Slovak Republic. We have filed all relevant foreign anti-trust filings, and the completion of the merger is conditioned upon obtaining approvals of the merger from the applicable authorities in Austria, Germany, Ireland and Slovak Republic or the expiration or termination of the applicable waiting periods under the competition laws of such jurisdictions.

Interests of Certain Persons in the Merger

In considering the recommendation of our board of directors with respect to the merger agreement, our stockholders should be aware that some of our executive officers and directors have interests in the merger and have arrangements that are different from, or in addition to, those of our stockholders generally. These interests and arrangements may create potential conflicts of interest. Our board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decisions to approve the merger agreement and to recommend that our stockholders vote in favor of adopting the merger agreement.

Mr. T. Curtis Holmes, Jr.’s Retention Agreement

On October 22, 2006, T. Curtis Holmes, Jr., our chief executive officer, president and director, entered into a retention agreement with Parent that continues his employment after the closing of the merger. The agreement provides for an annual base salary of $375,000 and an annual target bonus of 89% of his base salary, which is the same as his current salary and target bonus. Mr. Holmes may also participate in Parent’s benefit plans maintained for similarly situated employees. Parent will also pay Mr. Holmes a retention bonus of $1,416,675, which will be paid six months after the closing date if he remains employed by Parent through the end of the six month period following the closing date of the merger, or if his employment is terminated by Parent without cause, by reason of death or disability or by Mr. Holmes for good reason (each as defined in the retention agreement) during that six months. Mr. Holmes’ retention bonus amount equals two times his base salary and annual target bonus, which is the amount of his severance under his existing employment agreement and supersedes his rights to any severance under such agreement. Mr. Holmes’ receipt of his retention bonus or compensation upon termination is contingent upon him signing an agreement that waives any rights he may have against Parent and releases Parent from actions or suits related to the period of his employment or the termination of his employment. In addition to the options that will become vested at closing under the terms of our stock option plan, an additional 25% of Mr. Holmes’ options will become vested at closing. His remaining options will become vested if he remains employed at the end of six months after closing or if his employment is terminated during the six month period after closing by Parent without cause, by him for good reason or by reason of death or disability.

If Mr. Holmes’ employment is terminated for any reason at the end of or after six months after closing (or terminated during such six month period by him for good reason, by Parent without cause or by reason of death or disability), he will receive a pro-rated portion of his annual target bonus. Parent will also pay for six months of outplacement services for Mr. Holmes (or, if earlier, until he obtains full-time employment). Additionally, Mr. Holmes will be entitled to any benefits mandated under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or required under the terms of any death, insurance, or retirement plan, program or agreement provided by Parent. If he elects COBRA coverage for himself and/or his dependents, Parent will pay for such coverage for so long as he is eligible for such COBRA coverage under statute. The terms of Mr. Holmes’ indemnification agreement with us will remain in effect after the closing of the merger.

Pursuant to the terms of Mr. Holmes’ employment agreement with MetaSolv, if any payments to Mr. Holmes are deemed to be “excess parachute payments” under the Internal Revenue Code of 1986 that are subject to the excise tax provisions of the Code, Parent will pay Mr. Holmes an additional amount such that after payment by Mr. Holmes of all taxes imposed with respect to such additional payment, Mr. Holmes will retain an amount equal to the excise tax imposed.

Mr. Glenn A. Etherington’s Retention Agreement

On October 22, 2006, Glenn A. Etherington, our chief financial officer, entered into a retention agreement with Parent that continues his employment after the closing of the merger. The agreement provides for an annual base salary of $270,000 and an annual target bonus of 65% of his base salary, which is the same as his current salary and target bonus. Mr. Etherington may also participate in Parent’s benefit plans maintained for similarly situated employees. Parent will also pay Mr. Etherington a retention bonus of $891,000, which will be paid six months after the closing date if he remains employed by Parent through the end of the six month period following the closing date of the merger, or if his employment is terminated by Parent without cause, by reason of death or disability or by Mr. Etherington for good reason (each as defined in the retention agreement) during that six months. Mr. Etherington’s retention bonus amount equals two times his base salary and annual target bonus, which is the amount of his severance under his existing employment agreement and supersedes his rights to any severance under such agreement. Mr. Etherington’s receipt of his retention bonus or compensation upon termination is contingent upon him signing an agreement that waives any rights he may have against Parent and releases Parent from actions or suits related to the period of employment or the termination of his employment. In addition to the options that will become vested at closing under the terms of our stock option plan, an additional 25% of Mr. Etherington’s options will become vested at closing. His remaining options will become vested if he remains employed at the end of six months after closing or if his employment is terminated during the six month period after closing by Parent without cause, by him for good reason or by reason of death or disability.

If Mr. Etherington’s employment is terminated for any reason at the end of or after six months after closing (or terminated during such six month period by him for good reason, by Parent without cause or by reason of death or disability), he will receive a pro-rated portion of his annual target bonus. Parent will also pay for six months of outplacement services for Mr. Etherington (or, if earlier, until he obtains full-time employment). Additionally, Mr. Etherington will be entitled to any benefits mandated under COBRA or required under the terms of any death, insurance, or retirement plan, program or agreement provided by Parent. If he elects COBRA coverage for himself and/or his dependents, Parent will pay for such coverage for so long as he is eligible for such COBRA coverage under statute. The terms of Mr. Etherington’s indemnification agreement with us will remain in effect after the closing of the merger.

Pursuant to the terms of Mr. Etherington’s employment agreement with MetaSolv, if any payments to Mr. Etherington are deemed to be “excess parachute payments” under the Internal Revenue Code of 1986 that are subject to the excise tax provisions of the Code, Parent will pay Mr. Etherington an additional amount such that after payment by Mr. Etherington of all taxes imposed with respect to such additional payment, Mr. Etherington will retain an amount equal to the excise tax imposed.

Mr. Jonathan K. Hustis’ Retention Agreement

On October 22, 2006, Jonathan K. Hustis, our executive vice president – legal, general counsel and corporate secretary, entered into a retention agreement with Parent that continues his employment after the closing of the merger. The agreement provides for an annual base salary of $225,000 and an annual target bonus of 60% of his base salary, which is the same as his current salary and target bonus. Mr. Hustis may also participate in Parent’s benefit plans maintained for similarly situated employees. Parent will also pay Mr. Hustis a retention bonus of $720,000, which will be paid six months after the closing date if he remains employed by Parent through the end of the six month period following the closing date of the merger, or if his employment is terminated by Parent without cause, by reason of death or disability or by Mr. Hustis for good reason (each as defined in the retention agreement) during that six months. Mr. Hustis’ retention bonus amount equals two times his base salary and annual target bonus, which is the amount of his severance under his existing employment agreement and supersedes his rights to any severance under such agreement. Mr. Hustis’ receipt of his retention bonus or compensation upon termination is contingent upon him signing an agreement that waives any rights he may have against Parent and releases Parent from actions or suits related to the period of his employment or the termination of his employment. In addition to the options that will become vested at closing under the terms of our stock option plan, an additional 25% of Mr. Hustis’ options will become vested at closing. His remaining options will become vested if he remains employed at the end of six months after closing or if his employment is terminated during the six month period after closing by Parent without cause, by him for good reason or by reason of death or disability.

If Mr. Hustis’ employment is terminated for any reason at the end of or after six months after closing (or terminated during such six month period by him for good reason, by Parent without cause or by reason of death or disability), he will receive a pro-rated portion of his annual target bonus. Parent will also pay for six months of outplacement services for Mr. Hustis (or, if earlier, until he obtains full-time employment). Additionally, Mr. Hustis will be entitled to any benefits mandated under COBRA or required under the terms of any death, insurance, or retirement plan, program or agreement provided by Parent. If he elects COBRA coverage for himself and/or his dependents, Parent will pay for such coverage for so long as he is eligible for such COBRA coverage under statute. The terms of Mr. Hustis’ indemnification agreement with us will remain in effect after the closing of the merger.

Pursuant to the terms of Mr. Hustis’ employment agreement with MetaSolv, if any payments to Mr. Hustis are deemed to be “excess parachute payments” under the Internal Revenue Code of 1986 that are subject to the excise tax provisions of the Code, Parent will pay Mr. Hustis an additional amount such that after payment by Mr. Hustis of all taxes imposed with respect to such additional payment, Mr. Hustis will retain an amount equal to the excise tax imposed.

Mr. Michael J. Cullen’s Retention Agreement

On October 22, 2006, Michael J. Cullen, our executive vice president – engineering, entered into a retention agreement with Parent that continues his employment after the closing of the merger. The agreement provides for an annual base salary of $225,000 and an annual target bonus of $135,000, which is the same as his current salary and target bonus, subject to the terms and conditions of Parent’s bonus plan. Mr. Cullen may also participate in Parent’s benefit plans maintained for similarly situated employees. Parent will also pay Mr. Cullen a retention bonus of $360,000, which will be payable in equal installments of $90,000 on each of the first four six-month anniversaries after the closing of the merger if Mr. Cullen remains employed by Parent for the 24 month period following the merger. If Mr. Cullen’s employment is terminated within 24 months after the closing of the merger by Mr. Cullen for good reason or by Parent without cause, he will be entitled to the severance payable under his MetaSolv employment agreement, less the amount of any retention bonus previously paid to him. This severance will equal two times his base salary, plus two times his annual target bonus, as long as he signs an agreement that waives any rights he may have against Parent and releases Parent from actions or suits related to the period of employment or the termination of his employment, and all options to purchase our common stock granted to Mr. Cullen will be immediately vested. Parent will also pay for six months of outplacement services for Mr. Cullen (or, if earlier, until he obtains full-time employment). Additionally, Mr. Cullen will be entitled to any benefits mandated under COBRA or required under the terms of any death, insurance, or retirement plan, program or agreement provided by Parent. If he elects COBRA coverage for himself and/or his dependents, Parent will pay for such coverage for so long as he is eligible for such COBRA coverage under statute. The terms of Mr. Cullen’s indemnification agreement with us will remain in effect after the closing of the merger.

Pursuant to the terms of Mr. Cullen’s employment agreement with MetaSolv, if any payments to Mr. Cullen are deemed to be “excess parachute payments” under the Internal Revenue Code of 1986 that are subject to the excise tax provisions of the Code, Parent will pay Mr. Cullen an additional amount such that after payment by Mr. Cullen of all taxes imposed with respect to such additional payment, Mr. Cullen will retain an amount equal to the excise tax imposed.

Mr. David Sharpley’s Retention Agreement

On October 22, 2006, David Sharpley, our executive vice president – marketing and product management, entered into a retention agreement with Parent that continues his employment after the closing of the merger. The agreement provides for an annual base salary of Canadian $260,000 and an annual target bonus of Canadian $130,000, which is the same as his current salary and target bonus, subject to the terms and conditions of Parent’s bonus plan. Mr. Sharpley may also participate in Parent’s benefit plans maintained for similarly situated employees. Parent will also pay Mr. Sharpley a retention bonus of Canadian $390,000, which will be payable in equal installments of Canadian $97,500 on each of the first four six-month anniversaries after the closing of the merger if Mr. Sharpley remains employed by Parent for the 24 month period following the merger. If Mr. Sharpley’s employment is terminated within 12 months after the closing of the merger for good reason or by Parent without cause, he will be entitled to the severance payable under his MetaSolv employment agreement, less the amount of any retention bonus previously paid to him. This severance will equal two times his base salary, plus two times his annual target bonus, as long as he signs an agreement that waives any rights he may have against Parent and releases Parent from actions or suits related to the period of employment or the termination of his employment, and all options to purchase our common stock granted to Mr. Sharpley will be immediately vested. Additionally, Mr. Sharpley will be entitled to any benefits required under the terms of any death, insurance, or retirement plan, program or agreement provided by Parent. If Mr. Sharpley’s employment is terminated more than 12 months and less than 24 months following the closing of the merger by Mr. Sharpley for good reason or by Parent without cause, he will be entitled to receive any remaining unpaid portion of the retention bonus. The terms of Mr. Sharpley’s indemnification agreement with us will remain in effect after the closing of the merger.

Mr. Phillip C. Thrasher’s Retention Agreement

On October 22, 2006, Phillip C. Thrasher, our executive vice president – global sales, entered into a retention agreement with Parent that continues his employment after the closing of the merger. The agreement provides for an annual base salary of $250,000 and an annual target bonus of 100% of his base salary, which is the same as his current salary and target bonus. Mr. Thrasher may also participate in Parent’s benefit plans maintained for similarly situated employees. Parent will also pay Mr. Thrasher a retention bonus of $1,000,000, which will be paid six months after the closing date if he remains employed by Parent through the end of six month period following the closing date of the merger, or if his employment is terminated by Parent without cause, by reason of death or disability or by Mr. Thrasher for good reason (each as defined in the retention agreement) during that six months. Mr. Thrasher’s retention bonus amount equals two times his base salary and annual target bonus, which is the amount of his severance under his existing employment agreement and supersedes his rights to any severance under such agreement. Mr. Thrasher’s receipt of his retention bonus or compensation upon termination is contingent upon him signing an agreement that waives any rights he may have against Parent and releases Parent from actions or suits related to the period of his employment or the termination of his employment. In addition to the options that will become vested at closing under the terms of our stock option plan, an additional 25% of Mr. Thrasher’s options will become vested at closing. His remaining options will become vested if he remains employed at the end of six months after closing or if his employment is terminated during the six month period after closing by Parent without cause, by him for good reason or by reason of death or disability.

If Mr. Thrasher’s employment is terminated for any reason at the end of or after six months after closing (or terminated during such six month period by him for good reason, by Parent without cause or by reason of death or disability), he will receive a pro-rated portion of his annual target bonus. Parent will also pay for six months of outplacement services for Mr. Thrasher (or, if earlier, until he obtains full-time employment). Additionally, Mr. Thrasher will be entitled to any benefits mandated under COBRA or required under the terms of any death, insurance, or retirement plan, program or agreement provided by Parent. If he elects COBRA coverage for himself and/or his dependents, Parent will pay for such coverage for so long as he is eligible for such COBRA coverage under statute. The terms of Mr. Thrasher’s indemnification agreement with us will remain in effect after the closing of the merger.

Pursuant to the terms of Mr. Thrasher’s employment agreement with MetaSolv, if any payments to Mr. Thrasher are deemed to be “excess parachute payments” under the Internal Revenue Code of 1986 that are subject to the excise tax provisions of the Code, Parent will pay Mr. Thrasher an additional amount such that after payment by Mr. Thrasher of all taxes imposed with respect to such additional payment, Mr. Thrasher will retain an amount equal to the excise tax imposed.

Indemnification and Insurance

Our past and present officers and directors are entitled to continued indemnification and insurance coverage under the merger agreement. See “The Merger Agreement—Indemnification and Insurance.”

Stock Options and Restricted Stock

The merger agreement provides that, upon completion of the merger, each outstanding option to purchase our common stock will be assumed by Parent and converted into an option to purchase common stock of Oracle in accordance with the terms and conditions of the applicable MetaSolv stock option plan and stock option agreement governing such option, except that (a) the number of shares of Oracle common stock subject to each such option will be determined by multiplying the number of shares of our common stock subject to such option immediately prior to the effective time of the merger by a fraction, the numerator of which is $4.10 and the denominator of which is the average closing price of Oracle common stock on The Nasdaq Global Market over the five trading days immediately preceding (but not including) the date on which the effective time of the merger occurs and (b) the exercise price per share of Oracle common stock will equal (i) the per share exercise price for the shares of our common stock otherwise purchasable pursuant to the MetaSolv stock option immediately prior to the effective time of the merger divided by (ii) the fraction calculated pursuant to clause (a) above.

In addition, in connection with the closing of the merger, 25% of the unvested awards under the Company’s Long Term Incentive Plan will automatically vest.

The following table sets forth the number of options to purchase our common stock owned by each of our directors and executive officers with exercise prices of $4.10 per share or less and, for each individual, the aggregate difference between the merger consideration of $4.10 per share and the exercise prices of the options owned. Not all of the options are currently exercisable or will become exercisable in connection with the merger. See the descriptions of our executive officers’ retention agreements above regarding potential accelerated vesting of our executive officers’ stock options.

	No. of Shares Underlying Vested and Unvested Options	Value of Options
Directors:
T. Curtis Holmes, Jr. (1)	850,000	$1,289,900.00
Royce J. Holland	60,000	$97,350.00
Lawrence J. Bouman	60,000	$97,350.00
John W. White	93,334	$117,350.40
John E. Berndt	60,000	$97,350.00
Terry L. Scott	78,750	$146,325.00

Executive Officers:
Glenn A. Etherington	591,604	$661,771.80
Phillip C. Thrasher	380,000	$698,550.00
Jonathan K. Hustis	449,000	$785,900.00
Michael J. Cullen	270,000	$455,800.00
David Sharpley	335,000	$538,950.00

(1)	Mr. Holmes also serves as chief executive officer and president of the Company.

Parent will prepare and file with the SEC a registration statement on Form S-8 with respect to the shares of Parent common stock subject to the converted MetaSolv stock options promptly following the effective time of the merger, but in any event within fifteen business days after the effective time of the merger.

Each outstanding share of restricted stock and each share of our common stock subject to a restricted stock unit, whether vested or unvested, will be treated in the merger in the same manner as provided for unrestricted shares of our common stock – it will be converted into the right to receive $4.10 in cash.

The following table sets forth the number of shares of restricted stock and the number of shares subject to restricted stock units that are held by each of our directors and executive officers and the consideration that each of them will receive pursuant to the merger agreement in connection with such securities.

	No. of Shares of Restricted Stock	No. of Shares Subject to Restricted Stock Units	Resulting Consideration
Directors:
T. Curtis Holmes, Jr. (1)	11,037	43,891	$225,204.80
Royce J. Holland	—	—	—
Lawrence J. Bouman	9,355	—	$38,355.50
John W. White	7,061	—	$28,950.10
John E. Berndt	10,237	—	$41,971.70
Terry L. Scott	5,188	—	$21,270.80

Executive Officers:
Glenn A. Etherington	15,333	20,850	$148,350.30
Phillip C. Thrasher	3,821	15,000	$77,166.10
Jonathan K. Hustis	15,828	20,625	$149,457.30
Michael J. Cullen	7,620	20,625	$115,804.50
David Sharpley	—	19,653	$80,577.30

(1)	Mr. Holmes also serves as chief executive officer and president of the Company.

For more information on the ownership of our securities by our directors and executive officers, see “Security Ownership of Management, Directors and Certain Beneficial Owners.”

Stockholder Agreements

Each of T. Curtis Holmes, Jr., chief executive officer, president and director of the Company; Glenn A. Etherington, chief financial officer of the Company; Jonathan K. Hustis, executive vice president – legal, general counsel and corporate secretary of the Company; Michael J. Cullen, executive vice president – engineering of the Company; David L. Sharpley, executive vice president – marketing and product management of the Company; and Phillip C. Thrasher, executive vice president – global sales of the Company, has entered into a stockholder agreement with Parent. As of the date of the stockholder agreements, an aggregate of 434,663 shares of our common stock and currently exercisable options to purchase an additional 2,243,106 shares of our common stock were subject to the stockholder agreements. The shares of these holders subject to the stockholder agreements (not including shares purchasable upon the exercise of currently exercisable stock options held by such holders) represent approximately 0.8% of our outstanding common stock as of the record date.

Pursuant to the stockholder agreements, these holders have agreed to vote, and have granted a proxy in favor of Parent so that their shares may be voted:

•	in favor of the adoption of the merger agreement;

•	against any Acquisition Proposal (as defined in the merger agreement);

•	against any reorganization, recapitalization, liquidation or winding up of the Company or any other extraordinary transaction involving the Company other than the merger; and

•	against any corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the merger agreement.

These holders have also agreed not to, directly or indirectly:

•	solicit, initiate or knowingly take any action to facilitate or encourage any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, any Acquisition Proposal;

•	conduct or engage in any discussions or negotiations with any third party that is seeking to make, or has made, an Acquisition Proposal; or

•	disclose any non-public information relating to us or any of our subsidiaries to, or afford access to the non-public business, properties, assets, books or records of us or any of our subsidiaries to, or otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, an Acquisition Proposal.

In addition, under the stockholder agreements, the holders have agreed not to transfer or encumber, prior to the termination of such agreements, any of their shares of our common stock.

The stockholder agreements terminate upon the earlier to occur of the effective time of the merger or the termination of the merger agreement in accordance with its terms.

Amendment to the Company’s Rights Agreement

On October 24, 2001, the Company entered into a rights agreement with Mellon Investor Services LLC, as rights agent, in order to ensure that any strategic transaction undertaken by the Company would be one in which all MetaSolv stockholders can receive fair and equal treatment and to guard against coercive or other abusive tactics that might result in unequal treatment of MetaSolv stockholders. In general, the rights agreement imposes a significant penalty upon any person or group that acquires 15% or more of the Company’s outstanding common stock without the approval of our board of directors.

On October 23, 2006, immediately prior to the execution of the merger agreement, the Company and the rights agent entered into an amendment to the rights agreement that provides that neither the execution of the merger agreement or the stockholder agreements nor the completion of the merger will trigger the provisions of the rights agreement. The amendment to the rights agreement also provides that the rights agreement will terminate immediately prior to the effective time of the merger.

Appraisal Rights

Pursuant to Section 262 of the Delaware General Corporation Law (the “DGCL”), any holder of our common stock who does not wish to accept the merger consideration may dissent from the merger and elect to have the fair value of the holder’s shares of our common stock (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined by the Delaware Court of Chancery and paid to the stockholder in cash, together with a fair rate of interest, if any, provided that the stockholder complies with the provisions of Section 262 of the DGCL. The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached to this proxy statement as Annex C.

All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of the shares of our common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of our common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly and in a timely manner the steps summarized below to perfect appraisal rights. Because of the complexity of the appraisal procedures, we believe that stockholders who consider exercising these rights should seek the advice of counsel.

Under Section 262 of the DGCL, where a merger is to be submitted for approval at a special meeting of stockholders, as in the case of the adoption of the merger agreement by our stockholders, the corporation must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL not less than 20 days before the special meeting. This proxy statement shall constitute the notice, and the applicable statutory provisions are attached to this proxy statement as Annex C. Any holder of our common stock who wishes to exercise appraisal rights or who wishes to preserve such holder’s right to do so, should carefully review the following discussion and Annex C because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under Delaware law.

Stockholders wishing to exercise the right to dissent from the merger and seek an appraisal of their shares must do ALL of the following:

•	The stockholder must not vote in favor of the adoption of the merger agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of adoption of the merger agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against adoption of the merger agreement.

•	The stockholder must deliver to us a written demand for appraisal before the vote on the adoption of the merger agreement is taken at the special meeting.

•	The stockholder must continuously hold the shares from the date of making the demand through the effective time of the merger since appraisal rights will be lost if the shares are transferred before the effective time of the merger.

•	The stockholder must file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares within 120 days after the effective time of the merger.

If the stockholder fails to comply with these conditions and the merger is completed, the stockholder will be entitled to receive the cash payment per share of our common stock owned as provided for in the merger agreement, but the stockholder will have no appraisal rights.

Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

Only a holder of record of shares of our common stock issued and outstanding immediately prior to the effective time of the merger may assert appraisal rights for the shares of our common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on the stock certificates, should specify the stockholder’s name and mailing address, the number of shares of our common stock owned and that the stockholder intends to demand appraisal of his or her common stock. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by that nominee.

A stockholder who elects to exercise appraisal rights pursuant to Section 262 of the DGCL should, before the vote on the merger agreement is taken at the special meeting, mail or deliver a written demand to Jonathan K. Hustis, Executive Vice President – Legal, General Counsel and Corporate Secretary, MetaSolv, Inc., 5556 Tennyson Parkway, Plano, Texas 75024.

If the merger agreement is adopted, we will give written notice of the effective time of the merger within ten days after the effective time of the merger to each former stockholder who did not vote in favor of the merger agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. Within 120 days after the effective time of the merger, but not later, either the surviving corporation or any dissenting stockholder who has complied with the requirements of Section 262 of the DGCL may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of our common stock held by all dissenting stockholders entitled to appraisal. Stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL. Failure to do so could nullify the stockholder’s previously written demand for appraisal.

Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 of the DGCL to that point in time will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of those shares. The surviving corporation must mail this statement to the stockholder within ten days of receipt of the request or within ten days after expiration of the period for delivery of demands for appraisals under Section 262 of the DGCL, whichever is later.

If a petition for appraisal is timely filed, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and may require the stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the court for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with that direction, the court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal, the Delaware Court of Chancery will determine the fair value of the shares of our common stock held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger, but together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining the fair value, the Delaware Court of Chancery will take into account all relevant factors. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, in cases of unfair dealing, may or may not be a dissenter’s exclusive remedy. The Delaware Court of Chancery may determine the fair value to be more than, less than or equal to the consideration that the dissenting stockholder would otherwise be entitled to receive under the merger agreement. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceeding will be determined by the Delaware Court of Chancery and taxed against the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

STOCKHOLDERS SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES AS DETERMINED UNDER SECTION 262 OF THE DGCL COULD BE GREATER THAN, THE SAME AS, OR LESS THAN THE MERGER CONSIDERATION. THE OPINION OF RAYMOND JAMES IS NOT AN OPINION AS TO FAIR VALUE UNDER SECTION 262 OF THE DGCL.

Any stockholder who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote the shares subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time of the merger).

Any stockholder may withdraw a demand for appraisal and accept the merger consideration by delivering to the surviving corporation a written withdrawal of the demand for appraisal, except that (1) any attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of the surviving corporation and (2) no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and the approval may be conditioned upon terms the Delaware Court of Chancery deems just. If the stockholder fails to perfect, successfully withdraws or loses the appraisal right, the stockholder’s shares will be converted into the right to receive the merger consideration.

THE MERGER AGREEMENT

The following summary of the terms of the merger agreement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety.

The merger agreement and related documents have been described in and, in the case of the merger agreement, included with this proxy statement to provide you with information regarding their terms. They are not intended to provide any factual, business or operational information about us or our subsidiaries. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the SEC, which are available without charge at www.sec.gov.

Structure and Effective Time

The merger agreement provides for the merger of Merger Subsidiary with and into us. At that time, the separate corporate existence of Merger Subsidiary will cease and we will continue as the surviving corporation and as a direct wholly-owned subsidiary of Parent.

The merger will become effective when a certificate of merger is filed with the Delaware Secretary of State (or at a later time as specified in the certificate of merger). We will file the certificate of merger as soon as practicable following the satisfaction or waiver of the parties’ conditions to completion of the merger. See “—Conditions to Completion of the Merger.” Following the completion of the merger, our common stock will no longer be listed on The Nasdaq Global Market, will be deregistered under the Securities Exchange Act of 1934, as amended, and will no longer be publicly traded. We will be a privately held corporation and our current stockholders will cease to have any ownership interest in MetaSolv or rights as MetaSolv stockholders. Therefore, our current stockholders will not participate in any future earnings or growth of MetaSolv and will not benefit from any appreciate in the value of MetaSolv.

Merger Consideration

The merger agreement provides that each share of our common stock issued and outstanding immediately prior to the effective time of the merger will be converted at the effective time of the merger into the right to receive $4.10 in cash, without interest. All treasury shares and shares owned by us or Parent will be cancelled at the effective time of the merger and no payment will be made for those shares. If appraisal rights for any of our shares are perfected by any of our stockholders, then those shares will be treated as described under “The Merger—Appraisal Rights.”

After the merger is effective, each holder of a certificate representing shares of our common stock will no longer have any rights as a stockholder of MetaSolv with respect to the shares, except for the right to receive the merger consideration.

Payment Procedures

Effective automatically upon completion of the merger, you will have the right to receive the per share merger consideration in cash, without interest. Prior to the effective time of the merger, Parent will enter into an agreement with a bank or trust company to act as exchange agent under the merger agreement. At the effective time of the merger, Parent will deposit, or cause to be deposited, in trust with the exchange agent for the benefit of holders of our common stock cash in an amount sufficient to enable the exchange agent to pay the aggregate merger consideration to the holders of shares of our common stock.

Promptly after the effective time of the merger, the exchange agent will mail to each record holder of shares, as of the effective time, a letter of transmittal and instructions for use in surrendering certificates (for certificated shares) or shares you may hold represented by book entry in exchange for the merger consideration. No stockholder should surrender any certificates until the stockholder receives the letter of transmittal and other materials for such surrender. Upon surrender of a stock certificate (for certificated shares) for cancellation to the exchange agent, together with a letter of transmittal, duly completed and executed in accordance with the instructions, and such other customary documents as the exchange agent may require, or upon surrender of book entry shares, the holder of such shares will be entitled to receive the merger consideration into which the number of such shares will have been converted pursuant to the merger agreement, without any interest thereon. The surrendered certificates will be cancelled.

If payment of the merger consideration is to be made to a person other than the person in whose name a surrendered certificate or instrument is registered, it will be a condition to such payment that the certificate or instrument so surrendered will be properly endorsed or will be otherwise in proper form for transfer and that the person requesting such payment will have paid all taxes required by reason of such payment in a name other than that of the registered holder of the certificate or instrument surrendered or will have established to the satisfaction of the exchange agent that such tax is not payable.

In the event any certificates representing shares of our common stock have been lost, stolen or destroyed, the exchange agent will issue the merger consideration to such stockholder upon the making of an affidavit of that fact by the holder thereof; provided that Parent may, in its discretion, require such stockholder to deliver a bond in a sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the exchange agent with respect to the certificates alleged to have been lost, stolen or destroyed.

You should not send your certificates now and should send them only pursuant to instructions set forth in the letter of transmittal to be mailed to stockholders promptly after the effective time of the merger. In all cases, the merger consideration will be provided only in accordance with the procedures set forth in this proxy statement and such letters of transmittal.

One year after the effective time of the merger, the exchange agent will deliver to Parent, upon demand, any funds made available to the exchange agent which have not been disbursed to holders of our common stock. Any holders of our common stock who have not complied with the above-described procedures to receive payment of the merger consideration during such period may thereafter look only to Parent for payment of the merger consideration to which they are entitled. Parent will not be liable to any holder of shares of our common stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of our common stock two years after the effective time of the merger, or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental authority, will become, to the extent permitted by applicable law, the property of Parent free and clear of any claims or interests of any person previously entitled thereto.

Treatment of Stock Options, Restricted Stock and Employee Stock Purchase Plan

Immediately following the effective time of the merger, each outstanding option to purchase our common stock will be assumed by Parent and converted into an option to purchase common stock of Oracle in accordance with the terms and conditions of the applicable MetaSolv stock option plan and stock option agreement governing such option, except that (a) the number of shares of Oracle common stock subject to each such option will be determined by multiplying the number of shares of our common stock subject to such option immediately prior to the effective time of the merger by a fraction, the numerator of which is $4.10 and the denominator of which is the average closing price of Oracle common stock on The Nasdaq Global Market over the five trading days immediately preceding (but not including) the date on which the effective time of the merger occurs and (b) the exercise price per share of Oracle common stock will equal (i) the per share exercise price for the shares of our common stock otherwise purchasable pursuant to the MetaSolv stock option immediately prior to the effective time of the merger divided by (ii) the fraction calculated pursuant to clause (a) above. Parent will prepare and file with the SEC a registration statement on Form S-8 with respect to the shares of Parent common stock subject to the converted MetaSolv stock options promptly following the effective time of the merger, but in any event within fifteen business days after the effective time of the merger.

Effective as of the effective time of the merger, each share of MetaSolv restricted stock and each MetaSolv restricted stock unit will automatically be cancelled, and each share of our common stock subject to such an award will be converted into the right to receive $4.10 in cash, without interest. As promptly as reasonably practicable after the effective time of the merger, upon receipt from MetaSolv of a list of holders of MetaSolv restricted stock and restricted stock units, Parent will send or cause to be sent to each holder of such an award a letter of transmittal for use in surrendering such award in exchange for the merger consideration, less applicable payroll withholding.

MetaSolv will take all action necessary to (a) cause the exercise of each outstanding purchase right under MetaSolv’s employee stock purchase plan no less than five business days prior to the effective time of the merger, (b) provide that no further purchase period or offering period will commence under MetaSolv’s employee stock purchase plan following the date outstanding purchase rights under the plan are exercised in accordance with clause (a) above, and (c) terminate MetaSolv’s employee stock purchase plan immediately prior to and effective as of the effective time of the merger.

Certificate of Incorporation and By-Laws

At the effective time of the merger, our amended and restated certificate of incorporation will be amended and restated and will become the certificate of incorporation of the surviving corporation in the merger. The bylaws of Merger Subsidiary as in effect immediately prior to the effective time will become the bylaws of the surviving corporation in the merger.

Directors and Officers

The merger agreement provides that the directors and officers of Merger Subsidiary immediately prior to the effective time of the merger will be the directors and officers of the surviving corporation in the merger.

Representations and Warranties

The merger agreement contains representations and warranties of each party to the agreement. These representations and warranties are qualified by information in a disclosure schedule that we provided to Parent in connection with the signing of the merger agreement. While we do not believe that it contains information that securities laws require us to publicly disclose other than information that has already been so disclosed, the disclosure schedule does contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. The disclosure schedule contains information that has been included in our general prior public disclosures, as well as additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in our public disclosures. In addition, these representations and warranties are subject to contractual standards of materiality that may be different from those generally applicable to disclosures to stockholders, and in some cases these representations and warranties may have been made solely for the purpose of allocating risk between the parties and to provide contractual rights and remedies rather than to establish matters as facts. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of affairs.

The merger agreement contains representations and warranties of us as to, among other things:

•	our organization, good standing and corporate power;

•	the authorization, execution, delivery and performance and the enforceability of the merger agreement and related matters;

•	the required vote of our stockholders in connection with the merger;

•	the approval of the merger and the recommendation of the merger by our board of directors;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•	the absence of violations of or conflicts with our governing documents, applicable law or certain agreements as a result of entering into the merger agreement and completing the merger;

•	our subsidiaries;

•	our SEC filings;

•	our financial statements;

•	our internal controls over financial reporting;

•	our disclosure controls and procedures;

•	the accuracy and compliance as to form with applicable securities laws of this proxy statement;

•	the absence of a Company Material Adverse Effect (as defined below) and certain other changes or events related to us or our subsidiaries since June 30, 2006;

•	the absence of undisclosed liabilities;

•	our compliance with applicable laws and governmental authorizations;

•	legal proceedings;

•	certain material contracts to which we or our subsidiaries are a party or by which we or our subsidiaries are bound;

•	tax matters;

•	employee benefit plans and labor matters;

•	our insurance policies;

•	environmental matters;

•	intellectual property and computer software;

•	real property;

•	interested party transactions;

•	the legality of our business practices;

•	the absence of undisclosed broker’s fees;

•	the opinion of our financial advisor, Raymond James & Associates, Inc.; and

•	the amendment of our stockholder rights plan and the inapplicability of anti-takeover statutes to the merger.

For purposes of the merger agreement, a “Company Material Adverse Effect” means a material adverse effect on our and our subsidiaries’ business, assets, liabilities, condition (financial or otherwise) or results of operations, or our ability to complete the merger and the other transactions contemplated by the merger agreement, excluding any such effect resulting from or arising out of:

•	the execution, delivery, announcement or performance of the obligations under the merger agreement or the announcement, pendency or anticipated consummation of the merger;

•	general economic, market or political conditions that do not disproportionately affect us and our subsidiaries, taken as a whole;

•	general conditions in the industry in which we and our subsidiaries operate that do not disproportionately affect us and our subsidiaries, taken as a whole;

•	any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation thereof;

•	changes in applicable laws or changes in accounting requirements or principles, in each case after the date of the merger agreement; or

•	the taking of any action required by the merger agreement.

In addition, the merger agreement contains representations and warranties by Parent as to:

•	organization, good standing and corporate power;

•	the authorization, execution, delivery and performance and the enforceability of the merger agreement and related matters;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•	the absence of violations of or conflicts with Parent’s governing documents, applicable law or certain agreements as a result of entering into the merger agreement and completing the merger;

•	information supplied by Parent that is included in this proxy statement;

•	the absence of company securities owned by Parent or its subsidiaries;

•	legal proceedings; and

•	adequacy of capital resources to complete the merger.

The representations and warranties of each of the parties to the merger agreement will expire upon completion of the merger.

Covenants; Conduct of Our Business Prior to the Merger

We have agreed in the merger agreement as to ourselves and our subsidiaries that, subject to certain exceptions or to the extent Parent gives prior written consent, between the date of the merger agreement and the effective time of the merger, we will carry on our business in the ordinary course consistent with past practice and use commercially reasonable efforts to:

•	preserve intact our assets, intellectual property and business organization,

•	keep available the services of our directors, officers and employees,

•	maintain in effect all of our governmental authorizations, and

•	maintain satisfactory relationships with our customers, lenders, suppliers, licensors, licensees and distributors.

In addition, we have agreed that, subject to specified exceptions, neither we nor any of our subsidiaries may, without Parent’s prior written consent:

•	amend our certificate of incorporation, bylaws or other organizational documents;

•	declare, set aside or pay any dividends or any other distributions in respect of, or enter into any agreement with respect to the voting of, any of our capital stock or the capital stock of our subsidiaries;

•	split, combine or reclassify any of our capital stock or the capital stock of our subsidiaries;

•	issue or authorize the issuance of any other securities, in respect of, or in lieu of, shares of capital stock of us or our subsidiaries;

•	purchase, redeem or otherwise acquire any of our or our subsidiaries’ securities;

•	take any action that would result in any amendment, modification or change of any term of our or our subsidiaries’ indebtedness;

•	issue, deliver, sell, grant, pledge, transfer, subject to any lien or otherwise encumber or dispose of our securities or our subsidiaries’ securities, other than issuing common stock based on the exercise of outstanding options, restricted stock terms, employee stock purchase plans, outstanding warrants, or grants to directors as compensation for services under current practice;

•	adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•	incur any capital expenditures or any obligations or liabilities in respect thereof, except for capital expenditures already contemplated by us and disclosed to Parent, and any unbudgeted capital expenditures not to exceed $100,000 individually or $500,000 in the aggregate;

•	acquire any business, division or other assets other than acquisitions of immaterial assets in the ordinary course of business consistent with past practices;

•	sell, lease, license, pledge, transfer, subject to any lien or otherwise dispose of any of our material assets or properties except pursuant to existing contracts or commitments, sales of inventory or used equipment in the ordinary course of business consistent with past practice, and permitted liens incurred in the ordinary course of business consistent with past practices;

•	grant to any of our or our subsidiaries’ current or former directors, officers, employees or consultants:

•	any increase in compensation, bonus or other benefits, except increases in connection with promotions of non-executive officers in the ordinary course of business consistent with past practices, increases in base salaries of non-executive officer employees in accordance with past practices so long as such increases do not exceed $250,000 in the aggregate or bonuses calculated in accordance with, and paid on the terms and conditions of, existing bonus plans, policies, agreements or arrangements; or

•	any severance or termination pay or benefits or any increase in severance, change of control or termination pay or benefits, except in connection with actual termination in the ordinary course of business under applicable law or existing plans, policies, agreements or arrangements;

•	establish, adopt, enter into or amend any employee benefit plan or employee related agreement (other than offer letters that contemplate “at will” employment without severance benefits) or collective bargaining agreement;

•	take any action to accelerate any rights or benefits or take any action to fund or in any other way secure the payment of compensation or benefits under any employee benefit plan or employee-related agreement except to the extent required pursuant to its terms or applicable law;

•	make anyone a beneficiary of any retention or severance plan under which that person is not as of the effective date of the merger agreement a beneficiary which would entitle such person to vesting, acceleration or any other right as a consequence of consummation of the transactions contemplated by the merger agreement;

•	make any material change in any method of financial accounting principles, method or practices, except for any such change required by reason of a concurrent change in generally accepted accounting principles or applicable law;

•	repurchase, prepay or incur any indebtedness, including by way of a guarantee or an issuance or sale of debt securities, or issue and sell options, warrants, calls or other rights to acquire any debt securities of us or our subsidiaries;

•	enter into any “keep well” or other contract to maintain any financial statement or similar condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or make any loans, advances or capital contributions to, or investments in, any other person or entity, other than to us or our subsidiaries;

•	enter into any agreement or arrangement that limits us or otherwise restricts us in any material respect, or that could, after the merger agreement is signed, limit or restrict in any material respect us, our subsidiaries, the surviving corporation, or Parent, from engaging or competing in any line of business, in any location;

•	enter into, terminate, renew, amend or modify in any material respect or fail to enforce in any material respect any material contract other than, in each case, in the ordinary course of business consistent with past practices;

•	waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar contract to which we or our subsidiaries are a party;

•	make or change any material tax election, annual tax accounting period, or method of tax accounting, materially amend any tax returns or file claims for material tax refunds, enter into any closing agreement, settle any material tax claim, audit or assessment, or surrender any right to claim a material tax refund, offset or other reduction in tax liability;

•	settle or agree to settle any material proceeding pending or threatened before any arbitrator, court or other governmental authority;

•	take any affirmative action that is reasonably likely to result in, and does in fact result in, any representation or warranty by us under the merger agreement becoming inaccurate in any respect at, or as of any time before, the effective time of the merger; or

•	authorize, commit or agree to take any of the foregoing actions.

Warrants

We agreed in the merger agreement that, prior to the effective time of the merger, we will cause any one or more of the following to occur:

•	the exercise or conversion of all the outstanding warrants for or into shares of our common stock;

•	the entry into agreements between us and the holders of each outstanding warrant providing that each warrant will, following the merger, be exercisable for the merger consideration multiplied by the number of shares of our common stock issuable upon exercise of each warrant immediately prior to the effective time of the merger;

•	the reclassification of our stock in accordance with Delaware law so that, immediately prior to the effective time of the merger, each share of our common stock will be redeemable at any time at our option for the merger consideration;

•	amend the merger agreement (with the consent of Parent) to provide for a merger of us with and into Merger Subsidiary, with the Merger Subsidiary surviving the merger; or

•	any combination of the events in the first three bullet points above that, when taken together, apply to all of our outstanding warrants so that no warrants may be exercised for any shares of our common stock that are not redeemable at our election.

Each holder of an outstanding warrant to purchase shares of our common stock has agreed to surrender its warrant for cancellation at the closing of the merger in exchange for a payment equal to the difference between $4.10 and the exercise price of the warrant.

Board Recommendation; No Solicitation of Alternative Proposals

Except as required by the fiduciary duties of our board of directors, neither our board of directors nor any committee thereof will fail to make, withdraw or modify in a manner adverse to Parent the board’s recommendation of the merger or resolve or agree to take any such action.

In addition, we have agreed to certain limitations on our ability to take action with respect to other acquisition transactions. Except as set forth below, we have agreed that neither we nor any of our subsidiaries will, nor will we or any of our subsidiaries authorize any of our or their directors, officers, employees or representatives to, directly or indirectly:

•	solicit, initiate or knowingly take any action to facilitate or encourage any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, any Acquisition Proposal (as defined below);

•	conduct or engage in any discussions or negotiations with any third party that is seeking to make, or has made, an Acquisition Proposal;

•	disclose any non-public information relating to us or any of our subsidiaries to, or afford access to the non-public business, properties, assets, books or records of us or any of our subsidiaries to, any third party that is seeking to make, or has made, an Acquisition Proposal;

•	amend or grant any waiver or release under any standstill or similar agreement with respect to our capital stock or the capital stock of any of our subsidiaries;

•	approve any third party becoming an “interested stockholder” under Section 203 of the General Corporation Law of the State of Delaware;

•	amend or grant any waiver or release or approve any transaction or redeem any company rights under our stockholder rights agreement except in connection with the transactions contemplated by this Agreement;

•	enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement or other contract relating to an Acquisition Proposal.

Under the merger agreement, “Acquisition Proposal” means any offer or proposal by a third party with respect to:

•	any acquisition or purchase of 15% or more of the consolidated assets of us and our subsidiaries or 15% or more of any class of equity or voting securities of us or our subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of our consolidated assets;

•	any takeover bid, tender offer or exchange offer that, if completed, would result in a third party beneficially owning 15% or more of any class of our equity or voting securities or of any subsidiary whose assets, individually or in the aggregate, constitute 15% or more of our consolidated assets; or

•	a merger, amalgamation, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or similar transaction involving us or any of our subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of our consolidated assets, in each case that would result in a third party beneficially owning 15% or more of any class of equity or voting securities of us or any of our subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of our consolidated assets, or 15% or more of our consolidated assets.

Notwithstanding these limitations, our board of directors, directly or indirectly through a representative, may, prior to the time that our stockholders adopt the merger agreement and after delivery of prior written notice to Parent advising Parent that it intends to take the action:

•

engage in negotiations or discussions with a third party that, subject to the Company’s compliance with the non-solicitation covenants, has made a bona fide, unsolicited written Acquisition Proposal that our board of directors reasonably believes, after considering the advice of its outside legal counsel and of a financial advisor of nationally recognized reputation, is reasonably likely to lead to a Superior Proposal;

•	thereafter furnish to the third party non-public information relating to us or any of our subsidiaries pursuant to an executed confidentiality agreement with terms no less favorable than the Company’s confidentiality agreement with Oracle;

•	following receipt of and on account of the Superior Proposal, fail to make, withdraw or modify in a manner adverse to Parent or take any action or make any statement inconsistent with our board of directors’ recommendation of the merger or resolve or agree to take any such action;

•	terminate the merger agreement; and/or

•	take any non-appealable final action that any court of competent jurisdiction orders the Company to take;

but only if, in the case of actions described in the first four bullet points above, our board of directors determines in good faith by a majority vote, after the receipt of the advice of outside legal counsel to the Company, that it must take such action to comply with its fiduciary duties under applicable law.

Under the merger agreement, “Superior Proposal” means a bona fide written offer that did not result from a breach of the Company’s non-solicitation obligations made by a third party which, if completed, would result in such third party acquiring, directly or indirectly, at least 75% of the outstanding shares of our common stock or at least 75% of the aggregate fair market value of our consolidated assets and which offer, our board of directors determines in good faith by a majority vote, after consulting with its outside legal counsel and considering the advice of a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the offer, including any break-up fees, expense reimbursement provisions and conditions to completion, is more favorable to all of our stockholders than as provided in the merger agreement and is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of the offer.

Under the terms of the merger agreement, we are required to notify Parent promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, any inquiry that would reasonably be expected to lead to an Acquisition Proposal or any request for nonpublic information relating to us or our subsidiaries by any third party. In addition, we must keep Parent informed of the status and terms of any Acquisition Proposal, indication or request, including the material resolved and unresolved issues related to such proposals and material amendments or proposed amendments as to price or other material terms. We must also promptly provide to Parent any nonpublic information provided to any third party that was not previously provided to Parent and copies of any documents and written communications relating to any Acquisition Proposal exchanged with a third party.

Indemnification and Insurance

We and Parent have agreed that, without limiting any additional rights under applicable law, after the merger has become effective, the surviving corporation will indemnify our past and present officers and directors to the same extent as such persons are indemnified under our indemnification agreements as in effect on the signing of the merger agreement for acts prior to the effective time of the merger and Parent will advance expenses related to such actions to these individuals.

We and Parent have also agreed that after the merger has become effective, the surviving corporation will not, for a period of six years after the effective time of the merger, amend, repeal or otherwise modify the certificate of incorporation and bylaws of the surviving corporation in any manner that would adversely affect the indemnification rights of past and present officers and directors under any indemnification provisions or agreements. In addition, Parent has agreed to maintain directors’ and officers’ liability insurance with respect to claims arising from facts or events which occurred at or before the effective time of the merger. However, neither

Parent nor the surviving corporation will be required to pay any annual premium for such insurance in excess of 200% of the annual premium paid for directors’ and officers’ coverage that was in effect at the time we entered into the merger agreement. These rights are in addition to indemnification agreements in existence at the closing of the transaction, which can only be amended with the agreement of the specified officers and directors.

Employee Benefit Matters

For one year after the effective time of the merger, Parent shall permit our employees who become employees of Parent or any subsidiary of Parent (including the surviving corporation and its subsidiaries) to participate in Parent’s benefit programs to substantially the same extent as similarly situated employees of Parent.

Parent has agreed to honor and assume all employment, severance and retention agreements in place at the time we entered into the merger agreement.

Reasonable Best Efforts

Subject to the terms and conditions of the merger agreement, we and Parent have agreed to use our respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to complete the merger. However, the merger agreement does not require Parent or its subsidiaries to divest any assets or agree to restrict the ownership or operation of any of our or Parent’s business or assets. In addition, neither Parent nor its subsidiaries are obligated to litigate or participate in litigation of any judicial or administrative proceedings brought by any governmental authority which:

•	challenges or seeks to restrain or prohibit the completion of the merger or seeks to obtain any damages from Parent in relation to the merger;

•	seeks to prohibit, limit or place conditions on the ownership or operation of our assets, business, or products or Parent’s assets, business, or products, or requires either us or Parent to dispose of, license or hold separate all or any portion of our or Parent’s business, assets, or products as a result of or in connection with the merger agreement;

•	seeks to impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any of our stock or stock of the surviving corporation, including the right to vote our stock or the stock of the surviving corporation on matters properly presented to our stockholders; or

•	seeks to prohibit Parent from effectively controlling any of our business or operations or prevents the operation of our business in substantially the same manner as we operated immediately prior to the date of the merger agreement.

Other Covenants

The merger agreement contains a number of other covenants, including covenants relating to:

•	preparation of this proxy statement and holding of the special meeting;

•	public announcements;

•	product remediation;

•	governmental filings;

•	access to information;

•	further assurances; and

•	notice of certain events.

Conditions to Completion of the Merger

The obligations of us and Parent to complete the merger are subject to the satisfaction of the following conditions:

•	the merger agreement will have been adopted by the affirmative vote of the holders of a majority of our outstanding shares of common stock entitled to vote thereon;

•	no applicable law or judgment that prohibits the consummation of the merger will be in effect;

•	the applicable waiting period under the HSR Act will have expired or terminated; and

•	requisite approvals under foreign competition laws will have been received and the waiting periods under such foreign competition laws will have expired or terminated.

Parent’s and Merger Subsidiary’s obligations to complete the merger are also subject to the following conditions:

•	we will have performed in all material respects all of our obligations required to be performed by us at or prior to the closing,

•	our representations and warranties regarding organization, good standing, corporate power, corporate authorization, non-contravention with our organizational documents or applicable laws, and brokers fees, will be accurate in all material aspects as of the closing date;

•	all other representations made by us, disregarding any materiality or Company Material Adverse Effect qualifications contained in such representations, will be accurate in all respects as of the closing date for the merger as if made at and as of the closing date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties must be accurate in all material respects as of such earlier date); provided, however, that such condition will be deemed to be satisfied unless the individual or aggregate impact of all inaccuracies of such representations and warranties would reasonably be expected to have a Company Material Adverse Effect; provided further that, in determining whether a Company Material Adverse Effect would result, any inaccuracies in the representation regarding whether consents will be required under any material contract or whether any liens will be imposed on any of our assets, in each case in connection with the merger agreement and the merger, that would cause an adverse effect otherwise excluded by the exception in the definition of Company Material Adverse Effect regarding the effect of the execution or announcement of the merger agreement, will be taken into account;

•	there will not have been instituted or pending any proceeding by any governmental authority that is continuing as of the effective time of the merger that:

•	seeks to make illegal, delay materially or otherwise directly or indirectly restrain or prohibit the completion of the merger;

•	seeks to restrain or prohibit Parent’s ownership or operation (or that of its respective subsidiaries or affiliates) of all or any portion of our or our subsidiaries’ business or assets or in connection with the merger agreement, Parent or any of its subsidiaries;

•	seeks to compel Parent or any of its subsidiaries to dispose of, license or hold separate all or any portion of our or our subsidiaries’ business or assets or products or, in connection with the merger agreement, Parent or its subsidiaries; or

•	is otherwise, in the reasonable judgment of Parent, likely to cause a Company Material Adverse Effect or (in the case of a proceeding in connection with the merger agreement) have a material adverse effect on the business, assets, condition (financial or otherwise) or operations of the Parent and its subsidiaries, taken as a whole;

•	there will not have been any action taken, or any applicable law proposed, enacted, enforced, promulgated, issued or deemed applicable to the merger, in each case by any governmental authority, other than the application of the waiting period provisions of the HSR Act or of any foreign competition laws, that, in the reasonable judgment of Parent, is likely, directly or indirectly, to result in any of the consequences listed in the immediately preceding sub bullet points;

•	since the date of the merger agreement, there will not have been any occurrence or development of a set of circumstances which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; and

•	we will have delivered to Parent a certificate dated not more than 30 days prior to the effective time of the merger and signed by us to the effect that we are not, nor have been within 5 years of the date of the certification, a “United States real property holding corporation” as defined in Section 897 of the Code.

Our obligation to complete the merger is also subject to the following conditions:

•	each of Parent and Merger Subsidiary will have performed in all material respects all of its obligations required to be performed by it at or prior to the effective time of the merger; and

•	the representations and warranties of Parent contained in the merger agreement and in any certificate or other writing delivered by Parent pursuant to the merger agreement that are qualified by materiality will be true in all respects at and as of the effective time of the merger as if made at and as of such time (other than such representations or warranties that address matters only as of a certain date, which must be true in all respects as of such date), and that are not qualified by materiality will be true in all material respects at and as of the effective time of the merger as if made at and as of such time (other than such representations or warranties that address matters only as of a certain date, which must be true in all material respects as of such date).

Termination

The merger agreement may be terminated and the merger abandoned at any time prior to the effective time of the merger:

•	by the mutual written agreement of us and Parent;

•	by either us or Parent if:

•	the merger has not been consummated on or before April 23, 2007; provided that the right to terminate under this provision will not be available to any party whose breach of the merger agreement resulted in the failure of the effective date of the merger to occur on or before such date;

•	there is any applicable law or judgment that has become final and non-appealable that makes completion of the merger illegal or otherwise prohibited or enjoins us or the Parent from completing the merger;

•	our stockholders do not approve the merger agreement upon a vote of the stockholders held at the special meeting; or

•	a third party acquires beneficial ownership of more than 50% of our outstanding stock.

•	by Parent if:

•	our board of directors or any committee of our board of directors fails to make, withdraws or modifies in a manner adverse to Parent the recommendation of the merger, or the board recommends an Acquisition Proposal or takes any action or makes any statement inconsistent with the recommendation of the merger, or resolves or agrees to take any such action;

•	we fail to confirm the board’s recommendation of the merger agreement within two days of a request from Parent to do so;

•	we enter into, or publicly announce our intention to, enter into a definitive agreement or an agreement in principle with respect to a Superior Proposal;

•	we breach any representation or warranty or fail to perform any covenant or agreement under the merger agreement that would cause any conditions not to be satisfied and the breach or failure is either incapable of being cured or, if curable, we do not cure such breach or failure within 21 days after we receive written notice from Parent about such a breach or failure; or

•	we or any of our representatives willfully and materially breach our obligations concerning other solicitations or offers.

•	by us if:

•	Parent breaches any representation or warranty or fails to perform any covenant or agreement under the merger agreement that would cause any conditions not to be satisfied and the breach or failure is either incapable of being cured or, if curable, Parent does not cure such breach or failure within 21 days after receiving written notice from us about such a breach or failure; or

•	prior to adoption of the merger agreement by our stockholders, our board authorizes us to accept or enter into a written agreement constituting a Superior Proposal; provided that we pay the termination fee required by the merger agreement; provided, further, that we notify Parent, in writing and at least three business days prior to such termination, of our intention to terminate the merger agreement to accept (or to enter into a binding written agreement concerning an Acquisition Proposal that constitutes) a Superior Proposal and Parent does not make prior to such termination a binding, unconditional offer that our board of directors determines, in good faith after consultation with our financial advisors, is at least as favorable to our stockholders as such Superior Proposal.

Termination Fee

We are obligated to pay Parent a fee of $8,212,500 if the merger agreement is terminated because:

•	a third party acquires beneficial ownership of 50% of our outstanding stock;

•	our board of directors or any committee of our board of directors fails to make, withdraws or modifies in a manner adverse to Parent the recommendation of the merger, or the board recommends an Acquisition Proposal or takes any action or makes any statement inconsistent with the recommendation of the merger, or resolves or agrees to take any such action, in each case only in the event that there is a pending Acquisition Proposal;

•	we fail to confirm the board recommendation within two business days of a request from Parent to do so and there is a pending Acquisition Proposal;

•	we enter into or publicly announce our intention to enter into a definitive agreement for a Superior Proposal;

•	we or any of our representatives willfully and materially breach our obligations concerning other solicitations or offers; or

•	our Board of Directors authorizes us to accept or enter into a written agreement for a transaction constituting a Superior Proposal.

We are also obligated to pay a termination fee of $8,212,500 if the merger agreement is terminated because our stockholders fail to approve the merger agreement at the special meeting and, prior to the special meeting, an Acquisition Proposal had been made, and within 12 months following the date of such termination we enter into a definitive agreement with respect to, recommend to our stockholders, or complete, an Acquisition Proposal.

Expenses

Pursuant to the merger agreement, whether or not the merger is consummated, all fees and expenses incurred in connection with the merger agreement will be paid by the party incurring such fees or expenses.

Amendment

The merger agreement may be amended by the parties at any time before or after any approval of the merger agreement by our stockholders, but after stockholder approval, no amendment may be made that by law requires further stockholder approval without such further stockholder approval.

SECURITY OWNERSHIP OF MANAGEMENT, DIRECTORS AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding our common stock as of November 20, 2006, except as otherwise noted, by:

•	each of those persons owning of record or known by us to be the beneficial owner of more than five percent of our outstanding common stock;

•	each of our directors;

•	each of our executive officers; and

•	all of our directors and executive officers as a group.

The number of shares of our common stock outstanding on November 20, 2006 was 52,538,581. Except as noted, all information with respect to beneficial ownership has been furnished by each director or officer or is based on filings with the SEC. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within sixty days of the date as of which the information is provided. In computing the percentage ownership of any person, the number of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights (provided that, the totals set forth below do not take into account any accelerated vesting that will occur in connection with the merger). As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

	Shares Beneficially Owned as of November 20, 2006
Beneficial Owner	Number of Shares	Percentage of Class
Brookside Capital Partners Fund, L.P. (1)	5,436,648	9.99
Private Capital Management, L.P. (2)	4,119,684	7.84
William N. Sick, Jr. Business Resources International, Inc. (3)	4,144,609	7.89
Michael J. Watters (4)	2,768,969	5.27
T. Curtis Holmes, Jr. (5)	593,087	1.12
Glenn A. Etherington (6)	601,425	1.13
Phillip C. Thrasher (7)	396,952	*
Jonathan K. Hustis (8)	477,163	*
Michael J. Cullen (9)	262,722	*
David Sharpley (10)	346,420	*
Royce J. Holland (11)	96,250	*
Lawrence J. Bouman (12)	133,382	*
John W. White (13)	128,645	*
John E. Berndt (14)	143,523	*
Terry L. Scott (15)	85,638	*
All directors and executive officers as a group (11 persons) (16)	3,265,207	5.91

*	Less than 1%
(1)

The address of Brookside Capital Partners Fund, L.P. is 111 Huntington Avenue, Boston, Massachusetts 02199. Information with respect to such beneficial ownership was obtained from a Schedule 13G filed with the SEC that reflects shares beneficially owned by Brookside Capital Partners Fund, L.P. (“Brookside”) as of December 31, 2005. Domenic Ferrante, as the sole managing member of Brookside Capital Management, LLC (“BCM”), BCM as the sole general partner of Brookside Capital Investors, L.P. (“BCI”) and BCI, as the sole general partner of Brookside, may each be deemed to share voting or investment control over the shares. Beneficial ownership includes 1,280,581 shares issuable upon the exercise of warrants to purchase shares of our common stock. Beneficial ownership does not include 552,752 shares of our stock issuable upon the exercise of warrants held by Brookside that would cause Brookside’s beneficial ownership of our stock to exceed 9.99%. Pursuant to the terms of the warrants the number of warrant shares that Brookside may acquire upon exercise of the warrants is limited to insure that following such exercise the total number of shares of our stock beneficially owned by Brookside does not exceed 9.99%.

(2)	The address of Private Capital Management, L.P. is 8889 Pelican Bay Blvd., Naples, Florida 34108. Information with respect to such beneficial ownership was obtained from a Form 13F filed with the SEC and reflects shares beneficially owned by Private Capital Management, L.P. as of September 30, 2006.
(3)	Consists of 1,236,752 shares held directly by Mr. Sick, 2,333,967 shares held by Business Resources International, Inc., 229,536 shares held by Jill Melanie Sick 1991 Trust, 229,536 shares held by David Louis Sick 1991 Trust, and 114,818 shares held by Louis Pitchlyn Williams 1992 Trust. The address of William N. Sick, Jr. is 565 Sheridan Road, Winnetka, Illinois 60093. Information with respect to such beneficial ownership was obtained from a Form 5 and a Schedule 13G filed with the SEC and reflects shares beneficially owned by William M. Sick, Jr. as of December 31, 2004.
(4)	Consists of shares held by the Watters’ Children Trust, the Michael and Carole Watters Charitable Remainder Trust and MCDA International Partnership, Ltd. The address of Mr. Watters of 101 E. Park Blvd., Suite 600, Plano, Texas 75024. Information with respect to such beneficial ownership was obtained from a Schedule 13G filed with the SEC and reflects shares beneficially owned by Mr. Watters as of December 31, 2005.
(5)	Consists of (i) 93,920 shares owned by Mr. Holmes, including 11,037 shares of restricted common stock, and (ii) 499,167 shares subject to stock options held by Mr. Holmes that are exercisable within sixty days of November 20, 2006. Does not include 43,891 restricted stock units owned by Mr. Holmes.
(6)	Consists of (i) 103,154 shares owned by Mr. Etherington, including 15,333 shares of restricted common stock, and (ii) 498,271 shares subject to stock options held by Mr. Etherington that are exercisable within sixty days of November 20, 2006. Does not include 20,850 restricted stock units owned by Mr. Etherington.
(7)	Consists of (i) 12,785 shares owned by Mr. Thrasher, including 3,821 shares of restricted common stock, and (ii) 384,167 shares subject to stock options held by Mr. Thrasher that are exercisable within sixty days of November 20, 2006. Does not include 15,000 restricted stock units owned by Mr. Thrasher.
(8)	Consists of (i) 131,496 shares owned by Mr. Hustis, including 15,828 shares of restricted common stock, and (ii) 345,667 shares subject to stock options held by Mr. Hustis that are exercisable within sixty days of November 20, 2006. Does not include 20,625 restricted stock units owned by Mr. Hustis.
(9)	Consists of (i) 61,055 shares owned by Mr. Cullen, including 7,620 shares of restricted common stock, and (ii) 201,667 shares subject to stock options held by Mr. Cullen that are exercisable within sixty days of November 20, 2006. Does not include 20,625 restricted stock units owned by Mr. Cullen.
(10)	Consists of (i) 32,253 shares owned by Mr. Sharpley and (ii) 314,167 shares subject to stock options held by Mr. Sharpley that are exercisable within sixty days of November 20, 2006. Does not include 19,653 restricted stock units owned by Mr. Sharpley.
(11)	Consists of 96,250 shares subject to stock options held by Mr. Holland that are exercisable within sixty days of November 20, 2006.
(12)	Consists of (i) 47,132 shares owned by Mr. Bouman, including 9,355 shares of restricted common stock, and (ii) 86,250 shares subject to stock options held by Mr. Bouman that are exercisable within sixty days of November 20, 2006.
(13)	Consists of (i) 10,728 shares owned by Mr. White, including 7,061 shares of restricted common stock, and (ii) 117,917 shares subject to stock options held by Mr. White that are exercisable within sixty days of November 20, 2006.
(14)	Consists of (i) 47,273 shares owned by Mr. Berndt, including 10,237 shares of restricted common stock, and (ii) 96,250 shares subject to stock options held by Mr. Berndt that are exercisable within sixty days of November 20, 2006.
(15)	Consists of (i) 10,638 shares owned by Mr. Scott, including 5,188 shares of restricted common stock, and (ii) 75,000 shares subject to stock options held by Mr. Scott that are exercisable within sixty days of November 20, 2006.
(16)	Consists of (i) 550,434 shares owned by all directors and executive officers as a group (including 85,480 shares of restricted common stock) and (ii) 2,714,773 shares subject to stock options that are exercisable within sixty days of November 20, 2006.

STOCKHOLDER PROPOSALS

If the merger is completed, there will be no public stockholders of the surviving corporation and no public participation in any future meetings of our stockholders. If the merger is not completed, we will hold a 2007 annual meeting of stockholders. In that event, stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2007 annual meeting of stockholders in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended. To be eligible for inclusion in the proxy statement and form of proxy for the 2007 annual meeting pursuant to Rule 14a-8, proposals of stockholders must have been received by us no later than December 11, 2006, and must comply with Rule 14a-8.

In addition, pursuant to the Company’s bylaws, in order to nominate persons for election to the board of directors at the 2007 annual meeting of the Company’s stockholders, or to bring other business constituting a proper matter for stockholder action under applicable law before the 2007 annual meeting, a stockholder must deliver written notice to the Secretary of the Company at the principal executive offices of the Company not less than 60 nor more than 90 days prior to the first anniversary of the 2006 annual meeting; provided, however, that in the event that the date of the 2007 annual meeting is more than 30 days before or more than 60 days after such anniversary date, the notice must be delivered not earlier than the 90th day prior to the 2007 annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of the 2007 annual meeting is first made by the Company. If the board of directors, however, proposes to increase the number of directors at the 2007 annual meeting and there is no public announcement by the Company naming the nominees for the additional directorships at least 70 days prior to the first anniversary of the 2006 annual meeting, then a stockholder’s notice must be delivered to the Secretary of the Company at the principal executive offices of the Company not later than 10 days following the day on which such public announcement is first made by the Company. A stockholder’s notice described in this paragraph must set forth the information required by the Company’s bylaws.

With respect to proxies submitted for the 2007 annual meeting of the Company’s stockholders, the Company’s management will have discretionary authority to vote on any matter of which the Company does not receive notice by the date specified in the advance notice provisions of the Company’s bylaws described above, pursuant to Rule 14a-4(c)(1) promulgated under the Securities Exchange Act of 1934, as amended.

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934. We file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated November 20, 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. The mailing of this proxy statement to stockholders does not create any implication to the contrary.

If you have questions about the special meeting or the merger after reading this proxy statement, or if you would like additional copies of this proxy statement or the proxy card, you should contact our proxy solicitor, Mellon Investors Services LLC toll-free at 1-800-814-0304.

Annex A

AGREEMENT AND PLAN OF MERGER

dated as of

October 23, 2006

among

METASOLV, INC.

ORACLE SYSTEMS CORPORATION

and

MARINE ACQUISITION CORPORATION

TABLE OF CONTENTS1

[1]	The Table of Contents is not a part of this Agreement.

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of October 23, 2006 among MetaSolv, Inc., a Delaware corporation (the “Company”), Oracle Systems Corporation, a Delaware corporation (“Parent”), and Marine Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).

The parties hereto agree as follows:

WHEREAS, the Boards of Directors of each of the Company, Parent and Merger Subsidiary have approved this Agreement and deem it advisable and in the best interests of their respective stockholders to consummate the merger of Merger Subsidiary with and into the Company (the “Merger”) and the other transactions contemplated hereby, on the terms and conditions set forth herein; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Subsidiary’s willingness to enter into this Agreement, certain stockholders of the Company are entering into Voting Agreements in the form attached as Annex A hereto (the “Voting Agreements”) pursuant to which those stockholders, among other things, will agree to vote all voting securities in the Company beneficially owned by them in favor of the approval and adoption of this Agreement and the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal by a Third Party for (a) any acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of the Company and its Subsidiaries or 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, (b) any takeover bid, tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company or (c) a merger, amalgamation, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, in each such case in this clause (c) which would result in a Third Party beneficially owning (i) 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company or (ii) 15% or more of the consolidated assets of the Company and its Subsidiaries.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Law” means, with respect to any Person, any international, national, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Closing Date” means the date of Closing.

“Code” means the Internal Revenue Code of 1986.

“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2006 and the footnotes thereto set forth in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2006.

“Company Balance Sheet Date” means June 30, 2006.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company IP” means all Intellectual Property Rights owned, developed or acquired by assignment by the Company and/or its Subsidiaries.

“Company Material Adverse Effect” means a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or the Company’s ability to consummate the Merger and the other transactions contemplated by this Agreement, excluding any such effect resulting from or arising out of (i) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Merger, (ii) general economic, market or political conditions that do not disproportionately affect the Company and its Subsidiaries, taken as a whole, (iii) general conditions in the industry in which the Company and its Subsidiaries operate that do not disproportionately affect the Company and its Subsidiaries, taken as a whole, (iv) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation thereof, (v) changes in Applicable Laws or changes in accounting requirements or principles in each case after the date of this Agreement, or (vi) the taking of any action required by this Agreement.

“Company Restricted Shares” means each share of restricted Company Stock outstanding under any Company Stock Plan that is subject to forfeiture or repurchase by the Company.

“Company Restricted Stock Award” means a Company Restricted Stock Unit or a Company Restricted Share.

“Company Restricted Stock Unit” means a restricted stock unit or performance share unit granted pursuant to any Company Stock Plan with respect to Company Stock that remains unissued.

“Company Rights” means the preferred stock purchase rights issued pursuant to the Company Rights Agreement.

“Company Rights Agreement” means the Share Rights Agreement, dated as of October 24, 2001, between the Company and Mellon Investor Services LLC, as Rights Agent thereunder.

“Company Software Products” means (i) all software products sold or offered for sale by the Company or its Subsidiaries and (ii) all other software products proprietary to the Company or its Subsidiaries that are used in the conduct of their business.

“Company Stock” means the common stock, par value $0.005 per share, of the Company.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2005.

“Contract” means any legally binding written or oral contract, agreement, note, bond, indenture, mortgage, guarantee, option, lease, license, sales or purchase order, warranty, commitment or other instrument of any kind.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Environmental Law” means any Applicable Law or any agreement with any Governmental Authority or other Person, relating to human health and safety, the environment or any Hazardous Substance.

“Environmental Permits” means, with respect to any Person, all Governmental Authorizations relating to or required by Environmental Law and affecting, or relating in any way to, the business of such Person or any of its Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means (i) any government or any state, department, local authority or other political subdivision thereof, or (ii) any governmental body, agency, authority (including any Taxing Authority or transgovernmental or supranational entity or authority), minister or instrumentality (including any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Governmental Authorizations” means, with respect to any Person, all licenses, permits, certificates, waivers, consents, franchises (including similar authorizations or permits), exemptions, variances, expirations and terminations of any waiting period requirements and other authorizations and approvals issued to such Person by or obtained by such Person from any Governmental Authority.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, collectively, any (i) indebtedness for borrowed money, (ii) indebtedness evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security, (iii) amounts owing as deferred purchase price for the purchase of any property, or (iv) guarantees with respect to any indebtedness or obligation of a type described in clauses (i) through (iii) above of any other Person.

“Intellectual Property Rights” means all worldwide rights in (i) inventions, whether or not patentable, (ii) patents and patent applications, (iii) trademarks, service marks, trade dress, logos, Internet domain names and trade names, whether or not registered, and all goodwill associated therewith, (iv) rights of publicity and other rights to use the names and likeness of individuals, (v) copyrights, rights in databases and related rights, whether or not registered, (vi) mask works, (vii) computer software, data, databases, files, and documentation and other materials related to the foregoing, (viii) trade secrets and confidential, technical and business information, (ix) any other similar type of proprietary intellectual property right, (x) all rights to any of the foregoing provided by bilateral or international treaties or conventions, (xi) all other intellectual property or proprietary rights and (xii) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“International Plan” means any employment, severance or similar contract or arrangement (whether or not written) or any plan, policy, fund, program or arrangement or contract providing for severance, insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is not an Employee Plan, (ii) is entered into, maintained, administered or contributed to by the Company or any of its Affiliates, and (iii) covers any employee or former employee of the Company or any of its Subsidiaries.

“IT Assets” shall mean computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation owned by the Company or any of its Subsidiaries or licensed or leased by the Company or any of its Subsidiaries pursuant to written agreement (excluding any public networks).

“Judgment” means, with respect to any Person, any order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority or arbitrator that is binding upon or applicable to such Person.

“Knowledge of the Company” means the actual knowledge of T. Curtis Holmes, Jr., Glenn A. Etherington, Jonathan K. Hustis, Michael J. Cullen, Philip C. Thrasher, David Sharpley and Karon Hines.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Nasdaq” means the Nasdaq Global Market.

“Parent Stock” means the common stock, par value $0.01 per share, of Oracle Corporation.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Liens” means (i) Liens disclosed on the Company Balance Sheet, (ii) Liens for Taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Company Balance Sheet), and (iii) Liens that, in the aggregate, do not materially impair the value or the continued use and operation of the assets to which they relate.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Proceeding” means any suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Registered IP” means all United States, international and foreign: (i) patents and patent applications (including provisional applications and design patents and applications) and all reissues, divisions, divisionals, renewals, extensions, counterparts, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority thereto or serving as a basis for priority thereof; (ii) registered trademarks, service marks, applications to register trademarks, applications to register service marks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) domain name registrations and Internet number assignments; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity, in each of cases (i)-(v), owned by, under obligation of assignment to, or filed in the name of, the Company or any Subsidiary.

“Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives of such Person, acting in such capacity.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Superior Proposal” means any binding bona fide written offer which did not result from a breach of Section 6.04(a) or Section 6.04(b) made by a Third Party which, if consummated, would result in such Third Party (or in the case of a direct merger between such Third Party or a subsidiary of such Third Party and the Company, the stockholders of such Third Party) acquiring, directly or indirectly, at least 75% of the outstanding shares of Company Stock or at least 75% of the aggregate fair market value of the consolidated assets of the Company and its Subsidiaries, taken as a whole, and which offer, the Board of Directors of the Company determines in good faith by a majority vote, after consulting with its outside legal counsel and considering the advice of a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of such offer, including any break-up fees, expense reimbursement provisions and conditions to consummation, (i) is more favorable to all the Company’s stockholders than as provided hereunder and (ii) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such offer or proposal.

“Third Party” means any Person, other than Parent or any of its Affiliates or Representatives.

(a) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	6.04
Agreement	Preamble
Board Recommendation	4.02
Certificate of Merger	2.02
Certificates	2.04
Closing Date	2.01
Company Employee Plan	4.16
Company SEC Documents	4.07
Company Securities	4.05
Company Stock Option	2.06
Company Stock Plan	2.06
Company Subsidiary Securities	4.06
Confidentiality Agreement	6.04
Current Premium	7.03	(d)
Dissenting Shares	2.05
Effective Time	2.02
Employee Plan	4.16
End Date	10.01
ESPP	2.06	(d)
Exchange Agent	2.04
Foreign Competition Laws	4.03
Grant Date	4.05
Indemnified Liabilities	7.03	(a)
Indemnified Person	7.03
Insurance Policies	4.18
Material Contract	4.14
Merger	Recitals
Merger Consideration	2.03
Option Exchange Ratio	2.06
Payment Fund	2.04	(a)(ii)
Proxy Statement	4.09
Publicly Available Software	4.20	(i)
SEC Comments	6.03
Stockholder Approval	4.02
Stockholder Meeting	6.03
Surviving Corporation	2.02
Tax	4.15	(i)
Tax Asset	4.15	(i)
Tax Return	4.15	(i)
Tax Sharing Agreements	4.15	(i)
Taxing Authority	4.15	(i)
Uncertificated Shares	2.04
Warrants	6.02

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder. References to “$” and “dollars” are to the currency of the United States. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2

THE MERGER

Section 2.01. The Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., San Francisco time, as soon as practicable (and, in any event, within two Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article 9 (other than those conditions that by their nature are to be satisfied at the Closing), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Davis Polk & Wardwell, 1600 El Camino Real, Menlo Park, California 94025, unless another place is agreed to in writing by the parties hereto.

Section 2.02. The Merger. (a) Upon the terms and subject to the conditions set forth herein, as soon as practicable after the Closing, the Company and Merger Subsidiary shall file with the Delaware Secretary of State a certificate of merger (the “Certificate of Merger”) in connection with the Merger in such form as is required by, and executed and acknowledged in accordance with, Delaware Law.

(b) The Merger shall become effective at such time (the “Effective Time”) as the Certificate of Merger has been duly filed with the Delaware Secretary of State (or at such later time as may be specified in the Certificate of Merger).

(c) At the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”). From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

Section 2.03. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a) except as otherwise provided in Section 2.03(b), Section 2.03(c) or Section 2.05, each share of Company Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $4.10 in cash, without interest (the “Merger Consideration”);

(b) each share of Company Stock held by the Company as treasury stock or owned by Parent immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

(c) each share of Company Stock held by any Subsidiary of either the Company or Parent immediately prior to the Effective Time shall be converted into such number of shares of stock of the Surviving Corporation such that each such Subsidiary owns the same percentage of Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time; and

(d) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.04. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Company Stock (the “Certificates”) and (ii) uncertificated shares of Company Stock (the “Uncertificated Shares”). As of the Effective Time, Parent shall deposit with the Exchange Agent the aggregate Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares (the “Payment Fund”). The Payment Fund shall be invested in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of shares of Company Stock shall be entitled under Section 2.03, Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit in trust additional cash with the Exchange Agent sufficient to make all payments required under this Agreement, and Parent and the Surviving Corporation shall in any event be liable for payment thereof. The Payment Fund shall not be used for any other purpose. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares for the Merger Consideration. Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each record holder of shares of Company Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b) Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Stock represented by a Certificate or Uncertificated Share, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the Payment Fund that remains unclaimed by the holders of shares of Company Stock one year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section 2.04 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, and any dividends and distributions with respect thereto, in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Stock two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto. Notwithstanding anything herein to the contrary, the Merger Consideration payable in respect of unvested Company Restricted Shares shall be payable pursuant to Section 2.06 and not pursuant to this Section 2.04 and no deposit shall be made with the Exchange Agent by the Company or Parent pursuant to this Section 2.04, and the procedures of this Section 2.04 in respect of holders of shares of Company Stock shall not apply, with respect to such holders’ shares of unvested Restricted Stock.

Section 2.05. Dissenting Shares. Notwithstanding Section 2.03, shares of Company Stock outstanding immediately prior to the Effective Time (collectively, the “Dissenting Shares”) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has demanded appraisal for such shares in accordance with Section 262 of Delaware Law shall not be converted into a right to receive the Merger Consideration but instead shall be entitled to payment of the fair value of such shares in accordance with Section 262 of Delaware Law; provided that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal, pursuant to Section 262 of Delaware Law or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of Delaware Law, such shares of Company Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall provide Parent prompt notice of any demands received by the Company for appraisal of shares of Company Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, or to the extent required by Applicable Law, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.06. Company Stock Options and Restricted Stock Awards; ESPP. (a) As of the Effective Time, each option to purchase shares of Company Stock (each, a “Company Stock Option”) outstanding under any stock option or equity compensation plan or agreement (the “Company Stock Plans”) that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall be assumed by Parent and converted automatically at the Effective Time into an option to acquire Parent Stock in accordance with the terms and conditions of the applicable Company Stock Plan and option agreement by which it is evidenced (including any accelerated vesting provisions therein) except that (i) the number of shares of Parent Stock subject to each such option shall be determined by multiplying the number of shares of Company Stock subject to such Company Option immediately prior to the Effective Time by a fraction (the “Option Exchange Ratio”), the numerator of which is the per share Merger Consideration and the denominator of which is the average closing price of Parent Stock on Nasdaq over the five trading days immediately preceding (but not including) the date on which the Effective Time occurs (rounded down to the nearest whole share) and (ii) the exercise price per share of Parent Stock (rounded down to the nearest whole cent) shall equal (x) the per share exercise price for the shares of Company Stock otherwise purchasable pursuant to such Company Stock Option immediately prior to the Effective Time divided by (y) the Option Exchange Ratio; provided, however that in no case shall the Company Stock Option exchange be performed in a manner that is not in compliance with the adjustment requirements of Section 424 of the Code. In case the adjustment would violate the requirements of Section 424 of the Code, the number of shares of Parent Stock related to such Company Stock Option not so properly adjusted shall be reduced to award the holder of the Company Stock Option a substitute option that relates to the greatest number of shares of Parent Stock permissible pursuant to the adjustment limitations of Section 424 of the Code.

(b) Effective as of the Effective Time, each Company Restricted Stock Award shall automatically be cancelled, and each share of Company Stock subject to a Company Restricted Stock Award shall be converted into the right to receive the Merger Consideration in accordance with the terms of this Section 2.06(b). As promptly as reasonably practicable after the Effective Time, upon receipt from the Company of a list of holders of Restricted Stock Awards (including the number of shares that were unvested immediately before the Effective Time), Parent shall send or cause the Surviving Corporation to send to each holder of a Restricted Stock Award a letter of transmittal and, upon confirmation to Parent’s satisfaction that such list does not duplicate the shares held by stockholders of record provided to the Exchange Agent for payment under Section 2.04, shall pay or cause the Surviving Corporation to pay each such holder the applicable Merger Consideration, less applicable payroll reporting. Such payment may be made through the Company’s payroll cycle or by separate check. In no event shall this Section and Section 2.04 result in a duplication of payments with respect to any Restricted Stock Awards with respect to the Merger Consideration.

(c) Parent shall take such actions as are necessary for the assumption of the Company Stock Options pursuant to this Section 2.06, including the reservation, issuance and listing of Parent Stock as is necessary to effectuate the transactions contemplated by this Section 2.06. As soon as reasonably practicable after the Effective Time, Parent shall deliver to each holder of any Company Stock Option an appropriate notice setting forth such holder’s rights pursuant to such Company Stock Option. Parent shall prepare and file with the SEC a registration statement on Form S-8 with respect to the shares of Parent Stock subject to the Company Stock Options promptly following the Effective Time (and in any event within fifteen Business Days after the Effective Time) and use reasonable best efforts to maintain the effectiveness of such registration statement covering such Company Stock Options for so long as such Company Stock Options remain outstanding.

(d) The Company shall take all action that is necessary to (i) cause the exercise of each outstanding purchase right under the Company’s Employee Stock Purchase Plan (the “ESPP”) no less than five Business Days prior to the Effective Time; (ii) provide that no further purchase period or offering period shall commence under the ESPP following the date outstanding purchase rights under the ESPP are exercised in accordance with clause (i) on this sentence; and (iii) terminate the ESPP immediately prior to and effective as of the Effective Time.

Section 2.07. Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

Section 2.08. Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any Tax law. To the extent that amounts so withheld are paid over to or deposited with the relevant Taxing Authority by or on behalf of Parent or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 2.09. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock formerly represented by such Certificate, as contemplated under this Article 2.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01. Certificate of Incorporation. The certificate of incorporation of the Company shall be amended at the Effective Time as set forth in Annex B hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.02. Bylaws. The bylaws of Merger Subsidiary in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Merger Subsidiary immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent that:

Section 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore delivered to Parent complete and correct copies of the certificate of incorporation and bylaws of the Company as currently in effect.

Section 4.02. Corporate Authorization. (a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the Stockholder Approval, to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, except for obtaining the Stockholder Approval, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Stock voting to approve and adopt this Agreement and the Merger (the “Stockholder Approval”) is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement. This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.

(b) At a meeting duly called and held, prior to the execution of this Agreement, at which all directors of the Company were present, the Company’s Board of Directors duly and unanimously adopted resolutions (i) declaring that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Company’s stockholders, (ii) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated hereby, (iii) approving and adopting an amendment to the Company Rights Agreement to render the Company Rights inapplicable to the Merger, this Agreement and the transactions contemplated hereby, (iv) directing that the adoption of this Agreement be submitted to the Stockholder Meeting, and (v) recommending that the Company’s stockholders grant the Stockholder Approval (such recommendation, the “Board Recommendation”).

Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of (A) the HSR Act and (B) any Applicable Law analogous to the HSR Act or otherwise regulating antitrust or merger control matters and in each case existing in foreign jurisdictions (the “Foreign Competition Laws”), (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, any other applicable U.S. state or federal or foreign securities laws, or Nasdaq, and (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03 and that the Stockholder Approval is obtained, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or Judgment, (iii) require any consent under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under, any provision of any Contract binding upon the Company or any of its Subsidiaries or any Governmental Authorization affecting, or relating in any way to, the assets or business of the Company or any of its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, provided that in determining whether a Company Material Adverse Effect would result, any adverse effect otherwise excluded by clause (i) of the definition of Company Material Adverse Effect shall be taken into account.

Section 4.05. Capitalization. (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Stock and 10,000,000 shares of preferred stock, par value $0.01 per share, of the Company (of which 200,000 shares have been designated as Series A Junior Participating Preferred Stock and reserved for issuance upon exercise of the Company Rights). As of the close of business on October 17, 2006:

(i) 51,002,208 shares of Company Stock were issued and outstanding (of which 85,680 shares were Company Restricted Shares);

(ii) no shares of preferred stock of the Company were issued and outstanding;

(iii) Company Stock Options to purchase an aggregate of 8,000,673 shares of Company Stock were issued and outstanding (of which Company Stock Options to purchase an aggregate of 5,255,992 shares of Company Stock were exercisable); and

(iv) an aggregate of 336,667 shares of Company Stock were reserved for settlement of Company Restricted Stock Units; and

(v) warrants to purchase an aggregate of 3,833,333 shares of Company Stock were issued and outstanding.

No shares of Company Stock or Company Securities are owned by any Subsidiary of the Company. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, nonassessable and free of preemptive rights.

(b) Section 4.05(b) of the Company Disclosure Schedule sets forth, as of the close of business on October 17, 2006, a complete and correct list of (i) all outstanding Company Stock Options, including with respect to each such option, the number of shares subject to such option, the name of the holder, the grant date, whether the option is an “incentive stock option” under Section 422 of the Code or a non-qualified stock option, the exercise price per share, the vesting schedule and expiration date of each such option, and the form of Company Stock Option award agreement pursuant to which such option was granted and (ii) all outstanding Company Restricted Stock Awards, including with respect to each Company Restricted Stock Unit or Company Restricted Share, the name of the holder, the grant date and vesting schedule, whether an 83(b) election was taken under the Code with respect to such Company Restricted Stock Award, and the form of Company Restricted Stock Award grant agreement pursuant to which such award was granted. The Company Stock Plans are the only plans or programs the Company or any of its Subsidiaries has maintained under which stock options, restricted stock, stock appreciation rights or other compensatory equity-based awards have been or may be granted.

(c) Except as set forth in this Section 4.05 and for changes since October 17, 2006 resulting from the exercise of Company Stock Options outstanding on such date, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) options, warrants or other rights or arrangements to acquire from the Company, or other obligations or commitments of the Company to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in, the Company, or (iv) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the Company (the items in clauses (i)-(iv) being referred to collectively as the “Company Securities”), (v) voting trusts, proxies or other similar agreements or understandings to which Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of Company or any of its Subsidiaries or (vi) contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of Company or any of its Subsidiaries. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. All Company Stock Options and Company Restricted Stock Awards may, by their terms, be treated in accordance with Section 2.06.

Section 4.06. Subsidiaries. (a) Section 4.06(a) of the Company Disclosure Schedule sets forth a complete and correct list of each Subsidiary of the Company, its place and form of organization and each jurisdiction in which it is authorized to conduct or actually conducts business.

(b) Each Subsidiary of the Company is a corporation or other business entity duly incorporated or organized (as applicable), validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers required to carry on its business as now conducted. Each such Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, (ii) options, warrants or other rights or arrangements to acquire from the Company or any of its Subsidiaries, or other obligations or commitments of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of the Company, or (iii) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i)-(iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

(d) Except for the Company Subsidiary Securities, the Company does not own, directly or indirectly, any capital stock of, or other equity, ownership, profit, voting or other interests in, any Person.

Section 4.07. SEC Filings and the Sarbanes-Oxley Act. (a) The Company has made available to Parent, through the Company’s SEC filings or otherwise, complete and correct copies of (i) the Company’s annual reports on Form 10-K for its fiscal years ended December 31, 2005, 2004 and 2003, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended March 31, 2006 and June 30, 2006, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company since December 31, 2005, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 2005 (the documents referred to in this Section 4.07(a), together with all information incorporated by reference therein in accordance with applicable SEC regulations, are collectively referred to in this Agreement as the “Company SEC Documents”).

(b) Since December 31, 2005, the Company has filed with or furnished to the SEC each report, statement, schedule, form or other document or filing required by Applicable Law to be filed or furnished at or prior to the time so required. No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC.

(c) As of its filing date, each Company SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(d) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Company has made available to Parent through the Company’s SEC filings or otherwise copies of all comment letters received by the Company from the SEC since January 1, 2004, and relating to the Company SEC Documents, together with all written responses of the Company thereto. There are no outstanding or unresolved comments in such comment letters received by the Company from the SEC. As of the date of this Agreement, to the Knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC.

(f) Each required form, report and document containing financial statements that has been filed with or submitted to the SEC by the Company since July 31, 2002 was accompanied by the certifications required to be filed or submitted by the Company’s chief executive officer and/or chief financial officer, as required, pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act.

Section 4.08. Financial Statements; Internal Controls. (a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

(b) The Company’s system of internal controls over financial reporting is reasonably sufficient in all material respects to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed in accordance with the authorization of management, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that would materially affect the Company’s financial statements. No significant deficiency or material weakness was identified in management’s assessment of internal controls as of December 31, 2005 (nor has any such deficiency or weakness since been identified).

(c) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the 1934 Act) are reasonably designed to ensure that (i) all material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the 1934 Act with respect to such reports.

(d) Since the date of their last certification filed with the SEC, neither the chief executive officer nor the chief financial officer of the Company has become aware of any fact, circumstance or change that is reasonably likely to result in a “significant deficiency” or a “material weakness” in the Company’s internal controls over financial reporting.

(e) The audit committee of the Board of Directors of the Company includes an Audit Committee Financial Expert, as defined by Item 401(h)(2) of Regulation S-K.

(f) The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions. The Company has promptly disclosed any change in or waiver of the Company’s code of ethics with respect to any such persons, as required by Section 406(b) of the Sarbanes-Oxley Act. To the Knowledge of the Company, there have been no violations of provisions of the Company’s code of ethics by any such persons.

Section 4.09. Disclosure Documents. The proxy or information statement of the Company to be filed with the SEC in connection with the Merger (the “Proxy Statement”) and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, and at the time such stockholders vote on adoption of this Agreement, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included in the Proxy Statement based upon information furnished to the Company in writing by Parent specifically for use therein.

Section 4.10. Absence of Certain Changes. Since the Company Balance Sheet Date, (i) the business of the Company and each of its Subsidiaries has been conducted in the ordinary course consistent with past practice, except for actions taken pursuant to this Agreement in connection with the consummation of the Merger, (ii) through the date of this Agreement, there has not been any event, change, development or set of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (iii) there has not been any action or event, nor any authorization, commitment or agreement by the Company or any of its Subsidiaries with respect to any action or event, that if taken or if it occurred after the date hereof would be prohibited by Section 6.01.

Section 4.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than:

(a) liabilities or obligations disclosed and provided for in the Company Balance Sheet or disclosed in the notes thereto;

(b) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date in amounts consistent with past practice that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(c) liabilities or obligations disclosed on the Company Disclosure Schedule; and

(d) liabilities or obligations under this Agreement.

Section 4.12. Litigation. There is no action, suit, investigation or proceeding (or, to the Knowledge of the Company, anything that a reasonable person would consider a basis therefor) pending against, or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries, any present or (to the Knowledge of the Company) former officer, director or employee of the Company or any of its Subsidiaries in his or her capacity as such or any Person for whom the Company or any Subsidiary may be liable or any of their respective properties before any court or arbitrator or before or by any Governmental Authority, that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to Judgment against the Company or any of its Subsidiaries or naming the Company or any of its Subsidiaries as a party or by which any of the employees or representatives of the Company or any of its Subsidiaries is prohibited or restricted from engaging in or otherwise conducting the business of the Company or any of its Subsidiaries as presently conducted that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.13. Compliance with Applicable Law. (a) The Company and each of its Subsidiaries is and, since January 1, 2003 has been, in compliance in all material respects with all Applicable Laws and Judgments. Neither the Company nor any of its Subsidiaries has received any written notice since January 1, 2003 (i) of any administrative, civil or criminal investigation or audit (other than Tax audits) by any Governmental Authority relating to the Company or any of its Subsidiaries or (ii) from any Governmental Authority alleging that the Company or any of its Subsidiaries are not in compliance in any material respect with any Applicable Law or Judgment.

(b) Each of the Company and its Subsidiaries has in effect all material Governmental Authorizations necessary for it to own, lease or otherwise hold and operate its properties and assets and to carry on its businesses and operations as now conducted. There have occurred no material defaults (with or without notice or lapse of time or both) under, material violations of, or events giving rise to any right of termination, material amendment or cancellation of, any such Governmental Authorizations.

Section 4.14. Material Contracts. (a) Section 4.14 of the Company Disclosure Schedule contains a complete and correct list as of the date of this Agreement of each of the following Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is legally bound:

(i) each Contract that involves performance of services or delivery of goods, materials, supplies or equipment or development commitments by the Company or any of its Subsidiaries, providing for either (A) annual payments of $100,000 or more or (B) aggregate payments of $500,000 or more remaining or paid during the last 36 months;

(ii) each Contract that involves performance of services or delivery of goods, materials, supplies or equipment or development commitments to the Company or any of its Subsidiaries, or the payment therefor by the Company or any of its Subsidiaries, providing for either (A) annual payments of $100,000 or more or (B) aggregate payments of $500,000 or more remaining or paid during the last 36 months;

(iii) each Contract that contains any provisions restricting the Company or any of its Affiliates from competing in any line of business or with any Person or in any area or engaging in any activity or business (including with respect to the development, manufacture, marketing or distribution of their respective products or services), or pursuant to which any benefit or right is required to be given or lost as a result of so competing or engaging, or which would have any such effect after the Closing Date;

(iv) each Contract that (A) grants any material exclusive license or supply or distribution agreement or other material exclusive rights, (B) grants any material “most favored nation” status, rights of first refusal, rights of first negotiation or similar rights with respect to any product, service or Intellectual Property, or (C) contains any provision that requires the purchase of all or a given portion of the Company’s or any of its Subsidiaries’ requirements from a given third party, or any other similar provision;

(v) each Contract pursuant to which the Company or any of its Subsidiaries has agreed or is required to provide any third party with access to material source code, to provide for material source code to be put in escrow or to refrain from granting material license or franchise rights to any other person;

(vi) each material Contract pursuant to which the Company or any of its Subsidiaries has been granted any license to Intellectual Property, other than nonexclusive licenses granted in the ordinary course of business of the Company and its Subsidiaries consistent with past practice;

(vii) each lease or sublease (whether of real or personal property) to which the Company or any of its Subsidiaries is party as either lessor or lessee providing for either (A) annual payments of $100,000 or more or (B) aggregate payments of $500,000 or more;

(viii) each Contract relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement with an aggregate outstanding principal amount not exceeding $500,000 and which may be prepaid on not more than 30 days’ notice without the payment of any penalty;

(ix) each Contract under which the Company or any of its Subsidiaries has, directly or indirectly, made any loan, capital contribution to, or other investment in, any Person (other than the Company or any of its Subsidiaries and other than extensions of credit in the ordinary course of business consistent with past practices);

(x) each Contract under which the Company or any of its Subsidiaries has any material obligations that have not been satisfied or performed (other than the confidentiality obligations) relating to the acquisition or disposition of any portion of the business of the Company (whether by merger, sale of stock, sale of assets or otherwise);

(xi) each Contract between the Company or any of its Subsidiaries and any Governmental Authority;

(xii) each partnership, joint venture or other similar Contract or arrangement;

(xiii) each employee collective bargaining agreement or other Contract with any labor union and each employment Contract (other than for employment at-will or similar arrangements) that is not terminable by the Company without notice and without cost to the Company;

(xiv) each material Contract entered into in the last three years in connection with the settlement or other resolution of any Proceeding that has any continuing obligations, liabilities or restrictions; or

(xv) except for the Contracts disclosed above, each Contract required to be filed by the Company pursuant to Item 601(b)(10) of Regulation S-K under the 1933 Act, or that is otherwise material to Company and its Subsidiaries, taken as whole, and not entered into in the ordinary course of business consistent with past practice.

(b) Each Contract disclosed in Section 4.14(a) of the Company Disclosure Schedule, required to be disclosed pursuant to this Section or which would have been required to be so disclosed if it had existed on the date of this Agreement (each, a “Material Contract”) (unless it has terminated or expired (in each case according to its terms)) is in full force and effect and is a legal, valid and binding agreement of the Company or its Subsidiary, as the case may be, and, to the Knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the Knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity. Neither the Company nor any of its Subsidiaries has received any notice to terminate, in whole or part, materially amend or not renew any executory obligation (existing as of the date of this Agreement) of a counterparty to a Material Contract that has not terminated or expired (in each case according to its terms) prior to the date of this Agreement (nor, to the Knowledge of the Company, as of the date of this Agreement, has there been anything that a reasonable person would consider an indication that any such notice of termination will be served on or after the date of this Agreement on the Company by any counterparty to a Material Contract). None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any Material Contract, and, to the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder.

(c) Complete and correct copies of each Material Contract in existence as of the date of this Agreement, as amended and supplemented, have been delivered or made available by the Company to Parent prior to the date of this Agreement.

Section 4.15. Taxes. (a) All income, franchise and other material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Laws, and all such Tax Returns are, or shall be at the time of filing, true and complete in all material respects.

(b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.

(c) The United States federal income Tax Returns of the Company and its Subsidiaries through the Tax year ended December 31, 2002 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired. Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the statute of limitations period applicable to any Tax Return, which period (after giving effect to such extension or waiver) has not yet expired.

(d) There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s knowledge, threatened against or with respect to the Company or any of its Subsidiaries in respect of any Tax or Tax Asset.

(e) Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the statute of limitations period applicable to any Tax Return, which period (after giving effect to such extension or waiver) has not yet expired.

(f) During the five-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code.

(g) Neither the Company nor any of its Subsidiaries owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property.

(h) Section 4.15(h) of the Company Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) in which the Company or any of its Subsidiaries currently files Tax Returns.

(i) “Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement). “Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including without limitation deductions and credits related to alternative minimum Taxes). “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information. “Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or Subsidiaries).

Section 4.16. Employee Benefit Plans. (a) Section 4.16 of the Company Disclosure Schedule contains a correct and complete list identifying each “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) (each, an “Employee Plan”) which is maintained, administered or contributed to by the Company or any ERISA Affiliate of the Company and covers any employee or former employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability (each, a “Company Employee Plan”). Copies of such Company Employee Plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto have been furnished to Parent together with the most recent annual report and tax return prepared in connection with any such Company Employee Plan.

(b) Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA, any non-U.S. defined benefit plan, or any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

(c) Neither the Company nor any ERISA Affiliate nor any predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA.

(d) Each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be reissued. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Company Employee Plan. Each Company Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan. No events have occurred with respect to any Company Employee Plan that could result in a material payment or assessment by or against the Company of any excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(e) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee, director or independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Employee Plan.

(f) Since September 30, 2006, the Company has not paid any special or non-routine bonus or incentive payment to any executive officer and there is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, would entitle any employee or former employee to any severance or other payment solely as a result of the transactions contemplated hereby, or could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code.

(g) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees or directors of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

(h) There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Employee Plan that would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

(i) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the Knowledge of the Company, threatened against or involving any Employee Plan before any arbitrator or any Governmental Authority.

(j) The Company has provided Parent with a list and copies of each International Plan. Each International Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any special provisions relating to qualified plans where such Plan was intended so to qualify) and has been maintained in good standing with applicable regulatory authorities. There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any International Plan that would increase materially the expense of maintaining such International Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof. According to the actuarial assumptions and valuations most recently used for the purpose of funding each International Plan (or, if the same has no such assumptions and valuations or is unfunded, according to actuarial assumptions and valuations in use by the PBGC on the date hereof), as of June 30, 2006 the total amount or value of the funds available under such Plan to pay benefits accrued thereunder or segregated in respect of such accrued benefits, together with any reserve or accrual with respect thereto, exceeded the present value of all benefits (actual or contingent) accrued as of such date of all participants and past participants therein in respect of which the Company or any of its Subsidiaries has or would have after the Effective Time any obligation. From and after the Effective Time, Parent and its Affiliates will get the full benefit of any such funds, accruals or reserves.

Section 4.17. Labor and Employment Matters. Neither the Company nor any of its Subsidiaries is a party to, bound by or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or understanding with a labor union or organization. None of the employees of the Company or any of its Subsidiaries is represented by any union with respect to his or her employment by the Company or such Subsidiary. There is no (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to their businesses, (ii) activity or proceeding by a labor union or representative thereof to the Knowledge of the Company to organize any employees of the Company or any of its Subsidiaries, or (iii) lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees, and during the last three years there has not been any such action.

Section 4.18. Insurance Policies. (a) Section 4.18(a) of the Company Disclosure Schedule lists as of the date of this Agreement all material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers or directors of the Company and its Subsidiaries (collectively, the “Insurance Policies”) and the coverage limitations and deductibles applicable to each such policy. All of the Insurance Policies or renewals thereof are in full force and effect. There is no material claim by the Company or any of its Subsidiaries pending under any of such policies or bonds as to which the Company has been notified that coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and the Company and its Subsidiaries are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). To the Knowledge of the Company, there is no threatened termination of, or material premium increase (other than with respect to customary annual premium increases) with respect to, any Insurance Policy.

(b) Section 4.18(b) of the Company Disclosure Schedule identifies each material insurance claim made by the Company or any of its Subsidiaries between the Company Balance Sheet Date and the date of this Agreement.

Section 4.19. Environmental Matters. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) no notice, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Proceeding is pending and, to the Knowledge of the Company, is threatened by any Governmental Authority or other Person relating to or arising out of any failure of the Company or any of its Subsidiaries to comply with any Environmental Law;

(ii) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits of the Company;

(iii) there has been no release by the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries would reasonably be expected to be liable by Contract or by operation of Law, of any Hazardous Substance at, under, from or to any facility or real property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries; and

(iv) there are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and, to the Knowledge of the Company, there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liability.

(b) Neither the Company nor any of its Subsidiaries owns, leases or operates or has owned, leased or operated any real property, or conducts or has conducted any operations, in New Jersey or Connecticut.

(c) For purposes of this Section 4.19, the terms “Company” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

Section 4.20. Intellectual Property; Computer Software. (a) The Company and its Subsidiaries own or otherwise hold the right to use all Intellectual Property Rights necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted or as currently proposed to be conducted by the Company or any of its Subsidiaries (the “Necessary IP Rights”). The consummation of the transactions contemplated by this Agreement will not alter, restrict, encumber, impair or extinguish any Necessary IP Rights.

(b) There are no legal Proceedings pending or, to the Knowledge of the Company, threatened (i) alleging infringement, misappropriation or any other violation of any Intellectual Property Rights of any Person by the Company or any of its Subsidiaries or any of their respective products or services, or (ii) challenging the scope, ownership, validity, or enforceability of the Company IP or of the Company and its Subsidiaries’ rights under the Necessary IP Rights. None of the Company or its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any Person.

(c) (i) The Company and its Subsidiaries hold all right, title and interest in and to the Company IP, free and clear of any Liens, except for Permitted Liens, (ii) no Person, other than the Company and its Subsidiaries, possesses any current or contingent rights to license, sell or otherwise distribute the Company Software Products or any portion thereof, and (iii) there are no restrictions on the disclosure, use, license or transfer of the Necessary IP Rights, the Company IP or the Company Software Products.

(d) Section 4.20(d)(i) of the Company Disclosure Schedule contains a true and complete list of all Registered IP as of the date hereof. The Company and its Subsidiaries have taken all actions reasonably necessary to maintain and protect the Registered IP, including payment of applicable maintenance fees, filing of applicable statements of use, timely response to office actions and disclosure of any required information, and all assignments (and licenses where required) of the Registered IP have been duly recorded with the appropriate governmental authorities. Section 4.20(d)(ii) of the Company Disclosure Schedule includes a true and complete list of all material actions that must be taken within 120 days of the date hereof with respect to any of the Registered IP. The Company and each of its Subsidiaries have complied with all applicable notice and marking requirements for the Registered IP. None of the Registered IP has been adjudged invalid or unenforceable in whole or part and, to the Knowledge of the Company, all Registered IP is valid and enforceable.

(e) Section 4.20(e) (i) of the Company Disclosure Schedule contains (A) a true and complete list of all licenses and other Contracts pursuant to which the Company or any Subsidiary is granted rights in any third-party Intellectual Property (excluding any Publicly Available Software) (x) embedded or incorporated into or distributed with any Company Software Product, (y) used by the Company or any of its Subsidiaries in the development or support of any Company Software Product or (z) used or held for use by the Company for any other purpose (excluding, for purposes of clause (z) only, any generally available, off-the-shelf software programs licensed by the Company on standard terms); (B) a summary of the Company’s and its Subsidiaries’ remaining payment and accounting obligations, if any, with respect to each of the Contracts listed thereon, excluding agreements for generally available, off-the-shelf software programs licensed by the Company on standard terms. Section 4.20(e) (ii) of the Company Disclosure Schedule contains a true and complete list of (A) all agreements pursuant to which the Company or any of its Subsidiaries has provided source code of any Company Software Product or any material part thereof to a third party and (B) all third parties to whom the Company or any of its Subsidiaries has granted a contingent right to receive the source code of any Company Software Product or any material part thereof, whether pursuant to an escrow arrangement or otherwise.

(f) The Company and its Subsidiaries have taken all reasonable steps to protect their rights in the Company IP and to protect any confidential information provided to them by any other Person under obligation of confidentiality. Without limitation of the foregoing, the Company and its Subsidiaries have not made any of their trade secrets or other confidential or proprietary information that they intended to maintain as confidential (including source code with respect to Company Software Products) available to any other Person except pursuant to written agreements requiring such Person to maintain the confidentiality of such information or materials.

(g) The Company and its Subsidiaries have obtained from all parties (including current or former directors, officers or employees) who have created any portion of, or otherwise who would have any rights in or to, any Company IP or Company Software Product valid and enforceable written assignments of any such rights to the Company and its Subsidiaries and the Company has provided true and complete copies of such assignments to Parent. Neither the Company nor any of its Subsidiaries is obligated to provide any consideration (whether financial or otherwise) to any third party with respect to any exercise of rights by the Company or any of its Subsidiaries, or any successor to the Company or any of its Subsidiaries, in any Company IP or Company Software Product.

(h) Section 4.20(h) of the Company Disclosure Schedule contains a true and complete list of all Company Software Products as of the date hereof.

(i) Except as set forth on Section 4.20(i) of the Company Disclosure Schedule, no Company Software Product (including any Company Software Product currently under development) contains any code that is, in whole or in part, subject to the provisions of any license to software that is made generally available to the public without requiring payment of fees or royalties (including without limitation any obligation or condition under any “open source” license such as, without limitation, the GNU General Public License, GNU Lesser General Public License, Mozilla Public License or BSD licenses) (“Publicly Available Software”). All Publicly Available Software used by the Company or any Subsidiary has been used in its entirety and without modification. Neither the Company nor any Subsidiary has incorporated or otherwise used Publicly Available Software in a manner that would require, or condition the use or distribution of any Company Software Product on the disclosure, licensing or distribution of any source code for any portion of such Company Software Product.

(j) The Company Software Products do not contain any computer code designed to disrupt, disable, harm, distort or otherwise impede in any manner the legitimate operation of such software by or for the Company or its authorized users, or any other associated software, firmware, hardware, computer system or network (including without limitation what are sometimes referred to as “viruses”, “worms”, “time bombs” and/or “back doors”)

(k) Neither the Company nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Company IP to any other Person.

(l) (i) No funding, facilities or personnel of any Governmental Entity were used, directly or indirectly, to develop or create, in whole or in part, any Company IP, including any Company Software Product and (ii) neither the Company nor any Subsidiary is or has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could compel the Company or such Subsidiary to grant or offer to any other Person any license or right to such Company IP.

(m) The IT Assets operate and perform in all material respects in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted. The Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology processes.

Section 4.21. Properties. (a) The Company and each of its Subsidiaries have good and marketable title to, or in the case of leased property and leased tangible assets, valid leasehold interests in, all of their material properties and material tangible assets. All such assets and properties, other than assets and properties in which the Company or any of its Subsidiaries has leasehold interests, are free and clear of all Liens, except for Permitted Liens.

(b) Section 4.21(b) of the Company Disclosure Schedule sets forth a complete and correct list of all real property (and interests in real property) leased by the Company or any of its Subsidiaries (each such property, a “Leased Real Property”). Neither the Company nor any of its Subsidiaries either currently owns or has previously owned in fee any real property or held any other interests in real property (other than the leasehold interests in the Leased Real Property).

(c) With respect to each Leased Real Property, neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted anyone the right to use or occupy such Leased Real Property or any portion thereof. The Company and each of its Subsidiaries enjoy peaceful and undisturbed possession of the Leased Real Property.

Section 4.22. Interested Party Transactions. (i) Neither the Company nor any of its Subsidiaries is a party to any transaction or agreement with any Affiliate, stockholder that beneficially owns 5% or more of the Company’s outstanding common stock, or director or executive officer of the Company, and (ii) no event has occurred since the date of the Company’s last proxy statement to its stockholders that would, in the case of either clause (i) or (ii), be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 4.23. Certain Business Practices. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries nor (to the Knowledge of the Company) any director, officer, agent or employee of the Company or any of its Subsidiaries at the direction of or on behalf of the Company or any of its Subsidiaries (i) used any funds for unlawful contributions, gifts, entertainment or other expenses relating to political activity or for the business of the Company or any of its Subsidiaries or (ii) made any bribe or kickback, illegal political contribution or other unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977.

Section 4.24. Finders’ Fees. Except for Raymond James & Associates, Inc., a copy of whose engagement agreement (and all indemnification and other agreements related to such engagement) has been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries, Affiliates, or any of their respective officers or directors in their capacity as officers or directors, who might be entitled to any banking, broker’s finder’s or similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement. The Company does not anticipate that the aggregate fees and expenses of its accountants, brokers, financial advisors, consultants, legal counsel and other persons retained by the Company or any of its Subsidiaries, Affiliates, or any of their respective officers or directors in their capacity as officers or directors, incurred or to be incurred in connection with this Agreement and the transactions contemplated by this Agreement will exceed the aggregate fees and expenses set forth in Section 4.24 of the Company Disclosure Schedule.

Section 4.25. Opinion of Financial Advisor. The Company has received the opinion of Raymond James & Associates, Inc., financial advisor to the Company, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the Company’s stockholders from a financial point of view, a copy of which opinion has been delivered to Parent.

Section 4.26. Antitakeover Statutes and Company Rights Agreement. (a) The Company has taken all action necessary to exempt the Merger, this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby from Section 203 of Delaware Law, and, accordingly, neither such Section nor any other antitakeover or similar Applicable Law applies or purports to apply to any such transactions. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to the Merger, this Agreement, the Voting Agreements or any of the transactions contemplated hereby and thereby.

(b) The Company has taken all action necessary (i) to render the Company Rights inapplicable to the Merger, this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby, and (ii) ensure that (A) neither Parent, Merger Subsidiary nor any of their Affiliates will become an “Acquiring Person” (as such term is defined in the Company Rights Agreement) and (B) neither a “Shares Acquisition Date” nor a “Distribution Date” (each as defined in the Company Rights Agreement) shall occur, in each case, by reason of the approval or execution of this Agreement, the announcement or consummation of the Merger, this Agreement, the Voting Agreements or the transactions contemplated hereby and thereby.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company that:

Section 5.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 5.02. Corporate Authorization. Each of Parent and Merger Subsidiary has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against each such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.

Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of (A) the HSR Act and (B) the Foreign Competition Laws, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other U.S. state or federal securities laws, and (iv) any actions or filings the absence of which would not reasonably be expected to prevent, materially delay or materially impair the Company’s ability to consummate the Merger and the other transactions contemplated by this Agreement.

Section 5.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or the certificate of incorporation and bylaws of Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or Judgment, or (iii) require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under, any provision of any agreement or other instrument binding upon Parent or Merger Subsidiary, with such exceptions, in the case of each of clauses (ii) and (iii) above, as would not reasonably be expected to prevent, materially delay or materially impair the Company’s ability to consummate the transactions contemplated by this Agreement.

Section 5.05. Disclosure Documents. None of the information provided by Parent specifically for inclusion in the Proxy Statement or any amendment or supplement thereto, at the time the Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time the Company’s stockholders vote on adoption of this Agreement, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 5.06. Company Securities. Neither Parent nor any of its Subsidiaries owns any Company Securities.

Section 5.07. Litigation. There is no action, suit, investigation or proceeding (or, to the knowledge of Parent, anything that a reasonable person would consider a basis therefor) pending against, or, to the knowledge of Parent, threatened against Parent, any of its Subsidiaries, any present or former officer, director or employee of Parent or any of its Subsidiaries or any other Person for whom Parent or any Subsidiary may be liable or any of their respective properties before any Governmental Authority that in any manner challenges or seeks to prevent or enjoin the Merger or any of the other transactions contemplated hereby.

Section 5.08. Financing. At the Effective Time, Parent will have sufficient cash, available lines of credit or other sources of immediately available funds to enable Parent to pay the aggregate Merger Consideration and to perform its obligations with respect to the transactions contemplated by this Agreement.

ARTICLE 6

COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.01. Conduct of the Company. Except for matters expressly permitted or contemplated by this Agreement, any other agreement or instrument being entered into in connection with this Agreement or set forth on Section 6.01 of the Company Disclosure Schedule, or required by Applicable Law, from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practices and use its commercially reasonable efforts to (i) preserve intact its assets, Intellectual Property and business organization, (ii) keep available the services of its directors, officers and employees, (iii) maintain in effect all of its Governmental Authorizations and (iv) maintain satisfactory relationships with its customers, lenders, suppliers, licensors, licensees and distributors. Without limiting the generality of the foregoing, except for matters expressly permitted or contemplated by this Agreement, any other agreement or instrument being entered into in connection with this Agreement or as set forth on Section 6.01 of the Company Disclosure Schedule, or required by Applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to, do any of the following without the prior written consent of Parent:

(a) amend its certificate of incorporation, bylaws or other comparable charter or organizational documents (whether by merger, consolidation or otherwise);

(b) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of the Company or any of its Subsidiaries, other than dividends and distributions by a direct or indirect wholly-owned Subsidiary of the Company to its parent, (ii) split, combine or reclassify any capital stock of the Company or any of its Subsidiaries, (iii) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock of the Company or any of its Subsidiaries, (iv) purchase, redeem or otherwise acquire any Company Securities or Company Subsidiary Securities, or (v) take any action that would result in any amendment, modification or change of any term of any Indebtedness of the Company or any of its Subsidiaries;

(c) (i) issue, deliver, sell, grant, pledge, transfer, subject to any Lien or otherwise encumber or dispose of any Company Securities or Company Subsidiary Securities, other than (A) the issuance of shares of Company Stock upon the exercise of Company Stock Options or pursuant to the terms of the Company Restricted Stock

Units that are outstanding on the date of this Agreement, in each case in accordance with the applicable equity award’s terms as in effect on the date of this Agreement, or (B) grants of Company Stock Options to newly hired employees in the ordinary course of business consistent with past practice, with a per share exercise price no less than the then-current market price of a share of Company Stock and not subject to any accelerated vesting or other provision that would be triggered as a result of the consummation of the transactions contemplated hereby and/or termination of employment, so long as (x) the aggregate number of shares of Company Stock subject to such additional Company Stock Options does not exceed 100,000 and (y) the aggregate number of shares of Company Stock subject to Stock Options granted to any individual newly hired employee does not exceed 20,000, (C) the issuance of shares of Company Stock pursuant to the Company’s employee stock purchase plan as in effect as of the date of this Agreement and in accordance with Section 2.06(d), (D) the issuance of shares of Company Stock pursuant to the exercise of warrants to purchase Company Stock that are outstanding on the date of this Agreement and (E) grants of Company Securities to directors of the Company as compensation for services in accordance with the policy set forth on Section 4.16 of the Company Disclosure Schedule, or (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(d) adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(e) incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those contemplated by the capital expenditure budget for the Company and its Subsidiaries that is attached to Section 6.01(e) of the Company Disclosure Schedule and any other capital expenditure set forth thereon, and (ii) any unbudgeted capital expenditures not to exceed $100,000 individually or $500,000 in the aggregate;

(f) acquire (i) any business or Person or division thereof (whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise) or (ii) any other assets other than immaterial assets acquired in the ordinary course of business consistent with past practices;

(g) sell, lease, license, pledge, transfer, subject to any Lien or otherwise dispose of any of its material assets or properties except (i) pursuant to existing contracts or commitments, (ii) sales of inventory or used equipment in the ordinary course of business consistent with past practice, and (iii) Permitted Liens incurred in the ordinary course of business consistent with past practices;

(h) (i) grant to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries any increase in compensation, bonus or other benefits, except (A) increases in connection with promotions of non-executive officers in the ordinary course of business consistent with past practices, (B) increases in base salaries of non-executive officer employees in accordance with past practices so long as such increases do not exceed $250,000 in the aggregate, or (C) bonuses calculated in accordance with, and paid on the terms and conditions of, existing bonus plans, policies, agreements or arrangements listed on Section 4.16(a) of the Company Disclosure Schedule (disregarding for purposes of such calculations the transaction expenses incurred in connection with the transactions contemplated by this Agreement), (ii) grant to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries any severance or termination pay or benefits or any increase in severance, change of control or termination pay or benefits, except in connection with actual termination in the ordinary course of any such Person to the extent required under Applicable Law or existing plans, policies, agreements or arrangements listed on Section 4.16(a) of the Company Disclosure Schedule, (iii) establish, adopt, enter into or amend any Company Employee Plan (other than offer letters that contemplate “at will” employment without severance benefits) or collective bargaining agreement, in each case except as required by Applicable Law, (iv) take any action to accelerate any rights or benefits or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Employee Plan except to the extent required pursuant to the terms thereof or Applicable Law, or (v) make any Person a beneficiary of any retention or severance plan under which such Person is not as of the date of this Agreement a beneficiary which would entitle such Person to vesting, acceleration or any other right as a consequence of consummation of the transactions contemplated by this Agreement;

(i) make any material change in any method of financial accounting principles, method or practices, except for any such change required by reason of a concurrent change in GAAP or Applicable Law;

(j) (i) repurchase, prepay or incur any Indebtedness, including by way of a guarantee or an issuance or sale of debt securities, or issue and sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement or similar condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any of its wholly-owned Subsidiaries;

(k) enter into any agreement or arrangement that limits or otherwise restricts in any material respect the Company, any of its Subsidiaries or any of their respective Affiliates, or that could, after the Effective Time, limit or restrict in any material respect the Company, any of its Subsidiaries, the Surviving Corporation, Parent or any of their respective Affiliates, from engaging or competing in any line of business, in any location with any Person;

(l) enter into, terminate, renew, amend or modify in any material respect or fail to enforce in any material respect any Material Contract other than, in each case, in the ordinary course of business consistent with past practices;

(m) waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar Contract to which the Company or any of its Subsidiaries is a party;

(n) make or change any material Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, materially amend any Tax Returns or file claims for material Tax refunds, enter into any closing agreement, settle any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;

(o) settle or agree to settle any material Proceeding pending or threatened before any arbitrator, court or other Governmental Authority (for the avoidance of doubt, any settlement or consent decree which involves a conduct remedy or injunctive or similar relief or has a restrictive impact on business or involves payments in excess of $500,000 shall be deemed to be material);

(p) take any affirmative action that is reasonably likely to result in, and does in fact result in, any representation or warranty of the Company hereunder becoming inaccurate in any respect at, or as of any time before, the Effective Time; or

(q) authorize, commit or agree to take any of the foregoing actions.

Section 6.02. Warrants. Prior to the Effective Time, the Company shall cause any one or more of the following to occur:

(a) the exercise or conversion of all of the outstanding warrants exercisable for shares of Company Stock (“Warrants”) for or into shares of Company Stock in accordance with the terms of the applicable Warrants;

(b) the entry into agreements between the Company and the holders of each of the outstanding Warrants providing that each Warrant shall, following the Merger, be exercisable for, at the exercise price of such Warrant, the Merger Consideration multiplied by the number of shares of Company Stock issuable upon exercise of such Warrant immediately prior to the Effective Time;

(c) a reclassification of the shares of Company Stock in accordance with Delaware Law so that, immediately prior to the Effective Time, each share of Company Stock shall be redeemable at any time at the option of the Company for an amount per share of Company Stock equal to the Merger Consideration;

(d) with the consent of Parent, the amendment of this Agreement to provide for a merger of the Company with and into Merger Subsidiary, with Merger Subsidiary surviving the Merger; or

(e) any combination of the events referred to in clauses (a), (b) and (c) above that, when taken together, apply to all of the outstanding Warrants so that no Warrants may be exercised for any shares of Company Stock that are not redeemable at the Company’s election.

Section 6.03. Stockholder Meeting; Proxy Material. (a) The Company shall establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholder Meeting”), for the purpose of voting on the matter requiring the Stockholder Approval. The notice of such Stockholder Meeting shall state that a resolution to adopt this Agreement will be considered at the Stockholder Meeting. Subject to Section 6.04(b) and except as otherwise required by its fiduciary duties, the Board of Directors of the Company shall recommend approval of the matters constituting the Stockholder Approval by the Company’s stockholders. In connection with such meeting, the Company shall, as promptly as reasonably practicable after the date hereof, prepare and file (subject to reasonable cooperation from Parent in the preparation of the Proxy Statement) the Proxy Statement with the SEC. The Company shall, as promptly as practicable after the date hereof, (i) use its reasonable best efforts to (A) have the Proxy Statement cleared by the SEC, (B) mail to its stockholders the Proxy Statement and all other proxy materials for such meeting, and (C) if necessary in order to comply with applicable securities laws, after the Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, resolicit proxies, (ii) subject to Section 6.04(b) and except as otherwise required by the fiduciary duties of the Board of Directors of the Company, use its reasonable best efforts to obtain the Stockholder Approval, and (iii) otherwise comply in all material respects with all legal requirements applicable to the Stockholder Meeting.

(b) Parent and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement before such document (or any amendment or supplement thereto) is filed with the SEC, and the Company shall include in such document any comments reasonably proposed by Parent and its counsel. The Company shall (i) as promptly as practicable after receipt thereof, provide Parent and its counsel with copies of any written comments, and advise Parent and its counsel of any oral comments, with respect to the Proxy Statement (or any amendment or supplement thereto) received from the SEC or its staff (“SEC Comments”), (ii) provide Parent and its counsel a reasonable opportunity to review the Company’s proposed response to the SEC Comments, (iii) include in the Company’s written response to the SEC Comments any input reasonably proposed by Parent and its counsel, and (iv) provide Parent and its counsel a reasonable opportunity to participate in any discussions or meetings with the SEC with respect to the SEC Comments.

Section 6.04. No Solicitation; Other Offers. (a) Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize any of its or their Representatives to, and the Company shall instruct, and cause each applicable Subsidiary, if any, to instruct, each such Representative not to, directly or indirectly, (i) solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal or any inquiries or the making of any proposal that could reasonably be expected to lead to any Acquisition Proposal, (ii) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the non-public business, properties, assets, books or records of the Company or any of its Subsidiaries to, or otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, any Third Party that is seeking to make, or has made, an Acquisition Proposal, (iii) (A) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, (B) approve any transaction under, or any Third Party becoming an “interested stockholder” under, Section 203 of Delaware Law, or (C) amend or grant any waiver or release or approve any transaction or redeem any Company Rights under the Company Rights Agreement except in connection with the transactions contemplated by this Agreement, or (iv) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement or other Contract relating to an Acquisition Proposal. Except as required by the fiduciary duties of the Board of Directors of the Company, neither the Board of Directors of the

Company nor any committee thereof shall fail to make, withdraw or modify in a manner adverse to Parent the Board Recommendation (or recommend an Acquisition Proposal or take any action or make any statement inconsistent with the Board Recommendation) or resolve or agree to take any such action (any of the foregoing, an “Adverse Recommendation Change”). The Company shall, and shall cause its Subsidiaries and its Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such Third Party (or its agents or advisors) in possession of confidential information about the Company and its Subsidiaries that was furnished by or on behalf of the Company to return or destroy all such information.

(b) Notwithstanding anything in this Agreement to the contrary, the Board of Directors of the Company, directly or indirectly through a Representative, may, prior to the Stockholder Approval, (i) engage in negotiations or discussions with any Third Party that, subject to the Company’s compliance with Sections 6.04(a) and 6.04(c), has made a bona fide, unsolicited written Acquisition Proposal that the Board of Directors of the Company reasonably believes, after considering the advice of its outside legal counsel and of a financial advisor of nationally recognized reputation, is reasonably likely to lead to a Superior Proposal, (ii) thereafter furnish to such Third Party non-public information relating to the Company or any of its Subsidiaries pursuant to an executed confidentiality agreement with terms no less favorable to the Company than those contained in the Confidential Disclosure Agreement dated as of July 27, 2006 between the Company and Parent (the “Confidentiality Agreement”) (and containing additional provisions that expressly permit the Company to comply with the terms of this 6.04 (b)) (a copy of which shall be promptly (in all events within 48 hours) provided for informational purposes only to Parent), (iii) following receipt of and on account of such Superior Proposal, make an Adverse Recommendation Change and/or (iv) terminate this Agreement pursuant to and subject to the terms of Section 10.01(d)(ii), and/or (v) take any non-appealable, final action that any court of competent jurisdiction orders the Company to take, but in each case referred to in the foregoing clauses (i) through (iv), only if the Board of Directors of the Company determines in good faith by a majority vote, after the receipt of the advice of outside legal counsel to the Company, that it must take such action to comply with its fiduciary duties under Applicable Law. Nothing contained herein shall prevent the Board of Directors of the Company from complying with Rule 14d-9 and Rule 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal. Any action taken or statement made pursuant to this Section 6.04(b) shall not constitute a breach of the Company’s representations, warranties, covenants or agreements contained in this Agreement.

(c) The Board of Directors of the Company shall not take any of the actions referred to in clauses (i) through (iv) of the preceding subsection unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. The Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company or any of its Subsidiaries (or any of its or their Representatives) of any Acquisition Proposal, any inquiry that would reasonably be expected to lead to an Acquisition Proposal, any request for non-public information relating to the Company or any of its Subsidiaries or for access to the non-public business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party or any other indication that a Third Party is considering making an Acquisition Proposal. The Company shall provide such notice orally and in writing and shall identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal, indication or request. The Company shall keep Parent informed, as promptly as practicable, of the status and terms of any such Acquisition Proposal, indication or request, including the material resolved and unresolved issues related thereto and material amendments or proposed amendments as to price and other material terms thereof. The Company shall promptly provide Parent with (i) any non-public information concerning the Company’s business, present or future performance, financial condition or results of operations provided to any Third Party that was not previously provided to Parent and (ii) copies of all documents and written communications relating to such Acquisition Proposal exchanged between the Company, any of its Subsidiaries or any of its or their Representatives, on the one hand, and the Third Party making a such Acquisition Proposal or any of its Representatives, on the other hand.

Section 6.05. Access to Information. From the date hereof until the Effective Time and subject to the Confidentiality Agreement, the Company shall (i) give to Parent and its Representatives reasonable access during normal business hours to the offices, properties, books, records, Contracts, Governmental Authorizations, documents, directors, officers and employees of the Company and its Subsidiaries, (ii) furnish to Parent and its Representatives such financial and operating data and other information as such Persons may reasonably request (including the work papers of Grant Thornton LLP and KPMG LLP), and (iii) instruct its Representatives to cooperate with each other party in its investigation; provided, however, that the Company may restrict the foregoing access to the extent that (i) any Applicable Law requires the Company to restrict or prohibit access to any such properties or information, (ii) such disclosure would, based on the advice of such party’s counsel, result in a waiver of attorney-client privilege, work product doctrine or any other applicable privilege applicable to such information, (iii) the disclosure of such information to the other party would violate confidentiality obligations owed to a third party and such confidentiality obligations were in effect prior to the execution and delivery of this Agreement, or (iv) such disclosure relates to individual performance or personnel evaluation records, medical histories or other personnel information that in the Company’s good faith opinion could subject the Company or any of its Subsidiaries to liability. Any investigation pursuant to this Section 6.05 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company.

Section 6.06. 401(k) Plans. Effective as of the day immediately preceding the Effective Time, unless otherwise directed in writing by Parent at least ten business days prior to the Effective Time, Company shall take all actions necessary to effect the termination of any and all 401(k) plans sponsored or maintained by Company and shall provide Parent evidence that each of Company’s 401(k) plans has been terminated pursuant to resolutions of the Board of Directors of the Company.

Section 6.07. Product Remediation. From the date hereof until the Effective Time, the Company shall use its commercially reasonable efforts to remediate the Company Software Products in the manner detailed on Section 6.07 of the Company Disclosure Schedule.

ARTICLE 7

COVENANTS OF PARENT

Parent agrees that:

Section 7.01. Obligations of Merger Subsidiary. Parent shall cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.02. Voting of Shares. Parent shall vote any shares of Company Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Stockholder Meeting.

Section 7.03. Director and Officer Liability. (a) Without limiting any additional rights that any Indemnified Person (as defined below) may have pursuant to any employment agreement, indemnification agreement or otherwise, from and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (each an “Indemnified Person”) against all losses, claims, damages, costs, expenses (including attorneys’ and other professionals’ fee and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld, conditioned or delayed) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director or officer of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise or by reason of anything done or not done by such person in any such capacity prior to or at the Effective Time (whether asserted or claimed prior to, at or after the Effective Time) (“Indemnified Liabilities”), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the transactions contemplated hereby, in each case to the fullest extent permitted under Applicable Law (and the Surviving Corporation shall pay expenses in advance of the final disposition of any such claim, action, suit, proceeding or investigation to each Indemnified Person to the fullest extent permitted under Applicable Law).

(b) Parent and the Surviving Corporation shall not amend, repeal or otherwise modify the Certificate of Incorporation or Bylaws of the Surviving Corporation in any manner that would affect adversely the rights thereunder of individuals who at and at any time prior to the Effective Time were directors or officers of the Company or any of its Subsidiaries. Parent shall, and shall cause the Surviving Corporation to, honor any indemnification agreements between the Company and any of its directors, officers or employees.

(c) The Surviving Corporation shall indemnify any Indemnified Person against all reasonable costs and expenses (including attorneys’ fees and expenses), such amounts to be payable in advance upon request as provided in Section 7.03(a), relating to the enforcement of such Indemnified Person’s rights under this Section 7.03 or under any charter, bylaw or contract. If any such Indemnified Person is ultimately determined not to be entitled to indemnification hereunder or thereunder, such Indemnified Person shall reimburse Parent and the Surviving Corporation for all amounts advanced pursuant to this Section 7.03.

(d) For six years after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, maintain officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided that in satisfying its obligation under this Section 7.03(d), neither Parent nor the Surviving Corporation shall be obligated to pay annual premiums in excess of 200% of the amount per annum the Company paid in its last full fiscal year (the “Current Premium”), which amount is set forth in Section 7.03(d) of the Company Disclosure Schedule, and if such premiums for such insurance would at any time exceed 200% of the Current Premium, then the Surviving Corporation shall cause to be maintained policies of insurance that, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to 200% of the Current Premium.

(e) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.03.

(f) The rights of each Indemnified Person under this Section 7.03 shall be in addition to, and not in substitution for, any rights such Indemnified Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, by contract or under any Applicable Law. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person, his heirs and Representatives and may not be terminated or modified in such a manner as to adversely affect in any material respect any Indemnified Party without the consent of such affected Indemnified Party.

Section 7.04. Employee Benefit Matters. (a) For one year after the Effective Time, Parent shall permit all Company employees who become employees of Parent or any Subsidiary of Parent (including the Surviving Corporation and its Subsidiaries) to participate in the benefit programs of Parent or such Subsidiary to substantially the same extent as similarly situated employees of Parent or such Subsidiary.

(b) Parent shall cause the Surviving Corporation and its Subsidiaries to honor and assume all employment, severance and retention agreements as in effect as of the date hereof which are set forth in Section 4.16 of the Company Disclosure Schedule; provided, however, that this Section 7.04 is not intended to prevent Parent or the

Surviving Corporation from exercising its rights with respect to such agreements and all Company Employee Plans in accordance with their terms, including the right to alter, terminate or otherwise amend all such agreements and Company Employee Plans.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 8.01. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of the foregoing, (i)(A) each of Parent and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within 10 Business Days of the date hereof, and (B) each of Parent and the Company shall make an appropriate filing pursuant to applicable Foreign Competition Laws with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten Business Days of the date hereof, and (ii) each of Parent and the Company shall supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or applicable Foreign Competition Laws and take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act or applicable Foreign Competition Laws as soon as practicable.

(c) Each of Parent and the Company shall (i) promptly notify each other party of any written or oral communication to that party or its Affiliates from any Governmental Authority and, subject to Applicable Law, permit each other party to review in advance any proposed written communication to any Governmental Authority, in each case concerning this Agreement or the transactions contemplated hereby; (ii) not agree to participate, or to permit its Affiliates to participate, in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless it consults with each other party in advance and, to the extent permitted by such Governmental Authority, gives each other party the opportunity to attend and participate in such meeting; provided that if the Governmental Authority does not permit such participation by the other parties, or if all parties agree that such joint participation would not be advisable, allow outside counsel for each other party to attend and participate; and (iii) furnish each other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective Representatives, on the one hand, and any Governmental Authority or members of their respective staffs, on the other hand, concerning this Agreement and the transactions contemplated hereby.

(d) Without limiting the generality of the foregoing, the Company shall give Parent the opportunity to participate in the defense of any Proceeding against the Company and/or its directors relating to the transactions contemplated by this Agreement and will obtain the prior written consent of Parent prior to settling or satisfying any such Proceeding.

(e) Notwithstanding anything to the contrary herein, nothing in this Agreement shall require Parent or any of its Subsidiaries to, nor shall the Company or any of its Subsidiaries without the prior written consent of Parent agree or proffer to, divest, hold separate, or enter into any license or similar agreement with respect to, or agree to restrict the ownership or operation of, any business or assets of Parent, the Company or any of their respective Subsidiaries. Notwithstanding anything to the contrary herein, in no event shall Parent or any of its Subsidiaries be obligated to litigate or participate in the litigation of any Proceeding, whether judicial or administrative, brought by any Governmental Authority or appeal any Judgment of a claim brought by a Governmental Authority (i) challenging or seeking to restrain or prohibit the consummation of the Merger or the other transactions contemplated by this Agreement or seeking to obtain from Parent or any of its Subsidiaries any damages in relation therewith, (ii) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by the Company, Parent or any of their respective Affiliates of all or any portion of the business or assets or any product of the Company or its Subsidiaries or Parent or its Subsidiaries or to require any such person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any portion of the business or assets or any product of the Company or its Subsidiaries or Parent or its Subsidiaries, in each case as a result of or in connection with the Merger or any of the other transactions contemplated by this Agreement, (iii) seeking to directly or indirectly impose limitations on the ability of Parent or any of its Affiliates to acquire or hold, or exercise full rights of ownership of, any shares of Company Stock or any shares of common stock of the Surviving Corporation, including the right to vote the Company Stock or the shares of common stock of the Surviving Corporation on all matters properly presented to the stockholders of the Company or the Surviving Corporation, respectively, or (iv) seeking to (A) directly or indirectly prohibit Parent or any of its affiliates from effectively controlling in any respect any of the business or operations of the Company or its Subsidiaries or (B) directly or indirectly prevent the Company or its Subsidiaries from operating any of their business in substantially the same manner as operated by the Company and its Subsidiaries immediately prior to the date of this Agreement.

Section 8.02. Certain Filings. The Company and Parent shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such reasonable actions or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 8.03. Public Announcements. Parent and the Company shall consult with each other before issuing any press release or making any other public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release or make any such other public statement without the consent of the other party, which shall not be unreasonably withheld (provided that there shall be no such requirement for either Parent or the Company to consult with or obtain consent from the other party in connection with any press release or public statement with respect to an Acquisition Proposal or an Adverse Recommendation Change not in violation of this Agreement).

Section 8.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.05. Notice of Certain Events. (a) In connection with the continuing operation of the business of the Company and its Subsidiaries between the date of this Agreement and the Effective Time, subject to Applicable Law, the Company shall consult in good faith on a reasonably regular basis with Parent to report material (individually or in the aggregate) operational developments, the general status of relationships with customers and resellers, the general status of ongoing operations and other matters reasonably requested by Parent pursuant to procedures reasonably requested by Parent; provided that no such consultation shall affect the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

(b) Each party shall promptly notify the other party of:

(i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(iii) any Proceeding commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.12 or Section 5.07, as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement;

(iv) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the conditions set forth in Article 9 not to be satisfied; and

(v) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

(c) The Company shall promptly notify Parent of any notice or other communication from any party to any Material Contract to the effect that such party is terminating or otherwise materially adversely modifying its relationship with Company or any of its Subsidiaries as a result of the transactions contemplated by this Agreement.

Section 8.06. Rule 16b-3. Prior to the Effective Time, the Company may approve, in accordance with the procedures set forth in Rule 16b-3 promulgated under the 1934 Act and certain SEC No-Action Letters, any dispositions of equity securities of the Company (including derivative securities with respect to equity securities of the Company) resulting from the transactions contemplated by this Agreement by each officer or director of the Company who is subject to Section 16 of the 1934 Act with respect to equity securities of the Company.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01. Conditions to the Obligations of Each Party. The obligations of each party hereto to consummate the Merger are subject to the satisfaction, at or prior to the Closing, of the following conditions:

(a) the Stockholder Approval shall have been obtained;

(b) no Applicable Law or Judgment shall prohibit the consummation of the Merger; and

(c) (i) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated and (ii) the approvals under Foreign Competition Laws relating to the Merger for the jurisdictions set forth in Section 9.01(c)(ii) of the Company Disclosure Schedule shall have been obtained or the waiting period under such Foreign Competition Laws shall have expired or been terminated, as applicable.

Section 9.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

(a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing, (ii) the representations and warranties of the Company contained in Sections 4.01, 4.02, 4.04(i), 4.04(ii) and 4.24 shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be accurate in all material respects as of such earlier date), (iii) all other representations made by the Company pursuant to Article 4, disregarding any materiality or Company Material Adverse Effect qualifications contained in such representations, shall be accurate in all respects as of the Closing Date as if made at and as of the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be accurate in all respects as of such earlier date); provided, however, that the condition set forth in this Section 9.02(a)(iii) shall be deemed to have been satisfied unless the individual or aggregate impact of all inaccuracies of such representations and warranties would reasonably be expected to have a Company Material Adverse Effect; provided further that, that in determining whether a Company Material Adverse Effect would result, any inaccuracies in the representations set forth in Sections 4.04(iii) and 4.04(iv) that would cause an adverse effect otherwise excluded by clause (i) of the definition of Company Material Adverse Effect shall be taken into account, and (iv) Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect;

(b) there shall not have been instituted or pending any Proceeding by any Governmental Authority that is continuing as of the Effective Time that (i) seeks to (A) make illegal, delay materially or otherwise directly or indirectly restrain or prohibit the consummation of the Merger, (B) restrain or prohibit Parent’s ownership or operation (or that of its respective Subsidiaries or Affiliates) of all or any portion of the business or assets of the Company or any of its Subsidiaries or, in connection with this Agreement, Parent or any of its Subsidiaries or (C) compel Parent or any of its Subsidiaries or Affiliates to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any portion of the business or assets or any product of the Company or its Subsidiaries or, in connection with this Agreement, Parent or its Subsidiaries, or (ii) is otherwise, in the reasonable judgment of Parent, likely to (A) cause a Company Material Adverse Effect or (B) (in the case of a Proceeding in connection with this Agreement) have a material adverse effect on the business, assets, condition (financial or otherwise) or operations of the Parent and its Subsidiaries, taken as a whole;

(c) there shall not have been any action taken, or any Applicable Law proposed, enacted, enforced, promulgated, issued or deemed applicable to the Merger, in each case by any Governmental Authority, other than the application of the waiting period provisions of the HSR Act or of any Foreign Competition Laws and the matters set forth in Section 9.01(c) of the Company Disclosure Schedule, that, in the reasonable judgment of Parent, is likely, directly or indirectly, to result in any of the consequences referred to in Section 9.02(b); and

(d) (i) since the date of this Agreement, there shall not have occurred and be continuing as of the Effective Time any event, occurrence or development of a set of circumstances which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect and (ii) Parent shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect; and

(e) the Company shall have delivered a certification dated not more than 30 days prior to the Effective Time and signed by the Company to the effect that the Company is not, nor has it been within 5 years of the date of the certification, a “United States real property holding corporation” as defined in Section 897 of the Code

Section 9.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions: (a) each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (b) the representations and warranties of Parent contained in this Agreement and in any certificate or other writing delivered by Parent pursuant hereto (i) that are qualified by materiality shall be true in all respects at and as of the Effective Time as if made at and as of such time (other than such representations or warranties that address matters only as of a certain date, which shall be true in all respects as of such date), and (ii) that are not qualified by materiality shall be true in all material respects at and as of the Effective Time as if made at and as of such time (other than such representations or warranties that address matters only as of a certain date, which shall be true in all material respects as of such date), and (c) the Company shall have received a certificate signed by an authorized signatory of Parent to the foregoing effect.

ARTICLE 10

TERMINATION

Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing (except as set forth in clause (d)(ii) below) notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Merger has not been consummated on or before April 23, 2007 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by the End Date;

(ii) there shall be any Applicable Law or Judgment that shall have become final and non-appealable that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) enjoins the Company or Parent from consummating the Merger;

(iii) the stockholders of the Company shall have voted on the adoption of this Agreement at the Stockholder Meeting (including any adjournment or postponement thereof), but the Stockholder Approval shall not have been obtained; or

(iv) a Third Party acquires beneficial ownership (as defined in Rule 13d-3 under the 1934 Act) of more than 50% of the outstanding Company Stock;

(c) by Parent, if:

(i) an Adverse Recommendation Change shall have occurred as permitted by Section 6.04, or if the Company does not confirm the Board Recommendation within two Business Days of a request from Parent to do so;

(ii) the Company shall have entered into, or publicly announced its intention to enter into, a definitive agreement or an agreement in principle with respect to a Superior Proposal;

(iii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that (A) would cause the condition set forth in Section 9.02(a) not to be satisfied and (B) is incapable of being cured by the Company or, if capable of being cured by the Company, the Company does not cure such breach or failure within 21 days after its receipt of written notice thereof from Parent; or

(iv) the Company or any of its Representatives shall have willfully and materially breached any of its obligations under Section 6.04; or

(d) by the Company, if :

(i) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent set forth in this Agreement shall have occurred that (A) would cause the condition set forth in Section 9.03 not to be satisfied, and (B) is incapable of being cured by Parent or, if capable of being cured by the Parent, Parent does not cure such breach or failure within 21 days after its receipt of written notice thereof from the Company; or

(ii) prior to the Stockholder Approval, if the Board of Directors of the Company authorizes the Company, subject to complying with Section 6.04, to accept, or to enter into a written agreement for a transaction constituting a Superior Proposal; provided that the Company shall have paid any amounts due pursuant to Section 11.04 in accordance with the terms specified therein concurrently with such termination; provided, further, that (A) the Company notifies Parent, in writing and at least three Business Days prior to such termination, of its intention to terminate this Agreement to accept (or to enter into a binding written agreement concerning an Acquisition Proposal that constitutes) a Superior Proposal, attaching the most current and complete version of such agreement and all exhibits and other attachments thereto and (B) Parent does not make prior to such termination a binding, unconditional offer that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable to the stockholders of the Company as such Superior Proposal, it being understood that the Company shall not enter into any such binding agreement during such three Business Day period;

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to each other party hereto.

Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to each other party hereto; provided, that if such termination shall result from a willful breach of this Agreement, such party shall be fully liable for any and all liabilities and damages incurred or suffered by any other party as a result of such breach. The provisions of this Section 10.02 and Sections 11.04, 11.06(b), 11.07, 11.08 and 11.09 shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent, to:

Oracle Systems Corporation

500 Oracle Parkway

Redwood City, CA 94065

Attention: Daniel Cooperman

Facsimile No.: (650) 633-1813

with a copy to:

Davis Polk & Wardwell

1600 El Camino Real

Menlo Park, California 94025

Attention: William M. Kelly

Facsimile No.: (650) 752-3603

Attention: William H. Aaronson

Facsimile No.: (650) 752-3609

if to the Company, to:

MetaSolv, Inc.

5556 Tennyson Parkway

Plano, TX 75024

Attention: Jonathan Hustis

Facsimile No.: (972) 402-8925

with a copy to:

Vinson & Elkins LLP

Trammell Crow Center

2001 Ross Avenue, Suite 3700

Dallas, TX 75201-2975

Attention: Jeffrey A. Chapman

Facsimile No.: (214) 999-7797

Attention: Robert B. Little

Facsimile No.: (214) 999-7931

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to each other party hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02. Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

Section 11.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that without the further approval of the Company’s stockholders, no such amendment or waiver shall be made or given after the Stockholder Approval that requires the approval of the stockholders of the Company under Delaware Law unless the required further approval is obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04. Expenses. (a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) If this Agreement is terminated pursuant to Section 10.01(b)(iv), 10.01(c)(i) (but only in the event that there is a pending Acquisition Proposal), Section 10.01(c)(ii), 10.01(c)(iv) or 10.01(d)(ii), the Company shall pay to Parent (by wire transfer of immediately available funds) a fee in an amount equal to $8,212,500, with such fee to be payable concurrently with any such termination by the Company and within one Business Day after any such termination by Parent.

(c) If this Agreement is terminated pursuant to Section 10.01(b)(iii) and(A) prior to the Stockholder Meeting, an Acquisition Proposal shall have been made and (B) within 12 months following the date of such termination the Company shall have entered into a definitive agreement with respect to, recommended to its stockholders, or consummated, an Acquisition Proposal, then the Company shall pay to Parent (by wire transfer of immediately available funds), within one Business day of entering into such definitive agreement, making such recommendation, or consummating such transaction, a fee in an amount equal to $8,212,500.

(d) The Company acknowledges that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement. Accordingly, if the Company fails to pay any amount due to Parent pursuant to this Section 11.04, when due, the Company shall pay the costs and expenses (including legal fees and expenses) in connection with any action taken to collect payment (including the prosecution of any lawsuit or other legal action), together with interest on the unpaid amount at the publicly announced prime rate of Citibank, N.A. in New York City from the date such amount was first payable to the date it is paid.

Section 11.05. Disclosure Schedule References. The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants or conditions, as applicable) of the Company that are contained in the corresponding Section of this Agreement, and (b) any other representations and warranties of the Company that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent on its face. The inclusion of any information in the Company Disclosure Schedule shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Schedule, that such information is required to be listed in the Company Disclosure Schedule or that such items are material to the Company. The headings, if any, of the individual sections of the Company Disclosure Schedule are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement.

Section 11.06. Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 7.03, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 7.03, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns; provided, however, that from and after the Effective Time, the stockholders of the Company and holders of Company Restricted Stock Units shall be third party beneficiaries of Article 2 of this Agreement and shall have the right to enforce such provisions, including the right to seek and recover any and all damages that the stockholders of the Company and holders of Company Restricted Stock Units may incur or suffer as a result of a breach of such provisions.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of their Affiliates at any time; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of any of its obligations hereunder. Any assignment in violation of the foregoing shall be null and void.

Section 11.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State.

Section 11.08. Jurisdiction. The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.09. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.11. Entire Agreement. This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to their subject matter.

Section 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

Section 11.14. No Other Representations or Warranties. (a) Each of Parent and Merger Subsidiary agrees that, except for the representations and warranties made by the Company in Article 4, the Company has not made and shall not be deemed to have made to Parent, Merger Subsidiary or any of their representatives or Affiliates, and neither Parent, Merger Subsidiary nor any of their representatives or Affiliates have relied upon, any representation or warranty of any kind. Without limiting the generality of the foregoing, except to the extent covered by a representation or warranty made by the Company and contained in Article 4, each of Parent and Merger Subsidiary agrees that neither the Company, any holder of the Company’s securities nor any of their respective Affiliates or representatives, makes or has made any representation or warranty to Parent, Merger Subsidiary or any of their representatives or Affiliates with respect to:

(i) any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent, Merger Subsidiary or their respective representatives or Affiliates; or

(ii) any other information, statement or documents heretofore or hereafter delivered to or made available to Parent, Merger Subsidiary or their respective representatives or Affiliates, including the information in the on-line data room, with respect to the Company or any of its Subsidiaries or the business, operations or affairs of the Company or any of its Subsidiaries.

(b) The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Schedule is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

METASOLV, INC.

By:	/s/ T. CURTIS HOLMES, JR.
Name:	T. Curtis Holmes, Jr.
Title:	President and Chief Executive Officer

ORACLE SYSTEMS CORPORATION

By:	/s/ DANIEL COOPERMAN
Name:	Daniel Cooperman
Title:	General Counsel, Senior Vice President and Secretary

MARINE ACQUISITION CORPORATION

By:	/s/ DANIEL COOPERMAN
Name:	Daniel Cooperman
Title:	President & Chief Executive Officer

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 (this “Amendment”) dated as of November 6, 2006 by and among MetaSolv, Inc., a Delaware corporation (the “Company”), Oracle Systems Corporation, a Delaware corporation (“Parent”), and Marine Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”), amends certain provisions of the Agreement and Plan of Merger dated as of October 23, 2006 by and among the Company, Parent and Merger Subsidiary (the “Merger Agreement”). Any capitalized term that is used but not otherwise defined in this Amendment shall have the meaning given to that term in the Merger Agreement.

RECITALS

WHEREAS, the parties to the Merger Agreement desire to amend the Merger Agreement as set forth in this Amendment; and

WHEREAS, the parties hereto have duly authorized and approved this Amendment.

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Amendment and the Merger Agreement, as applicable, the parties hereto hereby agree as follows:

SECTION 1. Company Stock Options and Restricted Stock Awards.

(a) Section 2.06(a) of the Merger Agreement is hereby restated in its entirety as follows:

As of the Effective Time, each option to purchase shares of Company Stock (each, a “Company Stock Option”) outstanding under any stock option or equity compensation plan or agreement (the “Company Stock Plans”) that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall be assumed by Parent and converted automatically at the Effective Time into an option to acquire Parent Stock in accordance with the terms and conditions of the applicable Company Stock Plan and option agreement by which it is evidenced (including any accelerated vesting provisions therein) except that (i) the number of shares of Parent Stock subject to each such option shall be determined by multiplying the number of shares of Company Stock subject to such Company Option immediately prior to the Effective Time by a fraction (the “Option Exchange Ratio”), the numerator of which is the per share Merger Consideration and the denominator of which is the average closing price of Parent Stock on Nasdaq over the five trading days immediately preceding (but not including) the date on which the Effective Time occurs (rounded down to the nearest whole share) and (ii) the exercise price per share of Parent Stock (rounded up to the nearest whole cent) shall equal (x) the per share exercise price for the shares of Company Stock otherwise purchasable pursuant to such Company Stock Option immediately prior to the Effective Time divided by (y) the Option Exchange Ratio; provided, however that in no case shall the Company Stock Option exchange be performed in a manner that is not in compliance with the adjustment requirements of Section 424 of the Code. In case the adjustment would violate the requirements of Section 424 of the Code, the number of shares of Parent Stock related to such Company Stock Option not so properly adjusted shall be reduced to award the holder of the Company Stock Option a substitute option that relates to the greatest number of shares of Parent Stock permissible pursuant to the adjustment limitations of Section 424 of the Code.

SECTION 2. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State.

SECTION 3. Counterparts; Effectiveness. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Amendment shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

SECTION 4. Amendment. This Amendment may not be altered, amended or supplemented except by an agreement in writing signed by each of the parties hereto.

SECTION 5. Merger Agreement. Except as amended by this Amendment, the Merger Agreement shall remain in full force and effect.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

METASOLV, INC.

By:	/s/ JONATHAN K. HUSTIS
Name:	Jonathan K. Hustis
Title:	Executive Vice President — Legal, General Counsel and Secretary

ORACLE SYSTEMS CORPORATION

By:	/s/ DANIEL COOPERMAN
Name:	Daniel Cooperman
Title:	General Counsel, Senior Vice President and Secretary

MARINE ACQUISITION CORPORATION

By:	/s/ DANIEL COOPERMAN
Name:	Daniel Cooperman
Title:	President & Chief Executive Officer

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO MERGER AGREEMENT]

Annex B

[LETTERHEAD OF RAYMOND JAMES & ASSOCIATES, INC.]

October 22, 2006

Board of Directors

MetaSolv, Inc.

5556 Tennyson Parkway

Plano, TX 75024

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding common stock, par value $0.005 (the “Common Stock”) of MetaSolv, Inc. (the “Company”) of the consideration to be received by such holders (the “Stockholders”) in connection with the proposed merger (“the Merger”) of the Company with Marine Acquisition Corporation (the “Acquisition Sub”), a wholly-owned subsidiary of Oracle Systems Corporation (the “Buyer”), pursuant and subject to the Agreement and Plan of Merger among the Company, the Buyer, and the Acquisition Sub dated as of October 22, 2006 (the “Agreement”). Under and subject to the terms of the Agreement, the consideration to be paid to the Shareholders in exchange for all the outstanding Common Stock of the Company will be $4.10 per share in cash without interest.

In connection with our review of the proposed Merger and the preparation of our opinion herein, we have, among other things:

1.	reviewed the financial terms and conditions as stated in the Agreement;

2.	reviewed the audited financial statements of the Company as of and for the years ended December 31, 2003, 2004, and 2005, and the unaudited financial statements for the periods ended March 31, 2006, June 30, 2006, and September 30, 2006;

3.	reviewed the Company’s annual reports filed on Form 10-K for the years ended December 31, 2003, 2004, and 2005;

4.	reviewed the Company’s quarterly reports filed on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006;

5.	reviewed other Company financial and operating information requested from and/or provided by the Company;

6.	reviewed certain other publicly available information on the Company; and

7.	discussed with members of senior management of the Company certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry.

We have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company or any other party, and we have undertaken no duty or responsibility to verify independently any of such information. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have assumed, with your consent, that such forecasts and other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management, and we have relied upon each party to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. We have also assumed that the final terms of the Agreement will not differ, in any material respect, from the draft of the Agreement dated October 22, 2006 that we reviewed.

Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of October 22, 2006 and any material change in such circumstances and conditions would require a reevaluation of this opinion, which we are under no obligation to undertake.

B-1

We express no opinion as to the underlying business decision to effect the Merger, the structure or tax consequences of the Agreement or the availability or advisability of any alternatives to the Merger. We did not structure the Merger or negotiate the final terms of the Merger. Our opinion is limited to the fairness, from a financial point of view, of the Merger to the Stockholders. We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate the Merger.

In conducting our investigation and analyses and in arriving at our opinion expressed herein, we have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant, including the review of (i) historical and projected revenues, earnings before interest, taxes, depreciation and amortization (commonly referred to as “EBITDA”), net income and capitalization of the Company and certain other publicly held companies in businesses we believe to be comparable to the Company; (ii) the current and projected financial position and results of operations of the Company; (iii) the historical market prices and trading activity of the Common Stock of the Company; (iv) financial and operating information concerning selected business combinations which we deemed comparable to the Merger in whole or in part; and (v) the general condition of the securities markets.

In arriving at this opinion, Raymond James & Associates, Inc. (“Raymond James”) did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

Raymond James is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. Raymond James will receive a fee upon the delivery of this opinion. Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Merger and will also receive an additional fee for such services, which fee is larger than the fee for the fairness opinion and is contingent upon consummation of the Merger. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business, Raymond James may trade in the securities of the Company or the Buyer for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. On October 26, 2005, Raymond James served as placement agent on a private placement of the Company’s securities.

It is understood that this letter is for the information of the Board of Directors of the Company in evaluating the proposed Merger and does not constitute a recommendation to any Stockholder regarding how said Stockholder should vote on the proposed Merger. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such party. This opinion is not to be quoted or referred to, in whole or in part, without our prior written consent, which will not be unreasonably withheld.

Based upon and subject to the foregoing, it is our opinion that, as of October 22, 2006, the consideration to be received by the Stockholders pursuant to the Agreement is fair, from a financial point of view, to the Stockholders.

Very truly yours,

/s/ Raymond James & Associates, Inc.

RAYMOND JAMES & ASSOCIATES, INC.

B-2

Annex C

DELAWARE GENERAL CORPORATION LAW

§ 262: Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to § § 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

REVOCABLE PROXY

METASOLV, INC.

Proxy Solicited on Behalf of the Board of Directors of

MetaSolv, Inc. for the Special Meeting to be held on December 15, 2006

The undersigned hereby constitutes and appoints each of T. Curtis Holmes, Jr., Glenn A. Etherington and Jonathan K. Hustis, his or her true and lawful agents and proxies, with full power of substitution in each, to represent the undersigned, with all the powers which the undersigned would possess if personally present, and to vote the common stock of MetaSolv, Inc. held of record by the undersigned on the record date at the special meeting of stockholders of MetaSolv, Inc. to be held at the headquarters of MetaSolv, Inc., located at 5556 Tennyson Parkway, Plano, Texas 75024 on December 15, 2006, at 10:00 a.m., local time, and at any adjournment or postponement thereof on all matters coming before said meeting. The undersigned hereby revokes all proxies previously given by the undersigned with respect to the shares covered hereby.

You are encouraged to specify your vote by marking the appropriate box ON THE REVERSE SIDE but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation, which is FOR Proposal 1. The proxies cannot vote your shares unless you sign and return this card or vote by telephone or over the Internet. Any proxy may be revoked in writing at any time prior to the voting thereof.

Any Proxy, when properly granted, will be voted in the manner directed. If no direction is made, your Proxy will be voted in accordance with the recommendations of the Board of Directors. If other business is properly presented at the special meeting, including a motion to adjourn the special meeting for the purpose of soliciting additional proxies, this proxy, if properly executed, will be voted by those named in this proxy at their discretion; provided, however, that a proxy voted AGAINST the adoption of the Agreement and Plan of Merger will not be voted in favor of an adjournment for the purpose of soliciting additional proxies.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù

Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1.

PROPOSAL 1. To adopt the Agreement and Plan of Merger, dated as of October 23, 2006, by and among Oracle Systems Corporation (“Parent”), Marine Acquisition Corporation, a direct wholly-owned subsidiary of Parent, and MetaSolv, Inc., as amended, as more fully described in the Proxy Statement relating thereto.	FOR ☐	AGAINST ☐	ABSTAIN ☐

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

I PLAN TO ATTEND THE MEETING ☐

Signature:

Signature:

Date:

Please sign this Proxy exactly as your name appears on this card. Joint owners should each sign personally. If you are signing as a representative of the named stockholder (e.g., as a trustee, corporate officer or other agent on behalf of a trust, corporation or other entity) you should indicate your title or the capacity in which you sign.

Ù FOLD AND DETACH HERE Ù

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the special meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/mslv		TELEPHONE 1-866-540-5760
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site .	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.